UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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    PRIMERICA, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 5, 2016

To our fellow stockholders:

Fiscal 2015 was a year of significant accomplishment for Primerica. Our Board of Directors continues to work to create stockholder value and achieve success through effective business strategies, performance-aligned compensation programs, and thoughtful risk management. We remain committed to serving middle-income households throughout the United States and Canada, and have created a culture that aligns the needs of our clients, our sales force and our employees. Although this letter highlights a few of the Company’s accomplishments, we strongly encourage you to review the entire proxy statement for a more comprehensive discussion of our achievements in fiscal 2015.

Financial Accomplishments

We are proud of the results that we delivered in fiscal 2015, including:

•	Growth in diluted operating income per share of 12.0% compared to fiscal 2014;

•	Net operating income return on adjusted stockholders’ equity (ROAE) of 16.9%;

•	Return to stockholders in the form of $200 million in share repurchases; and

•	Increase in annual stockholder dividends to $0.64 per share.

In addition, our five-year total stockholder return, including dividends, was 104.6%.

Distribution Accomplishments

We experienced our strongest year of distribution growth since becoming a public company in 2010, including that:

•	Life-licensed sales representatives increased 8.5% to 106,710 at December 31, 2015;

•	Recruiting of new representatives increased 19.8% to 228,115 compared to 190,439 in fiscal 2014;

•	New life insurance licenses increased 17.1% to 39,632 compared to 33,832 in fiscal 2014;

•	Issued term life insurance policies increased 17.7% to 260,059 compared to 220,984 in fiscal 2014;

•	Term life insurance claims paid to policy beneficiaries of $1.2 billion;

•	The size of our mutual fund licensed sales force increased 4.7% to 23,660 compared to 22,600 in fiscal 2014; and

•	Investment and Savings Product sales in fiscal 2015 increased 3.1% despite market volatility.

Chief Executive Officer Transition

In fiscal 2015, the Company elected Mr. Glenn J. Williams as our new Chief Executive Officer; he took the role from our former Co-Chief Executive Officers who had served since 1999. Mr. G. Williams was our former President and he has been with the Company since 1981. We were pleased that the transition was seamless and was well-received by all constituents.

Continued Alignment of Compensation and Performance

Our compensation philosophy includes a strong commitment to provide compensation programs that link executive pay to company and personal performance. Our Board of Directors spent significant time and resources in 2015 to discuss and review our executive compensation program with independent experts in our continuing effort to achieve an appropriate alignment of compensation with performance.

Leading Corporate Governance Practices

Complementing our financial and distribution performance is our company’s commitment to corporate governance, including:

•	The implementation in early 2016 of majority voting for directors in uncontested elections;

•	Annual election of directors;

•	A significant percentage of diversity among our directors;

•	An independent Lead Director complemented by a non-executive Chairman of the Board; and

•	Annual outreach to stockholders that own in the aggregate in excess of 72% of our outstanding common stock.

We strongly encourage all of our stockholders to convey their views and vote promptly. We look forward to seeing you at the Annual Meeting. If you cannot attend in person, then you may listen to a live webcast of the Annual Meeting at our investor relations website, http://investors.primerica.com. On behalf of our management and directors, we want to thank you for your continued support of, and confidence in, our company.

Sincerely,

D. RICHARD WILLIAMS	GLENN J. WILLIAMS
Non-Executive Chairman of the Board	Chief Executive Officer

NOTICE OF 2016 ANNUAL MEETING OF STOCKHOLDERS

Date and Time	May 20, 2016, at 10:00 a.m., local time

Place	The Primerica Theater located in Primerica’s home office, One Primerica Parkway, Duluth, Georgia 30099

Items of Business	•	To elect the eleven directors nominated by our Board of Directors and named in the accompanying Proxy Statement (Proposal 1);

•	To re-approve the material terms of performance-based compensation under the Amended and Restated Primerica, Inc. 2010 Omnibus Incentive Plan (Proposal 2);

•	To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2016 (Proposal 3); and

•	To transact such other business as may properly come before the Annual Meeting and any adjournments thereof.

Record Date	March 23, 2016. Only stockholders of record at the close of business on the record date are entitled to receive notice of, and to vote at, the Annual Meeting.

Proxy Voting	Please vote your shares at your earliest convenience. This will ensure the presence of a quorum at the Annual Meeting. Promptly voting your shares will save the expense and extra work of additional solicitation.

E-Proxy Process	We are taking advantage of the Securities and Exchange Commission rules allowing companies to furnish proxy materials to stockholders over the Internet. We believe that this “e-proxy” process expedites your receipt of proxy materials, while also lowering the costs and reducing the environmental impact of the Annual Meeting.

On or about April 5, 2016, we will mail a Notice of Internet Availability of Proxy Materials to stockholders of our common stock as of March 23, 2016, other than those stockholders who previously requested electronic or paper delivery of communications from us. Please refer to the Notice of Internet Availability of Proxy Materials, proxy materials e-mail or proxy card you received for information on how to vote your shares and to ensure that your shares will be represented and voted at the Annual Meeting even if you cannot attend in person.

Important Notice Regarding the Availability of Proxy Materials for the 2016 Annual Meeting of Stockholders to be Held on May 20, 2016. The Proxy Statement and the Annual Stockholders Report are available free of charge at www.proxyvote.com.

By Order of Our Board of Directors,

STACEY K. GEER

Corporate Secretary

Duluth, Georgia

April 5, 2016

PROXY SUMMARY	ii
2016 Annual Meeting of Stockholders	ii
Voting Matters and Voting Recommendations	ii
Executive Compensation Matters	ii
How to Cast Your Vote	iv

MATTERS TO BE VOTED ON	1
Proposal 1: Election of Eleven Directors	1
Proposal 2: Re-approval of the Material Terms of Performance-Based Compensation Under the Amended and Restated Primerica, Inc. 2010 Omnibus Incentive Plan	2
Proposal 3: Ratification of the Appointment of KPMG LLP as Our Independent Registered Public Accounting Firm	10

GOVERNANCE	11
Board Structure	12
Director Independence	13
Board Diversity	15
Director Nomination Process	15
Board Evaluation Process	16
Board’s Role in Risk Oversight	16
Communicating with Our Board of Directors	17
Stockholder Engagement	18
Role of Compensation Consultant	18
Code of Conduct	18

BOARD OF DIRECTORS	19
Board Members	19
Director Qualifications	30
Board Meetings	30
Board Committees	30
Director Compensation	32
Other Director Matters	34

EXECUTIVE COMPENSATION	35
Compensation Committee Report	35
Compensation Discussion and Analysis (“CD&A”)	35
Compensation Committee Interlocks and Insider Participation	52
Compensation Tables	53
Potential Payments and Other Benefits Upon Termination or Change of Control	62
Employment Agreements with Executive Team Members	64
Transition Agreements with Former Co-Chief Executive Officers	68

AUDIT MATTERS	69
Audit Committee Report	69
Fees and Services of KPMG	71

STOCK OWNERSHIP	72
Ownership of Our Common Stock	72
Section 16(a) Beneficial Ownership Reporting Compliance	76

RELATED PARTY TRANSACTIONS	77
Policies and Procedures Governing Related Party Transactions	77
Transactions with Citigroup	77

INFORMATION ABOUT VOTING AND THE ANNUAL MEETING	78

OTHER STOCKHOLDER INFORMATION	84
Other Business for Presentation at the Annual Meeting	84
Other Information	84
Stockholder Proposals for Inclusion in Our 2017 Proxy Statement	84
Procedures for Business Matters and Director Nominations for Consideration at the 2017 Annual Meeting of Stockholders	84

Annex A – RECONCILIATION OF GAAP AND NON-GAAP FINANCIAL MEASURES	A-1

Location for the 2016 Annual Meeting of Stockholders	Back Cover

Primerica 2016 Proxy Statement	i

PROXY SUMMARY

This summary highlights information contained elsewhere in this Proxy Statement. This summary does not contain all of the information you should consider, and you should read the entire Proxy Statement carefully before voting.

2016 Annual Meeting of Stockholders (including any adjournments or postponements thereof, the “Annual Meeting”)

➤ Date and Time	May 20, 2016, at 10:00 a.m., local time

➤ Place	The Primerica Theater located in Primerica’s home office, One Primerica Parkway, Duluth, Georgia 30099

➤ Record Date	March 23, 2016 (the “record date”)

➤ Voting	Stockholders as of the record date are entitled to vote. Each share of our common stock is entitled to one vote for each director nominee and one vote for each of the other proposals to be voted on.

➤ Admission	Attendance at the Annual Meeting will be limited to stockholders of Primerica as of the record date or their authorized representatives.

On or about April 5, 2016, we will mail a Notice of Internet Availability of Proxy Materials to stockholders of our common stock as of the record date, other than those stockholders who previously requested electronic or paper delivery of communications from us.

Voting Matters and Voting Recommendations

See “Matters to be Voted On” beginning on page 1 for more information.

Proposal	Board Vote Recommendation
1. Election of eleven directors	“FOR” each director nominee
2. Re-approval of the material terms of performance-based compensation under the Amended and Restated Primerica, Inc. 2010 Omnibus Incentive Plan (the “Plan”)	“FOR”
3. Ratification of the appointment of KPMG LLP (“KPMG”) as our independent registered public accounting firm for the year ending December 31, 2016 (“fiscal 2016”)	“FOR”

Executive Compensation Matters

See “Executive Compensation” beginning on page 35 for more information.

During the year ended December 31, 2015 (“fiscal 2015”), Primerica, Inc. (the “Company”) underwent a leadership transition. In January 2015, we announced that after 15 years as Co-Chief Executive Officers,

ii	Freedom Lives Here™

PROXY SUMMARY

Messrs. D. Richard Williams and John A. Addison, Jr. would step down from that position on April 1, 2015. We also announced that effective April 1, 2015 Mr. Glenn J. Williams, then our President, would be promoted to Chief Executive Officer, and Mr. Peter W. Schneider, then our Executive Vice President and General Counsel, would be promoted to President. Effective April 1, 2015, Mr. R. Williams was appointed non-executive Chairman of the Board and Mr. Addison was appointed non-executive Chairman of Primerica Distribution, and both continued to serve as members of our Board of Directors (the “Board” or our “Board of Directors”). As described in this proxy statement, these actions impacted fiscal 2015 executive compensation.

The Compensation Committee (the “Compensation Committee”) of our Board of Directors structured our executive compensation program to pay for performance and, over the long term, to provide compensation to our executive officers that is market competitive. Further, it is structured so that a meaningful percentage of compensation is tied to the achievement of challenging levels of corporate and personal performance objectives. The Compensation Committee was pleased with management’s achievements and the Company’s performance in fiscal 2015, particularly the following:

•	Operating revenues and net operating income in fiscal 2015 improved 5.1% and 4.5%, respectively, compared with the year ended December 31, 2014 (“fiscal 2014”);

•	Net operating income return on adjusted stockholders equity (“ROAE”) improved to 16.9% for fiscal 2015 compared with 15.3% for fiscal 2014; and

•	The size of our life-licensed sales force increased 8.5% to 106,710 at December 31, 2015 compared with 98,358 at December 31, 2014.

Set forth below is a brief description of our fiscal 2015 executive compensation program.

•	Compensation for our executive officers includes base salary, annual cash incentive awards and long-term equity awards.

•

Each of our Executive Team members (identified in “Executive Compensation — Compensation Discussion and Analysis (“CD&A”)) has a maximum permissible award that is equal to a designated percentage of operating income before income taxes.

•	The Compensation Committee set cash and equity award targets for each Executive Team member at the beginning of 2015.

•

Annual cash incentive awards were earned based on the Company’s achievement of pre-determined performance goals related to operating revenue, net operating income, ROAE and size of life-licensed sales force at year end. As a result of these metrics, our Executive Team members received a corporate performance award equal to 121.9% of the target award.

•

Long-term equity awards granted to our Executive Team members consisted of restricted stock units (“RSUs”), non-qualified stock options and, for the first time, performance stock units (“PSUs”). These awards were based on personal and team performance. The RSUs and stock options vest in equal installments over three years. The PSUs will be earned based on the Company’s ROAE over a three year performance period commencing January 1, 2016 and the executives will receive between 0% and 150% of the awarded shares in early 2019;

•

Based on the achievement of personal performance objectives, the Compensation Committee determined to pay each of our Executive Team members 120% of his or her target equity award. Mr. William A. Kelly, who appears in this proxy statement for the first time as a named executive officer, received a payout equal to 120% based on his personal performance and also received a discretionary bonus described under the heading “Executive Compensation — Fiscal 2015 Executive Compensation”; and

Primerica 2016 Proxy Statement	iii

PROXY SUMMARY

•	Each of our Executive Team members has an employment agreement that provides severance upon a termination of employment without cause or a resignation for good reason.

How to Cast Your Vote

See “Information About Voting and the Annual Meeting — How Do l Vote?” on page 80 for more information.

Stockholders of record can vote by any of the following methods:

•	Over the Internet at the web address noted in the Notice of Internet Availability of Proxy Materials, proxy materials e-mail or proxy card that you received;

•	By telephone through the number noted on your proxy card (if you received a proxy card);

•	By signing and dating your proxy card (if you received a proxy card) and mailing it in the prepaid and addressed envelope enclosed therewith; or

•	By attending the Annual Meeting and voting in person.

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MATTERS TO BE VOTED ON

Proposal 1:

Election of Eleven Directors

See “Board of Directors” beginning on page 19 for more information.

We ask that our stockholders elect the eleven director nominees named below to our Board of Directors to serve a one-year term commencing at the Annual Meeting. Our Board of Directors implemented majority voting in uncontested elections in early 2016. As a result, each director will be elected by a majority of the votes cast, meaning that each director nominee must receive a greater number of shares voted “for” such director than the shares voted “against” such director. If an incumbent director does not receive a greater number of shares voted “for” such director than shares voted “against” such director, then such director must tender his or her resignation to the Board. In that situation, the Corporate Governance Committee of the Board (the “Corporate Governance Committee”) would make a recommendation to the Board about whether to accept or reject the resignation, or whether to take other action. Within 90 days from the date the election results are certified, the Board will act on the Corporate Governance Committee’s recommendation and will publicly disclose its decision and rationale behind it. In a contested election – a circumstance we do not anticipate at the Annual Meeting – director nominees are elected by a plurality vote. Any shares that are not voted (whether by abstention or otherwise) will have no impact on the outcome of the vote. The following table provides summary information about each director nominee, all of whom currently serve on our Board.

Name	Age	Occupation	Independent	Date Joined Our Board
John A. Addison, Jr.	58	Non-Executive Chairman of Primerica Distribution	No	October 2009
Joel M. Babbit	62	Co-Founder and Chief Executive Officer, Narrative Content Group, LLC	Yes	August 2011
P. George Benson	69	Former President, The College of Charleston	Yes	April 2010
Gary L. Crittenden	62	Managing Partner and Chairman, HGGC, LLC	Yes	July 2013
Cynthia N. Day	50	President and Chief Executive Officer, Citizens Bancshares Corporation	Yes	January 2014
Mark Mason	46	Chief Financial Officer, Institutional Clients Group, Citigroup Inc.	Yes	March 2010
Robert F. McCullough	73	Private Investor	Yes	March 2010
Beatriz R. Perez	46	Chief Sustainability Officer, The Coca-Cola Company	Yes	May 2014
D. Richard Williams	59	Non-Executive Chairman of the Board	No	October 2009
Glenn J. Williams	56	Chief Executive Officer	No	April 2015
Barbara A. Yastine	56	Co-Chief Executive Officer, Lebenthal Holdings	Yes	December 2010

Primerica 2016 Proxy Statement	1

MATTERS TO BE VOTED ON

Each director nominee attended at least 75% of the aggregate of all meetings of our Board of Directors and each committee of which he or she was a member during fiscal 2015.

Effective April 1, 2015, our Board of Directors elected Mr. G. Williams to our Board of Directors and promoted him to Chief Executive Officer (“Chief Executive Officer” or “CEO”). The remaining ten directors have served at least since the 2014 Annual Meeting of Stockholders. Unless otherwise instructed, the members of the Proxy Committee (as defined in “Information About Voting and the Annual Meeting”) will vote the proxies held by them “FOR” the election to our Board of Directors of the nominees named above.

Our Board of Directors unanimously recommends a vote “FOR” the election to our Board of Directors of the nominees named above.

Proposal 2:

Re-approval of the Material Terms of Performance-Based Compensation Under the Amended and Restated Primerica, Inc. 2010 Omnibus Incentive Plan

See “Executive Compensation” beginning on page 35 for more information.

Background

On March 31, 2010, our Board of Directors and our then sole stockholder adopted the original Primerica, Inc. 2010 Omnibus Incentive Plan, which was amended and restated by the Compensation Committee of the Board (the “Compensation Committee”) in March 2011 and approved by our stockholders in May 2011. We ask that our stockholders re-approve the material terms of performance-based compensation which may be granted under the Plan. Stockholder approval is necessary so that certain incentive awards granted under the Plan may qualify as exempt performance-based compensation under Section 162(m) of the Internal Revenue Code (the “Code”). No amendments or alterations to the Plan are being proposed.

The purposes of the Plan are to align the long-term financial interests of employees, directors, members of our sales force and other service providers of Primerica with those of our stockholders, to attract and retain those individuals by providing compensation opportunities that are competitive with other companies, and to provide incentives to those individuals who contribute significantly to the long-term performance and growth of the Company.

The Plan permits the grant of cash awards as well as stock options, RSUs, restricted stock, deferred stock, stock appreciation rights (“SARs”), performance awards and other stock-based awards (collectively, “stock awards”). Individuals eligible to receive awards under the Plan include employees, directors, consultants and advisors of the Company and its subsidiaries as well as independent sales representatives. As of December 31, 2015, there were ten non-employee directors, eight executive officers, approximately 300 employees other than executive officers and approximately 4,000 independent sales representatives who were eligible to receive awards under the Plan.

Plan Benefits

We expect to issue annual RSUs to our employees, including the executive officers named in this Proxy Statement (referred to as our continuing named executive officers). In addition, members of our Executive Team may receive annual awards of non-qualified stock options and PSUs. Provided that the recipient of the awards remains employed by us, the RSUs and nonqualified stock options typically vest in equal annual installments over three years, subject to accelerated vesting in the event of the participant’s involuntary termination of employment other than due to disability or for cause. PSUs are paid out after the end of a three-year performance period.

We expect to continue to offer members of our sales force the opportunity to earn deferred stock awards through our quarterly incentive compensation program. Deferred stock awards

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MATTERS TO BE VOTED ON

will vest immediately but will generally be subject to sale restrictions that will lapse over three years. All members of the sales force at the level of regional vice president (“RVP”) or above are eligible to participate in the quarterly incentive compensation program.

Future equity grants under the Plan (as well as any performance-based cash bonuses granted under the Plan) will be made to eligible participants (including our continuing named executive officers and other employees, directors, consultants, advisors and members of our sales force) at the discretion of the Compensation Committee and, accordingly, are not yet determinable. In addition, benefits under the Plan will depend on a number of factors, including the fair market value of the Company’s common stock on future dates. Consequently, it is not possible to determine the benefits that might be received by participants receiving discretionary cash awards or equity grants under the Plan. The Company is not obligated to make any future grants of awards under the Plan.

Performance Criteria

Awards granted under the Plan may be subject to specified performance criteria (the “Performance Criteria”), which are based on the attainment by the Company, or any subsidiary or business unit of the Company, of performance measures pre-established by the Compensation Committee in its sole discretion, based on one or more of the following:

•	Return on total stockholder equity;

•	Earnings per share of our common stock;

•	Net income (before or after taxes);

•	Earnings before any or all of interest, taxes, minority interest, depreciation and amortization;

•	Sales or revenues;

•	Return on assets, capital or investment;

•	Market share;

•	Cost reduction goals;

•	Implementation or completion of critical projects or processes;

•	Cash flow;

•	Gross or net profit margin;

•	Achievement of strategic goals;

•	Growth and/or performance of the Company’s sales force;

•	Operating service levels; and

•	Any combination of, or a specified increase in, any of the foregoing.

The Performance Criteria may be based upon the attainment of specified levels of performance under one or more of the measures described above relative to the performance of other entities. To the extent permitted under Section 162(m) of the Code (including, without limitation, compliance with any requirements for stockholder approval) or to the extent that an award is not intended to qualify as “performance-based compensation” under Section 162(m) of the Code, the Compensation Committee in its sole discretion may designate additional business criteria on which the Performance Criteria may be based or adjust, modify or amend the aforementioned business criteria. Performance Criteria may include a threshold level of performance below which no award will be earned, a level of performance at which the target amount of an award will be earned and a level of performance at which the maximum amount of the award will be earned. The Compensation Committee, in its sole discretion, shall make equitable adjustments to the Performance Criteria in recognition of unusual or non-recurring events affecting the Company, any subsidiary of the Company or the financial statements of the Company or any such subsidiary, in response to changes in applicable laws or regulations, including changes in generally accepted accounting principles, or to account for items of gain, loss or expense determined to be extraordinary or unusual in nature or infrequent in occurrence or related to the disposal of a segment of a business or related to a change in accounting principles, as applicable.

Primerica 2016 Proxy Statement	3

MATTERS TO BE VOTED ON

A summary of the principal features of the Plan is provided below, but is qualified in its entirety by reference to the full text of the Plan that is included as Exhibit 10.22 to our Annual Report on Form 10-K for the year ended December 31, 2011.

Shares Available for Issuance

There are 10,800,000 shares reserved for issuance under the Plan. As of February 29, 2016, 1,157,690 shares were available for future grant under the Plan. If any stock award granted under the Plan expires or is cancelled, forfeited or otherwise terminated, without having been delivered in full, or if any stock award is reacquired or repurchased by the Company prior to vesting, the shares covered by such stock award would again be available for use under the Plan.

Administration and Eligibility

The Plan is administered by our Compensation Committee. To the extent required for employees subject to Section 162(m) of the Code, the plan administrator consists of an independent committee of the Board that complies with the applicable requirements of Section 162(m) of the Code and Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

The Compensation Committee determines which employees, directors, consultants, advisors, and members of our sales force are eligible to receive awards under the Plan. In addition, the Compensation Committee interprets the Plan and may adopt any administrative rules, regulations, procedures and guidelines governing the Plan or any awards granted under the Plan as it deems appropriate.

Award Limits

In any calendar year, no more than one million shares may be granted in stock awards to any one participant.

Types of Awards

All of the awards described below are subject to the conditions, limitations, restrictions, vesting and forfeiture provisions determined by the Compensation Committee, in its sole discretion, subject to such limitations as provided in the Plan. The following types of awards may be made under the Plan.

Restricted Stock.    A restricted stock award is an award of outstanding shares of the Company’s common stock that does not vest until after a specified period of time, or satisfaction of other vesting conditions as determined by the Compensation Committee, and which may be forfeited if conditions to vesting are not met. Participants generally receive dividend payments on the shares subject to their award during the vesting period (unless the awards are subject to performance-vesting criteria) and are also generally entitled to indicate a voting preference with respect to the shares underlying their awards.

Deferred Stock.    A deferred stock award is an unfunded, unsecured promise to deliver shares of the Company’s common stock to the participant in the future, if the participant satisfies the conditions to vesting, as determined by the Compensation Committee. Participants do not have voting rights, but generally receive dividend equivalent payments during the vesting period (unless the awards are subject to performance-vesting criteria).

Stock Units.    A stock unit is an award denominated in shares of the Company’s common stock that may be settled either in shares or cash, subject to terms and conditions determined by the Compensation Committee.

Nonqualified Stock Options.    A nonqualified stock option is a stock option that does not meet the requirements of Section 422 of the Code as described below or with respect to which the grant agreement provides that the stock option is not to be treated as an incentive stock option. A stock option grants a participant the right to purchase, upon satisfaction of the applicable conditions relating to vesting and exercisability determined by the Compensation Committee, a specified number of shares of the Company’s common stock at a stated exercise price for a specified period of time.

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MATTERS TO BE VOTED ON

Incentive Stock Options.    An incentive stock option is a stock option that meets the requirements of Section 422 of the Code, which include (among other requirements) an exercise price of no less than 100% of fair market value of the Company’s common stock on the grant date, a term of no more than 10 years, and the grant is from a plan that has been approved by stockholders. A stock option will not constitute an incentive stock option if its terms provide that it will not be treated as an incentive stock option.

Stock Appreciation Rights.    A SAR entitles the participant to receive an amount equal to the difference between the fair market value of a share of the Company’s common stock on the exercise date and the exercise price of the SAR (which may not be less than 100% of the fair market value of a share of the Company’s common stock on the grant date), multiplied by the number of shares subject to the SAR. A SAR may be granted in substitution for a previously granted option, and if so, the exercise price of any such SAR may not be less than 100% of the fair market value of a share of the Company’s common stock as determined at the time the option for which it is being substituted was granted. Payment to a participant upon the exercise of a SAR may be in cash or shares of the Company’s common stock.

Stock Payments.    Subject to limits in the Plan, the Compensation Committee may issue unrestricted shares of the Company’s common stock, alone or in tandem with other awards, in such amounts and subject to such terms and conditions as the Committee determines. A stock payment may be granted as, or in payment of, a bonus (including, without limitation, any compensation that is intended to qualify as performance-based compensation for purposes of Section 162(m) of the Code), or to provide incentives or recognize special achievements or contributions.

Cash Awards.    The Compensation Committee may issue awards that are payable in cash, as deemed by the Committee to be consistent with the purposes of the Plan. These cash awards will be subject to the terms, conditions, restrictions and limitations determined by the Compensation Committee from time to time. The payment of cash awards may be subject to the achievement of specified performance criteria. The Plan provides that the maximum amount of a cash award that may be granted during any annual performance period to any employee subject to Section 162(m) of the Code may not exceed $10 million.

Reimbursement or Cancellation of Certain Awards

Awards granted under the Plan may be subject to forfeiture if, after a termination of employment or service, the participant engages in certain activities that are materially injurious to or in competition with Primerica. Certain awards may be subject to forfeiture or repayment if they were based on performance metrics that are later determined to be materially inaccurate. In addition, the Compensation Committee may require the reimbursement of cash or forfeiture of equity awards if it determines that an award that was granted, vested or paid based on the achievement of performance criteria would have not been granted, vested or paid absent fraud or misconduct, an event giving rise to a restatement of the Company’s financial statements or a significant write-off not in the ordinary course affecting the Company’s financial statements.

Deferrals

The Compensation Committee may postpone the exercise of awards, or the issuance or delivery of shares or cash pursuant to any award for such periods and upon such terms and conditions as such Committee determines in its sole discretion. In addition, the Compensation Committee may determine that all or a portion of a payment to a participant, whether in cash and/or shares, will be deferred in order to prevent Primerica or any subsidiary from being denied a federal income tax deduction with respect to an award granted under the Plan. Notwithstanding this authority, the Compensation Committee will not postpone the

Primerica 2016 Proxy Statement	5

MATTERS TO BE VOTED ON

exercise or delivery of shares or cash payable in respect of awards constituting deferred compensation under Section 409A of the Code, where such postponement would cause the imposition of additional taxes under Section 409A of the Code. Section 409A of the Code provides rules that govern the manner in which various types of compensation may be deferred and imposes taxes upon compensation that is improperly deferred or accelerated.

Adjustments

The Plan provides that the Compensation Committee will make appropriate equitable adjustments to the maximum number of shares available for issuance under the Plan and other limits stated in the Plan, the number of shares covered by outstanding awards, and the exercise prices and performance measures applicable to outstanding awards. These changes will be made to reflect changes in our capital structure (including a change in the number of shares of the Company’s outstanding common stock) on account of any stock dividend, stock split, reverse stock split or any similar equity restructuring, or any combination or exchange of equity securities, merger, consolidation, recapitalization, reorganization or similar event, or to the extent necessary to prevent the enlargement or diminution of participants’ rights by reason of any such transaction or event or any extraordinary dividend, divestiture or other distribution (other than ordinary cash dividends) of assets to stockholders. These adjustments will be made only to the extent they conform to the requirements of applicable provisions of the Code and other applicable laws and regulations. The Compensation Committee, in its sole discretion, may decline to adjust an award if it determines that the adjustment would violate applicable law or result in adverse tax consequences to the participant or Primerica.

Change of Control

The Plan provides that, unless otherwise set forth in a participant’s award agreement or employment agreement, all awards that are assumed or substituted in connection with a Change of Control transaction (as defined in the Plan) will become fully vested, exercisable and free of restrictions, and any performance conditions on those awards will be deemed to be achieved if the participant’s employment or service is terminated by the Company without Cause (as defined in the Plan) within 24 months following the Change of Control. In addition, the Plan provides that, unless otherwise set forth in a participant’s award agreement, all awards that are not assumed or substituted in connection with the Change of Control transaction will become fully vested, exercisable and free of restrictions and any performance conditions on those awards will be deemed to be achieved immediately upon the occurrence of the Change of Control transaction.

In addition, in the event of a Change of Control transaction, the Compensation Committee may, in its sole discretion so long as doing so would not result in adverse tax consequences under Section 409A of the Code, provide that each award will, immediately upon the occurrence of the Change of Control, be cancelled in exchange for a payment in an amount equal to the excess of the consideration paid per share of the Company’s common stock in the Change of Control over the exercise or purchase price (if any) per share of the Company’s common stock subject to the award, multiplied by the number of shares of the Company’s common stock subject to the award.

Amendment and Termination

The Plan may be further amended or terminated by the Board at any time, but no amendment may be made without stockholder approval if it would materially increase the number of shares available under the Plan, materially expand the types of awards available under the Plan or the class of persons eligible to participate in the Plan, materially extend the term of the Plan, materially change the method of determining the exercise price of an option or SAR granted under the Plan, delete or limit the prohibition against repricing, or otherwise require approval

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MATTERS TO BE VOTED ON

by stockholders in order to comply with applicable law or the rules of the New York Stock Exchange (“NYSE”). Notwithstanding the foregoing, with respect to awards subject to Section 409A of the Code, any termination, suspension or amendment of the Plan must conform to the requirements of Section 409A. Except as may be required to comply with applicable tax law, no termination, suspension or amendment of the Plan may adversely affect the right of any participant with respect to a previously granted award without the participant’s written consent.

United States Federal Income Tax Consequences of Plan Awards

The following is a brief summary of the principal United States federal income tax consequences of transactions under the Plan, based on current United States federal income tax laws. This summary is not intended to be exhaustive, does not constitute tax advice and, among other things, does not describe state, local or foreign tax consequences, which may be substantially different.

Restricted Stock.    A participant generally will not be taxed at the time of the grant of the restricted stock award but will recognize taxable income when the award vests or otherwise is no longer subject to a substantial risk of forfeiture. The amount of taxable income will be the fair market value of the shares at that time.

Employees may elect to be taxed at the time of grant by making an election under Section 83(b) of the Code within 30 days of the award date. If a restricted stock award subject to the Section 83(b) election is subsequently canceled, no deduction will be allowed for the amount previously recognized as income, and no tax previously paid will be refunded. Unless a participant makes a Section 83(b) election, dividends paid to a participant on shares of an unvested restricted stock award will be taxable to the participant as ordinary income. If the participant made a Section 83(b) election, the dividends will be taxable to the participant as dividend income.

Primerica will ordinarily be entitled to a deduction at the same time and in the same amounts as the ordinary income recognized by the participant. Unless a participant has made a Section 83(b) election, Primerica will also be entitled to a deduction, for federal income tax purposes, for dividends paid on unvested restricted stock awards.

Deferred Stock.    A participant will generally not recognize taxable income on a deferred stock award until shares subject to the award are distributed. Upon distribution, the fair market value of the shares of the Company’s common stock will be recognized as ordinary income. Any dividend equivalents paid on unvested deferred stock awards are taxable as ordinary income when paid to the participant.

Primerica will ordinarily be entitled to a deduction at the same time and in the same amounts as the ordinary income recognized by the participant. Primerica will also be entitled to a deduction, for federal income tax purposes, on any dividend equivalent payments made to the participant.

Stock Units.    Awards of stock units are treated, for federal income tax purposes, in substantially the same manner as deferred stock awards.

Nonqualified Stock Options.    Generally, a participant will not recognize taxable income on the grant or vesting of a nonqualified stock option. Upon the exercise of a nonqualified stock option, a participant will recognize ordinary income in an amount equal to the difference between the fair market value of the Company’s common stock received on the date of exercise and the option cost (number of shares exercised multiplied by the exercise price per share). Primerica will ordinarily be entitled to a deduction on the exercise date equal to the ordinary income recognized by the participant upon exercise.

Incentive Stock Options.    No taxable income is recognized by a participant on the grant or vesting of an incentive stock option. If a participant exercises an incentive stock option in accordance with its terms and does not dispose of the shares acquired within two years after the

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MATTERS TO BE VOTED ON

date of the grant of the incentive stock option or within one year after the date of exercise, the participant will be entitled to treat any gain related to the exercise of the incentive stock option as capital gain (instead of ordinary income). In this case, Primerica will not be entitled to a deduction by reason of the grant or exercise of the incentive stock option. However, the excess of the fair market value over the exercise price of the shares acquired is an item of adjustment in computing alternative minimum tax of the participant. If a participant holds the shares acquired for at least one year from the exercise date and does not sell or otherwise dispose of the shares for at least two years from the grant date, the participant’s gain or loss upon a subsequent sale will be long-term capital gain or loss equal to the difference between the amount realized on the sale and the participant’s basis in the shares acquired.

If a participant sells or otherwise disposes of the shares acquired without satisfying the required minimum holding period, such disqualifying disposition will give rise to ordinary income equal to the excess of the fair market value of the shares acquired on the exercise date (or, if less, the amount realized upon disqualifying disposition) over the participant’s tax basis in the shares acquired. Primerica will ordinarily be entitled to a deduction equal to the amount of the ordinary income resulting from a disqualifying disposition.

Stock Appreciation Rights.    Generally, a participant will not recognize taxable income upon the grant or vesting of a SAR, but will recognize ordinary income upon the exercise of a SAR in an amount equal to the cash amount received upon exercise (if the SAR is cash -settled) or the difference between the fair market value of the Company’s common stock received from the exercise of the SAR and the amount, if any, paid by the participant in connection with the exercise of the SAR. The participant will recognize ordinary income upon the exercise of a SAR regardless of whether the shares of the Company’s common stock acquired upon the exercise of the SAR are subject to further restrictions on sale or transferability. The participant’s basis in the shares will be equal to the ordinary income attributable to the exercise and the amount, if any, paid in connection with the exercise of the SAR. The participant’s holding period for shares acquired pursuant to the exercise of a SAR begins on the exercise date. Upon the exercise of a SAR, Primerica will ordinarily be entitled to a deduction in the amount of the ordinary income recognized by the participant.

Stock Payments.    A participant will generally recognize taxable income on the grant of unrestricted stock in an amount equal to the fair market value of the shares on the grant date. Primerica will ordinarily be entitled to a deduction at the same time and in the same amounts as the ordinary income recognized by the participant.

Cash Awards.    A participant will generally recognize taxable income upon the payment of a cash award, in an amount equal to the amount of the cash received. Primerica will ordinarily be entitled to a deduction at the same time and in the same amounts as the ordinary income recognized by the participant.

Withholding.    To the extent required by law, Primerica will withhold from any amount paid in settlement of an award amounts of withholding and other taxes due or take other action as Primerica deems advisable to enable Primerica and the participant to satisfy withholding and tax obligations related to any awards.

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MATTERS TO BE VOTED ON

Securities Authorized for Issuance under Equity Compensation Plans

The following table sets forth certain information relating to our equity compensation plans at December 31, 2015.

	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted average exercise price of outstanding options, warrants and rights		Number of securities remaining available for future issuance
Equity compensation plans approved by stockholders:
Primerica, Inc. Amended and Restated 2010 Omnibus Incentive Plan	1,352,595	(1)	$41.28	(2)	1,469,943	(3)
Primerica, Inc. Stock Purchase Plan for Agents and Employees	—		—		2,048,300	(4)

Total	1,352,595		$41.28		3,518,243

Equity compensation plans not approved by stockholders	n/a		n/a		n/a

(1)	Consists of 1,149,464 and 203,131 shares to be issued in connection with outstanding RSUs and stock options, respectively.
(2)	Represents the weighted average exercise price of stock options outstanding.
(3)	The number of shares available for future issuance is 10,800,000 less the cumulative number of awards granted under the plan plus the cumulative number of awards cancelled under the plan.
(4)	Represents shares of our common stock which have already been issued and are outstanding. They are available to be purchased by employees and agents in the open market under the plan. The number of outstanding shares available to be purchased under the plan is 2,500,000 less the cumulative number of shares purchased to date under the plan.

Our Board of Directors unanimously recommends a vote “FOR” the re-approval of the material terms of performance-based compensation under the Amended and Restated Primerica, Inc. 2010 Omnibus Incentive Plan.

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MATTERS TO BE VOTED ON

Proposal 3:

Ratification of the Appointment of KPMG LLP as Our Independent Registered Public Accounting Firm

See “Audit Matters” beginning on page 69 for more information.

We ask that our stockholders ratify the selection of KPMG as our independent registered public accounting firm for fiscal 2016.

The Audit Committee of our Board (the “Audit Committee”) has authority to retain and terminate the Company’s independent registered public accounting firm. The Audit Committee has appointed KPMG as our independent registered public accounting firm to audit the consolidated financial statements of the Company and its subsidiaries for fiscal 2016, as well as the Company’s internal control over financial reporting. Although stockholder ratification of the appointment of KPMG is not required, our Board of Directors believes that submitting the appointment to our stockholders for ratification is a matter of good corporate governance. If our stockholders do not ratify the appointment of KPMG, then the Audit Committee will reconsider the appointment. We paid KPMG an aggregate of $2.6 million in fiscal 2015 and $2.7 million in fiscal 2014.

One or more representatives of KPMG are expected to be present at the Annual Meeting. The representatives will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate stockholder questions.

Our Board of Directors unanimously recommends a vote “FOR” the ratification of the appointment of KPMG LLP as our independent registered public accounting firm.

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GOVERNANCE

Our Board oversees the business and affairs of the Company, and our directors believe that good corporate governance is a critical factor in our continued success and also aligns management and stockholder interests. Through the corporate governance page of our investor relations website at http://investors.primerica.com, our stockholders have access to key governing documents such as our Code of Conduct, Corporate Governance Guidelines and charters of each committee of the Board.

In late fiscal 2015, several stockholders suggested that the Company consider changing the director election voting standard from plurality voting to majority voting in uncontested director elections. After considering the issue and based on the recommendation of the Corporate Governance Committee, the Board amended our Amended and Restated By-Laws effective February 24, 2016 to provide that director nominees are elected using a majority voting standard in uncontested director elections.

The highlights of our corporate governance program are set forth below:

Board Structure

•	72.7% of the Board Consists of Independent Directors

•	Independent Lead Director of the Board

•	Separate Non-executive Chairman of the Board and CEO roles

•	Independent Audit, Compensation and Corporate Governance Committees

•	Regular Executive Sessions of Independent Directors

•	Annual Board and Committee Self-Assessments

•	Significant Number of Directors that Demonstrate Racial and Gender Diversity

Stockholder Rights

•	Annual Election of Directors

•	Majority Voting for Directors in Uncontested Elections

•	No Poison Pill in Effect

•	Annual Stockholder Engagement to Discuss Corporate Governance and Executive Compensation

•	Multiple Avenues for Stockholders to Communicate with the Board

Other Highlights

•	Stock Ownership Guidelines

•	Pay for Performance Philosophy

•	Policies Prohibiting Hedging, Pledging and Short Sales

•	No Excise Tax Gross-Ups

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GOVERNANCE

Board Structure

Our Board currently consists of eleven directors. The Company’s governance documents provide our Board with flexibility to select the appropriate leadership structure for the Company. Currently, the Company has a non-executive Chairman of the Board and a Lead Director. Our Board believes that this structure is the most appropriate leadership structure for the Company at this time and is in the best interests of our stockholders because it provides decisive and effective leadership and, when combined with the Company’s other governance policies and procedures, provides appropriate opportunities for oversight, discussion and evaluation of decisions and direction by our Board.

Mr. R. Williams has served as non-executive Chairman of the Board since April 2015. He previously served as Chairman of the Board and Co-Chief Executive Officer. Mr. G. Williams has served as Chief Executive Officer since April 2015. He previously served as President since 2005. Mr. Benson, one of our independent directors and Chairman of the Corporate Governance Committee, has served as the Lead Director of our Board since February 2014 and joined our Board in April 2010. As the primary interface between management and our independent directors, the Lead Director provides a valuable supplement to the non-executive Chairman and the Chief Executive Officer roles and serves as a key contact for the non-employee directors, thereby enhancing our Board’s independence from management. The responsibilities of our Chairman of the Board and our Lead Director are set forth below.

Duties and Responsibilities of Chairman of the Board	Duties and Responsibilities of Lead Director

•    Preside over Board meetings and meetings of non-employee directors

•    Call special meetings of our Board

•    Approve agendas for Board meetings

•    Review advance copies of Board meeting materials

•    Preside over stockholder meetings

•    Facilitate and participate in formal and informal communications with and among directors

•    Review interested party communications directed to our Board and take appropriate action

• Preside at all Board meetings at which the Chairman of the Board is not present • Call meetings of independent directors and set the agenda for such meetings

•    Review Board meeting agendas, and provide input to the Chairman of the Board

•    Preside at all meetings of independent directors and at all executive sessions of independent directors

•    Communicate with management on behalf of the independent directors when appropriate

•    Liaison between the Chairman of the Board, the CEO and members of the Board on sensitive issues

•    Lead the annual Board self-assessment

•    Lead the CEO succession process

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GOVERNANCE

All directors play an active role in overseeing the Company’s business both at our Board and committee levels. In addition, directors have full and free access to members of management, and our Board and each committee has authority to retain independent financial, legal or other advisors as they deem necessary without consulting, or obtaining the approval of, any member of management. Our Board holds separate executive sessions of its non-employee directors and of its independent directors at least annually.

Director Independence

Independence Determinations

Mr. R. Williams, Chairman of the Board, and Mr. Addison, Chairman of Primerica Distribution, are not independent because they were employed by the Company within the past three years. Mr. G. Williams, Chief Executive Officer, is not independent because he is a member of management and an employee of the Company.

Our Board annually assesses the outside affiliations of each director to determine if any of these affiliations could cause a potential conflict of interest or could interfere with the independence of the director. Based on information furnished by all directors regarding their relationships with Primerica and its subsidiaries and research conducted by management and discussed with our Board with respect to outside affiliations, our Board has determined that none of the outside directors who served on our Board during fiscal 2015 has or had a material relationship with Primerica other than through his or her role as director, and, except as set forth above, each is independent because he or she satisfies:

•	The categorical standards set forth below;

•	The independence standards set forth in Rule 10A-3 of the Exchange Act; and

•	The criteria for independence set forth in Section 303A.02(b) of the NYSE Listed Company Manual.

A determination of independence under these standards does not mean that a director is disinterested under Section 144 of the Delaware General Corporation Law. Each director, relevant committee and our full Board may also consider whether any director is interested in any transaction brought before our Board or any of its committees for consideration.

Independence of Committee Members

Throughout fiscal 2015, the Audit, Compensation and Corporate Governance Committees have been fully independent in accordance with the NYSE Listed Company Manual and our Board’s director independence standards described above. In fiscal 2015, no member of these committees received any compensation from Primerica other than directors’ fees, and no member of the Audit Committee was or is an affiliated person of Primerica (other than by virtue of his or her directorship). Members of the Audit Committee meet the additional standards of audit committee members of publicly traded companies required by the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”). Members of the Compensation Committee meet the additional standards applicable to outside directors under Section 162(m) of the Code, and qualify as non-employee directors as defined in Rule 16b-3 under the Exchange Act.

Categorical Standards of Independence

The Company has established categorical standards of independence for our Board, which are described in our Corporate Governance Guidelines. To be considered independent for purposes of the director qualification standards, (i) the director must meet independence standards under the NYSE Listed Company Manual and (ii) our Board must affirmatively determine that the director otherwise has no material relationship with the Company, directly or as an officer, shareowner or partner of an organization that has a relationship with the Company.

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GOVERNANCE

To assist it in determining each director’s independence in accordance with the NYSE’s rules, our Board has established guidelines, which provide that a director will be deemed independent unless:

(a)	(1) the director is an employee, or an immediate family member of the director is an executive officer, of the Company or any of its affiliates, or (2) the director was an employee, or the director’s immediate family member was an executive officer, of the Company or any of its affiliates during the immediately preceding three years;

(b)	(1) the director presently receives during any consecutive 12-month period more than $120,000 in direct compensation from the Company or any of its affiliates, or an immediate family member of the director presently receives during any consecutive 12-month period more than $120,000 in direct compensation for services as an executive officer of the Company or any of its affiliates, excluding director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service), or (2) the director or the director’s immediate family member had received such compensation during any consecutive 12-month period within the immediately preceding three years;

(c)	(1) the director is a current partner or employee of a firm that is the Company’s internal or independent auditor, (2) an immediate family member of the director is a current partner of such a firm, (3) an immediate family member of the director is a current employee of such a firm and personally works on the Company’s audit, or (4) the director or an immediate family member of the director was, within the last three years, a partner or employee of such a firm and personally worked on the Company’s audit within that time period;

(d)	(1) an executive officer of the Company serves on the board of directors of a company that, at the same time, employs the director, or an immediate family member of the director, as an executive officer, or (2) Primerica and the company of which the director or his or her immediate family member is an executive officer had such relationship within the immediately preceding three years;

(e)	(1) the director is a current executive officer or employee, or an immediate family member of the director is a current executive officer, of another company that makes payments to or receives payments from the Company for property or services in an amount which, in any single fiscal year, exceeds the greater of $1 million, or two percent (2%) of such other company’s consolidated gross revenues, or (2) Primerica and the company of which the director is an executive officer or employee or his or her immediate family member is an executive officer had such relationship within the immediately preceding three years;

(f)	the director serves as an executive officer, director or trustee, or his or her immediate family member who shares the director’s household serves as an executive officer, director or trustee, of a charitable organization, and within the last three years, discretionary charitable contributions by the Company to such organization, in the aggregate in any one year, exceed the greater of $1 million or 2% of that organization’s total annual charitable receipts;

(g)	the director has any interest in an investment that the director jointly acquired in conjunction with the Company;

(h)	the director has, or his or her immediate family member has, a personal services contract with the Company; or

(i)	the director is affiliated with, or his or her immediate family member is affiliated with, a paid advisor or consultant to the Company.

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GOVERNANCE

Board Diversity

Diversity is very important to us. We strive to offer an inclusive business environment that offers and benefits from diversity of people, thought and experience. This also holds true for our Board. Although we have no formal written policy, pursuant to our Corporate Governance Guidelines our Board annually reviews the appropriate skills and characteristics of its members in light of the current composition of our Board, and diversity is one of the factors used in this review. In addition, in identifying a director candidate, the Corporate Governance Committee and our Board consider and discuss diversity, among the other factors discussed under “— Director Nomination Process,” with a view toward the role and needs of our Board as a whole. The Corporate Governance Committee and our Board generally view diversity expansively to include, without limitation, concepts such as race, gender, national origin, differences of viewpoint and perspective, professional experience, education, skill and other qualities or attributes that together contribute to the successful functioning of our Board.

Director Nomination Process

In discharging its responsibility for director nominations, the Corporate Governance Committee receives input from the Chairman of the Board, other directors and, if applicable, the Corporate Governance Committee’s independent professional search firm. It also considers and evaluates any candidates recommended by our stockholders, as described below.

Our Board has determined that its members should bring to the Company a broad range of experience, knowledge and judgment. A successful board candidate must be prepared to represent the interests of the Company and all its stockholders, not the interests of particular constituencies. The Corporate Governance Committee and our Board have not established specific minimum age, education, years of business experience or specific types of skills for potential candidates. The factors considered by the Corporate Governance Committee and our Board in their review of potential candidates include whether:

•	The candidate has exhibited behavior that indicates he or she is committed to the highest ethical standards;

•

The candidate has had business, governmental, non-profit or professional experience at the Chairman, Chief Executive Officer, Chief Operating Officer or equivalent policy-making and operational level of a large organization that indicates that the candidate will be able to make a meaningful and immediate contribution to our Board;

•

The candidate has special skills, expertise and background that would complement the attributes of the existing directors, taking into consideration the diverse communities and geographies in which the Company operates;

•	The candidate has financial expertise;

•

The candidate will effectively, consistently and appropriately take into account and balance the legitimate interests and concerns of all of our stockholders and our other stakeholders in reaching decisions, rather than advancing the interests of a particular constituency;

•	The candidate possesses a willingness to challenge management while working constructively as part of a team in an environment of collegiality and trust; and

•	The candidate will be able to devote sufficient time and energy to the performance of his or her duties as a director.

The Corporate Governance Committee carefully reviews all current directors and director candidates in light of these factors based on the context of the current and anticipated composition of our Board, the current and anticipated operating requirements of the Company and the long-term interests of our stockholders. In reviewing a candidate, the

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GOVERNANCE

Corporate Governance Committee considers the integrity of the candidate and whether the candidate would be independent as defined in the Corporate Governance Guidelines and the NYSE Listed Company Manual. The Corporate Governance Committee expects a high level of involvement from our directors and, if applicable, reviews a candidate’s service on other boards to assess whether the candidate has sufficient time to devote to Board duties.

The Corporate Governance Committee decides whether to further evaluate each candidate, which would include a thorough reference check, interviews, and discussions about the candidate’s qualifications, availability and commitment. The Corporate Governance Committee reviews the results of all interviews and makes a recommendation to our Board with respect to the election of a potential candidate to our Board. Our Board expects that all candidates recommended to our Board will have received the approval of all members of the Corporate Governance Committee.

Any stockholder who wishes to have the Corporate Governance Committee consider a candidate for election to our Board is required to give written notice of his or her intention to make such a nomination. For a description of the procedures required to be followed for a stockholder to nominate a director, see “Other Stockholder Information — Procedures for Business Matters and Director Nominations for Consideration at the 2017 Annual Meeting of Stockholders — Notice Requirements for Nomination of Directors.” A proposed nomination that does not comply with these requirements will not be considered by the Corporate Governance Committee. There are no differences in the manner in which the Corporate Governance Committee considers or evaluates director candidates it identifies and director candidates who are recommended by our stockholders.

Board Evaluation Process

The Company’s Corporate Governance Guidelines require that the Corporate Governance Committee conduct an annual review of Board performance and further requires that each standing committee conduct an annual evaluation of its own performance. To facilitate those evaluations, each independent committee prepares a written self-assessment questionnaire that is completed by the members of the committee. In addition, the Corporate Governance Committee prepares a written Board-assessment questionnaire that is completed by all of the members the Board. The questions are designed to gather suggestions to improve board and committee effectiveness and solicit additional feedback. The Board self-assessment is conducted at a different time during the year than the committee self-assessments, so that the directors have more time to reflect on the functioning of the Board as a whole. The Corporate Secretary compiles the results of each self-assessment and shares those results with all directors. The committee chairs lead discussions during their committee meetings of the results of the self-assessments, highlighting areas that require additional attention. The Corporate Governance Committee discusses the Board self-assessment and the Lead Director leads a discussion of the self-assessment among the full Board. Management then discusses with the Lead Director specific items that require additional attention and a plan is developed to address the key takeaways.

Board’s Role in Risk Oversight

Our Board is ultimately responsible for the establishment of our risk management framework, and responsibility for significant risk management policies resides with the Audit Committee under powers delegated by our Board. Our Board believes that having a former Co-Chief Executive Officer serve as non-executive Chairman of the Board provides our Board with a unique perspective on risk oversight. Our senior executives are responsible for collaborating with the Audit Committee to provide oversight with respect to the risk management process, as well as to prioritize and validate key risks. Management is responsible for implementing the Board-approved risk management strategy and developing policies,

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GOVERNANCE

controls, processes and procedures to identify and manage risks. Management periodically reports to the Audit Committee on the effectiveness of its management of key business risks.

Each Board committee is responsible for monitoring and reporting on the material risks associated with its respective subject matter areas:

Board Committee	Risk Management Oversight
Audit Committee	Responsible for the oversight of our accounting and financial reporting processes, the integrity of our financial statements, and potential conflicts of interest
Compensation Committee	Responsible for the oversight of risks associated with our compensation practices
Corporate Governance Committee	Responsible for the oversight of our corporate governance risks, including director independence and succession planning

In terms of overseeing the broader company-wide risk management program, the Audit Committee is responsible for ensuring that all risk areas are being monitored by senior management and that all risk management matters are being reported to our Board or appropriate Board committee and are being addressed as needed. Additionally, our Board collectively reviews, and is responsible for, risks associated with our strategic plans.

In fiscal 2015, management’s Business Risk and Control Committee regularly monitored the major risks facing the Company and presented a risk profile and quarterly status updates to the Audit Committee. The Company’s General Counsel regularly briefs our Board, and our Chief Internal Auditor regularly briefs, and meets in Executive Session with, the Audit Committee. The Audit Committee uses the results of its discussions with the Company’s Chief Internal Auditor to monitor the audit schedule for the internal audit group.

Communicating with Our Board of Directors

Our stockholders and other interested persons may communicate with our directors by addressing such communications to them in care of the Company’s Corporate Secretary, at the Company’s principal executive office located at One Primerica Parkway, Duluth, Georgia 30099. Our stockholders and other interested persons may also communicate with our directors by sending an e-mail message as follows:

•	With our Board, to boardofdirectors@primerica.com;

•	With the Audit Committee, to auditcommittee@primerica.com;

•	With the non-employee directors, to nonemployeedirectors@primerica.com; or

•	With the Chairman of the Board, to chairman@primerica.com.

In accordance with a policy approved by the Audit Committee, the Company’s General Counsel (or, solely with respect to matters that are not reasonably likely to have legal implications for the Company, the Company’s Chief Compliance and Risk Officer) is required to:

•	Report communications of concerns relating to accounting, finance, internal controls or auditing matters to the Audit Committee;

•	Investigate communications of concerns relating to conduct of employees, including concerns related to internal policies;

•	Report communications of concerns relating to non-compliant behavior, such as allegations of violations of the Company’s Code of Conduct or antitrust violations, to the Audit Committee; and

•	Determine whether to maintain or discard certain communications received.

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GOVERNANCE

If the correspondence is specifically marked as a private communication to our Board (or a specific member or members of our Board), then the Corporate Secretary will not open or read the correspondence, and will forward it to the addressee. These procedures may change from time to time, and you are encouraged to visit our investor relations website for the most current means of communicating with our directors.

Stockholder Engagement

Consistent with the process we followed in 2013 and 2014, late in fiscal 2015, we invited the Company’s top stockholders, which together represented over 72% of our outstanding shares, to speak with management about topics important to them. We were pleased with the stockholder feedback, which indicated that our top stockholders are generally satisfied with the Company’s corporate governance and executive compensation practices. This feedback was reviewed by our Board of Directors and the relevant committees and our Board has made certain changes to disclosure as well as company practices in response to these discussions. Specifically, in this Proxy Statement we have disclosed the target amounts for each corporate metric pursuant to which our executives can receive awards under our short-term incentive plan and the Compensation Committee has revised our executive compensation program for fiscal 2016 as described below under the heading “Executive Compensation — Compensation Discussion and Analysis (“CD&A”) — Fiscal 2016 Executive Compensation.” In addition, in early 2016 our Board of Directors implemented majority voting in uncontested elections.

Role of Compensation Consultant

The Compensation Committee retained Pearl Meyer & Partners (“Pearl Meyer”) as its independent consultant for fiscal 2015 and determined that the Company would not retain Pearl Meyer for any projects without the prior consideration and consent of the Compensation Committee. Pearl Meyer’s responsibilities for fiscal 2015 included:

•	Reviewing drafts of meeting agendas, materials, and minutes, as requested;

•	Reviewing major management proposals;

•	Bringing any concerns or issues to the attention of the Compensation Committee Chair;

•	Evaluating the competitiveness of executive and director pay;

•	Preparing materials for the Compensation Committee in advance of meetings;

•	Attending Compensation Committee meetings;

•	Reviewing and commenting on compensation-related proxy disclosures;

•	Reviewing the Compensation Committee Charter;

•	Reviewing executive compensation tally sheets;

•	Being available for additional consultation to the Compensation Committee Chair; and

•	Undertaking special projects at the request of the Compensation Committee Chair, including advice with respect to Chief Executive Officer succession planning.

See “Executive Compensation — Compensation Discussion and Analysis (“CD&A”) — Fiscal 2015 Executive Compensation — The Compensation Setting Process — Compensation Consultant.”

Code of Conduct

The Company’s Code of Conduct applies to all employees, directors, and officers of the Company and its subsidiaries. The Code of Conduct is posted on the Corporate Governance page of our investor relations website at http://investors.primerica.com and is available in print free of charge to our stockholders who request a copy. The Company also has made available an Ethics Hotline, which permits employees to anonymously report a violation of the Code of Conduct. Any changes to the Code of Conduct will be posted on the Company’s investor relations website.

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BOARD OF DIRECTORS

Board Members

The following information about each member of our Board of Directors includes their business experience, director positions held currently or at any time during the last five years, and the experiences, qualifications attributes or skills that caused the Corporate Governance Committee and our Board of Directors to determine that each individual should be nominated to serve as one of our directors.

JOHN A. ADDISON, JR.

Board Committees: None	Public Directorships: None
Chairman of Primerica Distribution Age: 58 Director Since October 2009

Mr. Addison has served as the non-executive Chairman of Primerica Distribution since April 2015 and as Chairman of Primerica Distribution from March 2010 through March 2015. He served as the Company’s Co-Chief Executive Officer from 1999 through March 2015 and served our company in various capacities since 1982 when he joined us as a business systems analyst. He has served in numerous officer roles with Primerica Life Insurance Company (“Primerica Life”), a life insurance underwriter, and Primerica Financial Services, Inc., a general agent, both of which are subsidiaries of Primerica. He served as Vice President and Senior Vice President of Primerica Life. He also served as Executive Vice President and Group Executive Vice President of Marketing. In 1995, he became President of the Primerica operating unit of Citigroup Inc. (“Citigroup”) and was promoted to Co-Chief Executive Officer in 1999. Mr. Addison is President and Chief Executive Officer of Addison Leadership Group LLC, is Leadership Editor of Success Magazine and serves on the Board of the National Monuments Foundation. Mr. Addison received his B.A. in Economics from the University of Georgia and his M.B.A. from Georgia State University.

Mr. Addison brings to our Board his 15 years of experience as our Co-Chief Executive Officer and over 30 years of understanding our company and our business, along with general management and marketing expertise.

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BOARD OF DIRECTORS

JOEL M. BABBIT

Board Committees: Corporate Governance	Public Directorships: None
Co-Founder and Chief Executive Officer of Narrative Content Group, LLC (formerly MNN Holding Company, LLC)) Age: 62 Director Since August 2011

Mr. Babbit is the Co-Founder and Chief Executive Officer of Narrative Content Group, LLC (formerly MNN Holding Company, LLC) (“NCG”), one of the leading resources for the production and distribution of digital content. Prior to launching NCG in 2009, Mr. Babbit spent more than 20 years in the advertising and public relations industry, creating two of the largest advertising agencies in the Southeastern US – Babbit and Reiman (acquired by London-based GGT) and 360 (acquired by WPP Group’s Grey Global Group). Following the acquisition of 360 by Grey Global Group in 2002, Mr. Babbit served as President and Chief Creative Officer of the resulting entity, Grey Atlanta, until 2009. He also previously served as President of WPP Group’s GCI, a public relations firm, and as Executive Vice President and General Manager for the New York office of advertising agency Chiat/Day Inc. Following his hometown of Atlanta being awarded the 1996 Summer Olympics, and at the request of Mayor Maynard Jackson, Mr. Babbit took a leave of absence from the private sector to serve as Chief Marketing and Communications Officer for the City of Atlanta and as a member of the Mayor’s cabinet. He received an A.B.J. degree from the University of Georgia.

Mr. Babbit brings to our Board over 20 years of experience in marketing and advertising, his management experience and his expertise in social media.

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BOARD OF DIRECTORS

P. GEORGE BENSON

Lead Director Board Committees: Corporate Governance (Chair) Audit	Public Directorships: AGCO Corporation Crawford & Company Former Public Directorships: Nutrition 21, Inc.
Former President of the College of Charleston Age: 69 Director Since April 2010

Since July 2014, Mr. Benson has been Professor of Decision Sciences at the College of Charleston. Mr. Benson served as the President of the College of Charleston from February 2007 through June 2014. From June 1998 until January 2007, he was Dean of the Terry College of Business at the University of Georgia. From July 1993 to June 1998, Mr. Benson served as Dean of the Rutgers Business School at Rutgers University and, prior to that, Mr. Benson was on the faculty of the Carlson School of Management at the University of Minnesota. Mr. Benson currently serves as Chairman of the Board of Directors for the Foundation for the Malcolm Baldrige National Quality Award, was Chairman of the Board of Overseers for the Baldrige Award Program from 2004 to 2007 and was a national judge for the Baldrige Award from 1997 to 2000. Mr. Benson also serves on the Board of Directors of AGCO Corporation and Crawford & Company. Mr. Benson received a B.S. degree in Mathematics from Bucknell University, completed graduate work in operations research in the Engineering School of New York University and earned a Ph.D. in business from the University of Florida.

Mr. Benson brings to our Board significant expertise in academics, senior management, corporate governance, strategic planning, and risk and asset management. In particular, our Board considered his experience managing the College of Charleston’s staff of more than 2,000, budget of more than $250 million and endowment of more than $80 million, as well as his service on the boards of directors of other public companies and as a member of their audit committees.

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BOARD OF DIRECTORS

GARY L. CRITTENDEN

Board Committees: Audit	Former Public Directorships: Staples Inc. Ryerson Inc. TJX Companies
Managing Partner and Chairman of HGGC, LLC Age: 62 Director Since July 2013

Mr. Crittenden has been a Managing Partner of HGGC, LLC (“HGGC”), a California-based middle market private equity firm, since July 2009, the Chairman of HGGC since August 2013 and the Chief Executive Officer of HGGC from April 2012 to August 2013. He is also a member of HGGC’s Executive, Policy and Investment Committees. Further, he serves as Chairman of the Board of two HGGC portfolio companies, iQor and Policy Services Company. From March 2009 to July 2009, Mr. Crittenden was Chairman of Citi Holdings, an operating segment of Citigroup that comprises financial services company Citi Brokerage and Asset Management, Global Consumer Finance and Special Assets Portfolios, and from March 2007 to March 2009 he served as Chief Financial Officer of Citigroup. He served as the Chief Financial Officer of the American Express Company from 2000 to 2007. Prior to American Express, he was the Chief Financial Officer of Monsanto, Sears Roebuck and Company, Melville Corporation and Filene’s Basement. On three separate occasions, the readers of Institutional Investor Magazine named Mr. Crittenden one of the “Best CFOs in America.” Mr. Crittenden spent the first twelve years of his career at Bain & Company, an international management consulting firm, where he became a partner. He received a B.S. Degree from Brigham Young University and an M.B.A. from Harvard Business School.

Mr. Crittenden brings to our Board expertise in general management, finance and accounting, strategic planning, risk and asset management, investment banking and capital markets, as well as experience serving on the boards of directors of several large public companies.

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BOARD OF DIRECTORS

CYNTHIA N. DAY

Board Committees: Audit Corporate Governance	Public Directorships: Aaron’s, Inc. Citizens Bancshares Corporation
President and Chief Executive Officer of Citizens Bancshares Corporation and Citizens Trust Bank Age: 50 Director Since January 2014

Ms. Day has been the President and Chief Executive Officer of Citizens Bancshares Corporation and Citizens Trust Bank since February 2012. She served as Chief Operating Officer and Senior Executive Vice President of Citizens Trust Bank from February 2003 to January 2012 and served as its acting President and Chief Executive Officer from January 2012 to February 2012. She previously served as the Executive Vice President and Chief Operating Officer and in other capacities of Citizens Federal Savings Bank of Birmingham from 1993 until its acquisition by Citizens Trust Bank in 2003. Before joining Citizens Trust Bank, she served as an audit manager for KPMG. Ms. Day also serves on the Board of Directors of Aaron’s. Inc., the National Banker’s Association, and the Atlanta Area Council of Boy Scouts of America. She is a member of the Georgia Society of CPAs, and a member of the Rotary Club of Atlanta. Ms. Day received a B.S. degree from the University of Alabama.

Ms. Day brings to our Board experience as the chief executive officer of a publicly held company as well as expertise in general management, mergers and acquisitions (“M&A”), government and regulatory affairs, finance and accounting, strategic planning, risk and asset management and corporate governance. She also has experience serving on the boards of directors of several public companies. In addition, the customer base served by Citizens Bancshares is very similar to that served by the Company, giving her a great understanding of their buying habits, the products they purchase and effective marketing and communication methods.

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BOARD OF DIRECTORS

MARK MASON

Board Committees: Compensation	Public Directorships: None
Chief Financial Officer of the Institutional Clients Group of Citigroup Age: 46 Director Since March 2010

Mr. Mason has been the Chief Financial Officer of the Institutional Clients Group of Citigroup since September 2014. He previously served as Chief Executive Officer of Citi Private Bank, a division of Citigroup’s Institutional Clients Group, from May 2013 to September 2014; as Chief Executive Officer of Citi Holdings, an operating segment of Citigroup that comprises Citi Brokerage and Asset Management, Global Consumer Finance and Special Assets Portfolios, from January 2012 to May 2013; and as Chief Operating Officer of Citi Holdings from January 2009 to December 2011. Mr. Mason joined Citigroup in 2001 and has also served as the Chief Financial Officer and Head of Strategy and M&A for Citigroup’s Global Wealth Management Division, Chief of Staff to Citigroup’s Chairman and Chief Executive Officer, Chief Financial Officer and Chief Operating Officer for Citigroup Real Estate Investments and Vice President of Corporate Development at Citigroup. Prior to joining Citigroup, Mr. Mason held various positions at Lucent Technologies, Marakon Associates, a strategy consulting firm, and Goldman, Sachs & Co. He received a Bachelor of Business and Administration in Finance from Howard University and an M.B.A. from Harvard Business School.

Mr. Mason brings to our Board expertise in general management, finance, strategic planning, M&A, and investment banking and capital markets.

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BOARD OF DIRECTORS

ROBERT F. MCCULLOUGH

	Board Committees: Audit (Chair) Compensation	Public Directorships: Acuity Brands Former Public Directorships: Schweitzer-Mauduit International, Inc. Comverge, Inc. Mirant Corporation
Private Investor Age: 73 Director Since March 2010

Mr. McCullough has been a private investor since January 2007. He previously was Senior Partner of the investment fund manager Invesco Ltd. (formerly AMVESCAP PLC) from June 2004 to December 2006. Prior thereto, he was Chief Financial Officer of AMVESCAP PLC from April 1996 to May 2004. Mr. McCullough joined the New York audit staff of Arthur Andersen LLP in 1964, served as Partner from 1972 until 1996, and served as Managing Partner in Atlanta from 1987 until 1996. Mr. McCullough also serves on the Board of Directors of Acuity Brands. He received his B.B.A. in Accounting from the University of Texas at Austin.

Mr. McCullough brings to our Board expertise in senior management, finance and accounting, corporate governance, and M&A. In particular, our Board considered his broad perspective in accounting, financial controls and financial reporting matters and his extensive audit experience based on his lengthy career in public accounting and his experience serving as the chairman of the audit committees and governance committees of several public companies.

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BOARD OF DIRECTORS

BEATRIZ R. PEREZ

Board Committees: Compensation	Former Public Directorships: HSBC Finance Corporation
Chief Sustainability Officer for The Coca-Cola Company Age: 46 Director Since May 2014

Ms. Perez has been employed by The Coca-Cola Company (“Coca-Cola”) since 1994. She has been Chief Sustainability Officer for Coca-Cola since July 2011. Prior to her current position, Ms. Perez held the positions of Chief Marketing Officer from April 2010 to July 2011; Senior Vice President, Integrated Marketing for the North America Division of Coca Cola from May 2007 to April 2010; and Vice President, Media, Sports and Entertainment Marketing from 2005 to May 2007. From 1996 to 2005, she held the positions of Associate Brand Manager, Classic Coke; Sports Marketing and NASCAR Manager; Vice President of Sports; and Vice President of the Victory Junction Group board. Ms. Perez is also the Chair Emeritus of the Grammy Foundation. Ms. Perez received a B.S. degree from the University of Maryland.

Ms. Perez brings to our Board expertise in corporate governance and experience sitting on the Board of Directors of HSBC and its related entities. In particular, our Board considered her significant current and past experience serving in several senior management positions at Coca-Cola.

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BOARD OF DIRECTORS

D. RICHARD WILLIAMS

Board Committees: None	Public Directorships: Crawford & Company Usana Health Sciences, Inc.
Chairman of the Board Age: 59 Director Since October 2009

Mr. Williams has served as non-executive Chairman of since April 2015 and as Chairman from October 2009 through March 2015. He served as our Co-Chief Executive Officer from 1999 through March 2015 and has served our company since 1989 in various capacities, including as the Chief Financial Officer and Chief Operating Officer of the Primerica operating unit of Citigroup. Mr. Williams also serves on the Board of Directors of Crawford & Company, Usana Health Sciences, Inc., the Anti-Defamation League Southeast Region, the Atlanta Area Council of the Boy Scouts of America, the Board of Trustees of The Woodruff Arts Center and the Carter Center Board of Councilors. Mr. Williams received both his B.S. degree and his M.B.A. from the Wharton School of the University of Pennsylvania.

Mr. Williams led our company as Co-Chief Executive Officer for 15 years and brings to our Board more than 20 years of knowledge of the Company’s business, finances and operations along with expertise in senior management, finance, M&A, strategic planning, and risk and asset management.

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BOARD OF DIRECTORS

GLENN J. WILLIAMS

	Board Committees: None	Public Directorships: None
Chief Executive Officer Age: 56 Director Since April 2015

Mr. Williams has served as our Chief Executive Officer since April 2015. He served as the Company’s President from 2005 through March 2015. Previously, he served as Executive Vice President of Field and Product Marketing for international operations from 2000 to 2005; as President and Chief Executive Officer of Primerica Canada from 1996 to 2000; and in roles of increasing responsibility as part of Primerica’s international expansion team in Canada from 1985 to 2000. He began his career with Primerica in 1981 as a member of the Company’s sales force and joined the Home Office team in 1983. Mr. Williams received his B.S. degree in Education from Baptist University of America.

Mr. Williams brings to our Board more than 30 years of experience with the Company, including time in the field as a sales representative, as well as expertise in general management, sales and marketing.

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BOARD OF DIRECTORS

BARBARA A. YASTINE

Board Committees: Compensation (Chair)	Public Directorships: None
Co-Chief Executive Officer, Lebenthal Holdings Age: 56 Director Since December 2010

Ms. Yastine has served as Co-Chief Executive Officer of Lebenthal Holdings since September 2015. She also serves as Chief Executive Officer of Lebenthal Wealth Advisors and Chief Executive Officer of Lebenthal & Co., the broker-dealer affiliated with Lebenthal Holdings. She previously served as Chair, President and Chief Executive Officer of Ally Bank from March 2012 to September 2015 and as Chief Administrative Officer of Ally Financial, overseeing the risk, compliance, legal and technology areas from May 2010 to March 2012. Prior to joining Ally Financial, she served as a Principal of Southgate Alternative Investments, a start-up diversified alternative asset manager, beginning in June 2007. She served as Chief Financial Officer for investment bank Credit Suisse First Boston from October 2002 to August 2004. From 1987 through 2002, Ms. Yastine worked at Citigroup and its predecessor companies. She received a B.A. in Journalism and an M.B.A. from New York University.

Ms. Yastine brings to our Board expertise in general management, risk and asset management, finance and strategic planning. In particular, our Board considered her significant current and past experience serving in senior management positions in the investment banking and capital markets industries.

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BOARD OF DIRECTORS

Director Qualifications

Set forth below is a chart that highlights certain skills, qualifications and characteristics of the members of our Board.

	Leadership				Financial		Diversity Factors
	CEO Experience	CFO Experience	Regulated Industry	Sales & Marketing	Financial Literacy	Eligible for Audit Committee Financial Expert	Gender	Ethnicity
John A. Addison, Jr.	✓		✓	✓	✓
Joel M. Babbit	✓			✓
P. George Benson	✓			✓	✓
Gary L. Crittenden		✓	✓		✓	✓
Cynthia N. Day	✓		✓		✓	✓	✓	✓
Mark Mason		✓	✓		✓			✓
Robert F. McCullough		✓	✓		✓	✓
Beatriz R. Perez			✓	✓			✓	✓
Glenn J. Williams	✓		✓	✓	✓
D. Richard Williams	✓	✓	✓		✓
Barbara A. Yastine	✓	✓	✓		✓		✓

Board Meetings

During fiscal 2015, our Board held five meetings. Each director attended at least 75%, collectively, of the meetings of our Board and its committees on which he or she served during fiscal 2015. We expect our directors to attend the Annual Meeting of Stockholders absent extraordinary circumstances, and, each director attended the 2015 Annual Meeting of Stockholders.

Board Committees

Our Board has four standing committees that assist it in carrying out its duties – the Audit Committee, the Compensation Committee, the Corporate Governance Committee and the Executive Committee (which was created in February 2015). The charter of each committee is available on our investor relations website at http://investors.primerica.com and may be obtained, without charge, by contacting the Corporate Secretary, Primerica, Inc., One Primerica Parkway Duluth, Georgia 30099. The following chart shows the membership of each of our Board’s standing committees as of December 31, 2015.

Name	Audit	Compensation	Corporate Governance	Executive
John A. Addison, Jr.
Joel M. Babbit (I)			✓
P. George Benson (LD) (I)	✓		Chair	✓
Gary L. Crittenden (I)(F)	✓
Cynthia N. Day (I)(F)	✓		✓
Mark Mason (I)		✓
Robert F. McCullough (I)(F)	Chair	✓		✓
Beatriz R. Perez (I)		✓
D. Richard Williams (*)				Chair
Glenn J. Williams				✓
Barbara A. Yastine (I)		Chair		✓
Number of meetings in fiscal 2015	10	9	6	1

*- Chairman of the Board

LD – Lead Director

I – Independent Director

F – Audit Committee Financial Expert

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The key responsibilities of each of the Board’s standing committees are described below:

Committee	Key Responsibilities
Audit Committee

•    Retains and terminates the Company’s independent registered public accounting firm and approves its services and fees

•    Assists our Board in fulfilling its responsibility to our stockholders relating to the financial reporting process and systems of internal control

•    Determines whether the Company’s financial systems and reporting practices were established in accordance with applicable requirements

•    Oversees the Company’s internal audit and risk functions

See “Audit Matters – Audit Committee Report.”

Compensation Committee

•    Oversees the Company’s overall human resources compensation program

•    Approves and oversees the administration of the Company’s material benefit plans, policies and programs, including all of the Company’s equity plans and incentive plans

•    Reviews and approves principal elements of total compensation for certain of the Company’s executive officers and approves employment agreements, as applicable

•    Reviews and recommends the compensation of non-employee directors to the full Board

•    Reviews and recommends directors’ and officers’ indemnification and insurance matters

•    Discusses, evaluates and reviews the Company’s policies and practices of compensating its employees, including non-executive officers, as they relate to risk management practices and risk-taking incentives

Corporate Governance Committee

•    Shapes corporate governance policies and practices, including recommending to our Board the Corporate Governance Guidelines applicable to the Company and monitoring the Company’s compliance with such policies, practices and guidelines

•    Identifies individuals qualified to become Board members and recommends to our Board the director nominees to be considered for election at the next annual meeting of stockholders

•    Leads our Board and all committees in their annual self-assessments of their performance.

•    Oversees executive succession planning and talent development, our political action committee, and our government relations strategy

Executive Committee	• Exercises all powers and authority of the Board during the intervals between regularly scheduled Board meetings on matters that do not merit the calling of a special meeting of the Board

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BOARD OF DIRECTORS

Director Compensation

The Compensation Committee is responsible for reviewing and considering any revisions to director compensation. The Compensation Committee reviews director compensation paid by peer companies at least biannually as part of its process of evaluating and setting compensation for non-employee directors. The Compensation Committee does not seek to benchmark or set compensation at any specific level relative to the peer data. Instead, the Compensation Committee uses this information primarily as background with respect to compensation plan design decisions and as a general reference point for pay levels. For a list of the peers and a description of how they were selected, see “Executive Compensation – Compensation Discussion and Analysis (CD&A) — Fiscal 2015 Executive Compensation – The Compensation Setting Process – Use of a Peer Group.”

Our Board reviews the Compensation Committee’s recommendations and determines the amount of director compensation annually. Executive officers have no role in determining or recommending director compensation. Our Board has determined that compensation for non-employee directors should be a mix of cash and equity-based compensation. Directors who are employees of Primerica do not receive any fees or additional compensation for their service on our Board. The interests of our non-employee directors are aligned with the interests of our stockholders by linking a portion of their compensation to stock performance.

Annual Retainer

The Board believes that a significant portion of non-employee director compensation should align director interests with the interests of our stockholders. As a result, the Board has approved the following compensation program for directors in fiscal 2015:

Board/Committee	2015 Non-Employee Director Compensation (1)
Board	Annual Cash Retainer	$75,000	Annual RSU Award (2)	$75,000	(3)
Audit	Annual Chair Fee	$25,000	Annual Member Fee	$10,000
Compensation	Annual Chair Fee	$15,000	Annual Member Fee	$10,000
Corporate Governance	Annual Chair Fee	$15,000	Annual Member Fee	$10,000

(1)	All cash fees are paid in quarterly installments.
(2)	The RSUs vest in four quarterly installments. Delivery of the shares underlying the RSUs are deferred until such date as the director no longer serves as a member of our Board.
(3)	For fiscal 2016, the Board has increased the annual RSU award to $100,000.

In addition, the Lead Director receives a cash fee of $25,000 and the Chairman of the Board and the Chairman of Primerica Distribution each receive a cash fee of $100,000. The Company reimburses all directors for travel and other related expenses in connection with attending Board and committee meetings and Board-related activities.

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Director Compensation Table

The following table shows fiscal 2015 compensation for our non-employee directors. Because Messrs. R. Williams and Addison were employees of the Company until April 1, 2015, their director compensation is disclosed under the heading “Executive Compensation” as required by the rules of the Securities and Exchange Commission (the “SEC”).

Name	Annual Fees (1)		Equity Awards (2)		All Other Compensation (3)	Total
Joel M. Babbit	$85,000		$74,968		$965	$160,933
P. George Benson	$125,000		$74,968	(4)	$965	$200,933
Gary L. Crittenden	$85,000	(5)	$74,968	(4)	$798	$160,766
Cynthia N. Day	$95,000		$74,968	(4)	$798	$170,766
Mark Mason	$81,123		$74,968		$965	$157,056
Robert F. McCullough	$110,000		$74,968	(4)	$965	$185,933
Beatriz R. Perez	$85,000		$74,968		$798	$160,766
Barbara A. Yastine	$90,000	(5)	$74,968	(4)	$965	$165,933

(1)	Includes the cash portion of the annual retainer as well as fees for Lead Director and committee service.
(2)	Each non-employee director was granted 1,639 RSUs, representing the number of whole shares of our common stock (or, at the director’s election, deferred stock units) equal to $75,000 divided by $45.74 (the closing market price per share of our common stock on the NYSE on the trading day immediately preceding the grant date of May 20, 2015).
(3)	Represents dividends paid on unvested equity awards.
(4)	Messrs. Benson, Crittenden and McCullough, Ms. Day and Ms. Yastine elected to receive their equity compensation in the form of deferred stock units under the Nonemployee Directors’ Deferred Compensation Plan. See “— Deferred Compensation.”
(5)	Mr. Crittenden and Ms. Yastine elected to receive their cash compensation in the form of deferred stock units under the Nonemployee Directors’ Deferred Compensation Plan. See “— Deferred Compensation.”

All directors own shares of our common stock. At December 31, 2015, our non-employee directors each held 820 unvested equity awards that had been granted on May 20, 2015 and, as of December 31, 2015, had a market value of $38,729 based on the closing price per share of our common stock on the NYSE on that date of $47.23. All RSUs and deferred stock units granted in 2015 vest in equal installments on the three month, six month, nine month and twelve month anniversary of the grant date.

Deferred Compensation

Our Board adopted the Primerica, Inc. Nonemployee Directors’ Deferred Compensation Plan in November 2010, under which non-employee directors may elect to defer all or a portion of their directors’ fees. At the director’s option, we convert all or a portion of his or her cash fees otherwise payable during a calendar quarter to deferred stock units equal in number to the maximum number of shares of our common stock, or fraction thereof (to the nearest one hundredth (1/100) of one share), which could be purchased with the dollar amount of such fees at the closing market price of our common stock on the last trading day of the calendar quarter. These deferred stock units will be fully vested on such date.

At the director’s option, we credit his or her deferral account with deferred stock units equal in number to the number of equity awards to which the director was otherwise entitled. Any deferred stock units that are issued upon deferral of equity awards are subject to the same vesting provisions as the equity awards themselves. We also credit the deferral account with deferred stock units equal in number to the maximum number of shares of our common stock, or fraction thereof (to the nearest one hundredth (1/100) of one share), which could have been purchased with the cash dividend, if any, which would have been payable had the participant received restricted stock awards to

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BOARD OF DIRECTORS

which he or she was otherwise entitled. The deferred stock units credited in lieu of the payment of dividends on equity awards are fully vested on the dividend payment date.

We pay all deferred compensation in the form of our common stock, at the director’s election, within 60 days of termination of Board service or, in the case of an installment election, within 60 days of termination of Board service and up to five anniversaries of such date.

During fiscal 2015, Messrs. Benson, Crittenden and McCullough, Ms. Day and Ms. Yastine participated in the Nonemployee Directors’ Deferred Compensation Plan.

Director Stock Ownership Guidelines

Our non-employee directors are required to own shares valued at three times their annual cash retainer. In determining compliance with these guidelines, stock ownership includes shares beneficially owned by the director (or by immediate family members) and unvested restricted shares, RSUs and deferred stock units. The participants have five years from the date of their initial election to our Board to achieve the targeted level of stock ownership.

Other Director Matters

Mr. Crittenden served as the Chief Financial Officer of Citigroup from March 2007 to March 2009. In July 2010, Mr. Crittenden entered into an order with the SEC in which it found that he should have known that certain statements made by Citigroup, while he was the Chief Financial Officer of Citigroup, were materially misleading and he paid a civil monetary penalty of $100,000. Mr. Crittenden did not admit any wrongdoing in connection with the matter or disgorge any amount to Citigroup, and he did not face a ban from any future activities. In considering Mr. Crittenden’s nomination to our Board, our Corporate Governance Committee reviewed the SEC Order and related matters and concluded that they do not raise any concerns about his qualification to serve on our Board.

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EXECUTIVE COMPENSATION

The subsections within this Executive Compensation section are intended to be read together, and each section provides information not included in the others. For background information on the Compensation Committee and its responsibilities, see “Board of Directors — Board Committees — Compensation Committee.”

In this Executive Compensation section, the terms “we,” “our,” and “us” refer to management, the Company and, as applicable, the Compensation Committee.

Compensation Committee Report1

The Compensation Committee participated in the preparation of the Compensation Discussion and Analysis and reviewed and discussed successive drafts with management. Following completion of this process, the Compensation Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in the Annual Report on Form 10-K for fiscal 2015 (the “2015 Annual Report”) and this Proxy Statement.

COMPENSATION COMMITTEE:

Barbara A. Yastine, Chair

Mark Mason

Robert F. McCullough

Beatriz R. Perez

Compensation Discussion and Analysis (“CD&A”)

Highlights

CEO Succession and Named Executive Officers

During fiscal 2015, the Company underwent a leadership transition. In January 2015, we announced that after 15 years as Co-Chief Executive Officers, Messrs. D. Richard Williams and John A. Addison, Jr. would step down on April 1, 2015. We also announced that effective April 1, 2015 Mr. Glenn J. Williams, then our President, would be promoted to Chief Executive Officer, and Mr. Peter W. Schneider, then our Executive Vice President and General Counsel, would be promoted to President. Effective April 1, 2015, Mr. R. Williams was appointed non-executive Chairman of the Board and Mr. Addison was appointed non-executive Chairman of Primerica Distribution, and both continued to serve as members of our Board of Directors. Compensation changes related to this transition are described under the heading “—Changes to Fiscal 2015 Executive Compensation Program.”

Our named executive officers during fiscal 2015 were:

•	Glenn J. Williams – Chief Executive Officer (effective April 1, 2015)

•	Peter W. Schneider — President

•	Alison S. Rand — Executive Vice President and Chief Financial Officer

•	Gregory C. Pitts — Executive Vice President and Chief Operating Officer

•	William A. Kelly – President of PFS Investments

•	D. Richard Williams –Co-Chief Executive Officer (until April 1, 2015)

•	John A. Addison, Jr. –Co-Chief Executive Officer (until April 1, 2015)

1	The material in the Compensation Committee Report shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement or any portion hereof into any filing under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such acts.

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EXECUTIVE COMPENSATION

Messrs. G. Williams, Schneider and Pitts and Ms. Rand are collectively referred to as the “Executive Team,” a management committee that consists of our four highest ranking executives. Mr. Kelly is a member of the Operating Team, a management committee that consists of our next most senior executives. The Chief Executive Officer, and not the Compensation Committee, sets the compensation for members of the Operating Team. The Executive Team and Mr. Kelly are collectively referred to in this Proxy Statement as “continuing named executive officers.”

Fiscal 2015 Operating and Financial Results (1)

During fiscal 2015, the Company’s operating results were marked by strong performance across all segments as well as a record 8.5% increase in the size of our life-licensed sales force year-over-year. The following table illustrates the Company’s performance in fiscal 2015 relative to its performance in fiscal 2014.

	Fiscal 2015		Fiscal 2014		Change
Operating Revenues	$1,407.1 million		$1,338.9 million	(2)	5.1%
Net Operating Income	$191.1 million		$182.8 million		4.5%
Net Operating Income Return on Adjusted Stockholders’ Equity (ROAE)	16.9%		15.3%		*
Diluted Operating Earnings Per Share	$3.72		$3.31		12.4%
Size of Life-Licensed Sales Force at Fiscal Year End	106,710		98,358		8.5%
Market Price Per Share at Fiscal Year End	$47.23		$54.26		-13.0%
Total Stockholder Return	-11.8	%(3)	27.6	% (4)	*

*	Not applicable
(1)	Includes financial results that were not prepared in accordance with U.S. generally accepted accounting principles (“GAAP”). See “Reconciliation of GAAP and Non-GAAP Financial Measures” in Annex A to this Proxy Statement for a reconciliation to GAAP results.
(2)	Certain reclassifications have been made to fiscal 2014 operating revenues to conform to fiscal 2015 reporting classifications.
(3)	Represents the percentage change in the closing price of our common stock from $54.26 on December 31, 2014 to $47.23 on December 31, 2015, plus the fiscal 2015 dividends of $0.64 per share.
(4)	Represents the percentage change in the closing price of our common stock from $42.91 on December 31, 2013 to $54.26 on December 31, 2014, plus the fiscal 2014 dividends of $0.48 per share.

Our five-year total stockholder return, including dividends, is 104.6% and the market price of our common stock has increased 214.9% from its initial public offering (“IPO”) price of $15.00 per share on April 1, 2010 to its closing price of $47.23 per share on December 31, 2015.

The average one-year stockholder return of companies in our compensation peer group (excluding two companies that announced during 2015 that they will be sold) was -8.9%. See “– Fiscal 2015 Executive Compensation – The Compensation Setting Process – Use of a Peer Group.”

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EXECUTIVE COMPENSATION

The bar graphs below depict our performance over the past five fiscal years measured by net operating income and size of life-licensed sales force at year end, two of the performance measures used to measure corporate performance under our incentive compensation plan.

Fiscal 2015 Executive Compensation

The total compensation paid to our named executive officers for fiscal 2015, as set forth under the heading “— Compensation Tables – Summary Compensation Table”, is shown below.

Name	Title	Total Fiscal 2015 Compensation
Glenn J. Williams	Chief Executive Officer (effective April 1, 2015)	$3,303,761
Peter W. Schneider	President	$2,040,956
Alison S. Rand	Executive Vice President and Chief Financial Officer	$1,522,197
Gregory C. Pitts	Executive Vice President and Chief Operating Officer	$1,520,124
William A. Kelly	President of PFS Investments	$1,170,585
D. Richard Williams	Former Co-Chief Executive Officer (until April 1, 2015)	$3,768,750	(1)
John A. Addison, Jr.	Former Co-Chief Executive Officer (until April 1, 2015)	$3,844,492	(1)

(1)	Includes compensation paid to Messrs. R. Williams and Addison pursuant to their Transition Agreements (see “—Transition Agreements with Former Co-Chief Executive Officers”) as well as compensation paid to them subsequent to April 1, 2015 in their capacity as non-employee directors.

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EXECUTIVE COMPENSATION

Changes to Fiscal 2015 Executive Compensation Program

The Compensation Committee took the following executive compensation actions in January 2015 in connection with the leadership transition:

•	Increased the salaries and target incentive compensation of the continuing named executive officers to reflect their increased responsibilities:

Name	2015 Annual Salary	2014 Annual Salary	2015 Target Incentive Compensation (1)	2014 Target Incentive Compensation (1)
Glenn J. Williams	$750,000	$550,000	$3,250,000	$1,350,000
Peter W. Schneider	$550,000	$450,000	$1,550,000	$1,200,000
Alison S. Rand	$500,000	$450,000	$1,050,000	$800,000
Gregory C. Pitts	$500,000	$450,000	$1,000,000	$800,000
William A. Kelly	$450,000	$364,877	$675,000	$474,340

(1)	Includes cash and equity awards.

•

Entered into amended Employment Agreements with each member of the Executive Team to, among other things, reflect their increased compensation and enhance the term and duration of the restrictive covenants; and

•

Entered into Transition Agreements with each of Messrs. R. Williams and Addison, our former Co-Chief Executive Officers, to specify their non-employee roles with the Company and compensation subsequent to April 1, 2015.

In addition, the Compensation Committee made the following changes to our 2015 executive compensation program:

•

Awarded PSUs to members of the Executive Team in February 2016 for fiscal 2015 performance with a grant value equal to the amount of the equity award value that exceeded target amounts (See “— Fiscal 2015 Compensation – Compensation Elements – Incentive Awards” below for more detail on the PSUs);

•

Amended the Company’s stock ownership guidelines to increase the ownership level required by the President and require that members of the Executive Team hold at least 75% of all net shares received in connection with the Company’s equity plans until the ownership guidelines are met (See “— Compensation Policies – Stock Ownership – Stock Ownership Guidelines”); and

•

In November 2015, amended the Employment Agreements for our Executive Team members other than our Chief Executive Officer to maintain the severance benefits resulting from termination following a change of control at the level currently in effect (rather than reducing those severance benefits as of June 2016).

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Executive Compensation Practices

We Do	We Do Not

✓ Base a majority of total compensation on performance

✓ Set annual corporate performance targets based on objective performance measures

✓ Vest equity awards over time to promote retention

✓ Vest certain equity awards only upon the achievement of objective performance measures

✓ Require executive officers and non-employee directors to hold our common stock through published stock ownership guidelines

✓ Provide only double trigger change-of-control equity acceleration to executives who have change-of-control provisions

✓ Prohibit pledging of our common stock

✓ Make equity awards broadly throughout the organization, including on a performance basis to members of our independent contractor sales force

✓ Mitigate potential dilutive effect of equity awards through a share repurchase program

Ò    Permit hedging transactions or short sales by executive officers or directors

Ò    Provide significant perquisites

Ò    Provide tax gross-ups for perquisites

Ò    Offer a pension or supplemental executive retirement plan (SERP)

Ò    Provide single trigger payments upon change of control

Ò    Provide excise tax gross-ups upon change of control

Pay-for-Performance

The Compensation Committee structured our 2015 executive compensation program so that a meaningful percentage of compensation is tied to the achievement of challenging levels of both corporate performance and personal objectives. Because our Chief Executive Officer had greater responsibilities than our other named executive officers, and because he was ultimately responsible for the Company’s strategic direction and overall results, our pay-for-performance approach provides for a larger portion of the Chief Executive Officers’ total compensation to be “at-risk” in the form of performance-based awards.

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EXECUTIVE COMPENSATION

The following charts reflect the mix of fixed versus performance-based compensation, as well as a breakdown of performance-based compensation, for the Chief Executive Officer and our other continuing named executive officers for fiscal 2015 performance:

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Corporate Performance Objectives

Corporate performance for fiscal 2015 was measured based on four separate objectives, which were derived from the Company’s 2015 business plan. The Compensation Committee intended for all of the corporate target goals to be challenging but achievable, and the maximum goals were intended to be reachable only as a result of exceptional performance. The weighting of each objective was intended to emphasize areas on which our Board wanted the management team to focus its attention. Specifically, the size of the life-licensed sales force was given the highest weighting because the Compensation Committee believes that this metric ultimately drives the success of the business and it wanted to incentivize management to focus on initiatives to grow the sales force.

Corporate Objective	Rationale	Weighting	Performance Level Range (1)	Fiscal 2015 Result
Operating Revenue	Reflects life and securities sales as well as the performance of our insurance in force and assets under management	20%	Threshold: 85% of the target level Target: 100% Maximum: 115% of the target level	$1,407.1 million, representing a 94.7% payout based on a target of $1,429.7 million
Net Operating Income	Reflects the overall success of our company, our ability to manage expenses, our business mix and our achievement of pricing objectives	25%	Threshold: 85% of the target level Target: 100% Maximum: 115% of the target level	$191.1 million, representing a 104.0% payout based on a target of $189.9 million
Net Operating Income Return on Adjusted Stockholders’ Equity (ROAE)	Reflects net operating income performance, as well as the effectiveness of capital management strategies	25%	Threshold: 85% of the target level Target: 100% Maximum: 115% of the target level	16.9%, representing a 137.5% payout based on a target of 16.0%
Size of Life-Licensed Sales Force at Fiscal Year End	Represents recruiting, licensing efficiency, turnover rates and long-term sustainability	30%	Threshold: 90% of the target level Target: 100% Maximum: 110% of the target level	106,710, representing a 141.9% payout based on a target of 102,420
Total 2015 Payout Factor				121.9%

(1)	For all corporate performance metrics, performance at target pays out at 100% of target levels; a threshold level of performance pays out at 50% of target levels and a maximum level of performance pays out at 200% of target levels. For results between threshold and maximum levels, the actual payout factor is extrapolated. No payout is made for any metric for which performance is lower than the threshold level. The Compensation Committee intentionally narrowed the payout band for the size of the life-licensed sales force metric compared to the other metrics because it believes that performance in only the narrower band would justify an incentive payout.

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EXECUTIVE COMPENSATION

Personal Performance Objectives

Each member of the Executive Team had personal performance objectives for fiscal 2015 that were approved by our Board of Directors, and Mr. Kelly had personal performance objectives that were approved by the Chief Executive Officer. These goals focused on professional development, business enhancements that support the effectiveness of the organization, and certain non-financial objectives tied to the needs of the business, including matters such as management of key regulatory issues, the leadership transition, the introduction of new products and technology initiatives, development of a long-term strategic plan and capital deployment.

Because of the importance of the Executive Team’s ability to work together following the leadership transition, the Compensation Committee determined to set their personal performance payout factor for fiscal 2015 as a group. Each Executive Team member’s payout factor was 120%. The payout factor for Mr. Kelly was also set at 120%. As disclosed in the Summary Compensation Table, Mr. Kelly also received a discretionary bonus.

Say-on-Pay

In 2011, our stockholders approved a triennial Say-on-Pay vote. The Company’s most recent advisory vote on executive compensation occurred at the 2014 Annual Meeting of Stockholders. Approximately 99.5% of votes cast approved our executive compensation program as described in our 2014 proxy statement, and the Compensation Committee has not taken any action in response to that say-on-pay vote. The Company will submit for stockholder approval its next Say-on-Pay vote and Say-When-on-Pay vote at its annual meeting of stockholders to be held in 2017.

Tax Implications

The Compensation Committee typically structures incentive compensation in order to comply with the provisions of Section 162(m) of the Code. Compliance with Section 162(m) allows incentive awards to qualify as “performance-based” compensation and allows the awards granted to our executives (other than Ms. Rand, the Chief Financial Officer, whose compensation is not subject to the deduction limitations of Section 162(m)) to be tax deductible by us if the compensation to any executive exceeds $1 million for any fiscal year. While the Compensation Committee believes that tax deductibility of compensation is an important consideration, the ultimate goal of the Compensation Committee is to provide compensation that is in the best interests of the Company. Therefore, to maintain flexibility to compensate our executives in a manner designed to promote long-term corporate goals and objectives, the Compensation Committee has not adopted a policy that all compensation must be deductible or have the most favorable accounting treatment to the Company.

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Fiscal 2015 Executive Compensation

Compensation Program Objectives

Our executive compensation program was designed to achieve the following four primary objectives:

Compensation Program Objective	How Objective is Achieved
Motivate and reward executives when they deliver desired business results and stockholder value	Incentive compensation is tied directly to corporate and personal performance.
Align executive and stockholder interests over the long-term	Equity-based incentive awards are tied to performance and their value increases with stock price appreciation. For Executive Team members, a significant portion of the value of equity grants has been awarded in non-qualified stock options and PSUs to further link executive performance with stockholder interests.
Avoid pay programs that may encourage excessive or unreasonable risk-taking, misalign the timing of rewards and performance, or otherwise fail to promote the creation of long-term stockholder value	The range of performance and payout levels is linear, so that management is not encouraged to take excessive risk to reach a higher level of achievement. In addition, there is a cap for the maximum performance at each level.
Attract and retain the very best executive talent	Executive pay is designed to be competitive and performance-based. Executives are held accountable for results and rewarded above target levels when goals are exceeded. When goals are not met, compensation awards are below target levels.

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EXECUTIVE COMPENSATION

Compensation Elements

The elements of our executive compensation program are described below.

Element	Key Features
Base Salary	Each executive’s base salary is a fixed dollar amount. The Compensation Committee generally reviews these amounts in February of each year and intends for them to provide a competitive fixed rate of pay recognizing different levels of responsibility. In connection with our leadership transition, the Compensation Committee set 2015 base salaries for our Executive Team members in January 2015.
Incentive Awards

Incentive awards are granted to reward employees for achieving critical corporate and personal goals. A portion of the incentive awards are equity-based to motivate executives to create long-term stockholder value.

•    Each Executive Team member’s maximum permissible award is equal to a designated percentage of operating income before income taxes.

•    Cash and equity award targets were set by the Compensation Committee in January 2015 in connection with our leadership transition.

•    In February 2016, the Compensation Committee determined the actual cash and equity awards to Executive Team members for fiscal 2015 performance based on the achievement of corporate and personal objectives.

¡       A portion of the equity grant value was awarded in the form of RSUs in order to align the interests of the executives and our stockholders.

¡       A portion of the equity grant value was awarded in the form of non-qualified stock options because it represents true “pay for performance”: option holders are rewarded only if the market price of our common stock rises, and the awards have no value if the price does not rise.

¡       A portion of the equity grant value was awarded in the form of PSUs because the value of these awards will only be recognized if the Company achieves specified levels of ROAE over the years 2016 through 2018. The Compensation Committee selected ROAE as the performance metric because it measures the profitability of capital deployment. The use of this metric allows our stockholders to evaluate our financial achievements relative to other organizations. We believe this metric has a significant influence on the value our stockholders place on the Company.

Benefit Programs	Our executives participate in the same benefit programs that are offered to other salaried employees.
Perquisites	Limited perquisites are provided to executives primarily to enhance their personal health and to encourage spousal attendance at Company events.

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Elements of Compensation: Base Salary

Base salary is a fixed amount based on an individual’s skills, responsibilities and experience. The annual salaries of our continuing named executive officers were increased as of April 1, 2015 to reflect their increasing responsibilities as a result of the Company’s leadership transition. See “— Fiscal 2015 Executive Compensation.”

Elements of Compensation: Performance Based Awards

Cash and equity incentive awards combined represent the majority of the compensation paid to our continuing named executive officers. The Company utilizes a “plan within a plan” structure for Executive Team members. The Compensation Committee established a maximum permissible award for each Executive Team member that is equal to a designated percentage of operating income before income taxes2.

In addition, the program is divided into a short-term cash incentive program and a long-term equity incentive program. For the Executive Team, the short-term cash incentive award was determined solely based on the achievement of the Company’s previously established annual corporate performance objectives. The long-term equity incentive award was determined based on the achievement of personal performance objectives and the performance of the Executive Team working together, which had a long-term strategic component and was limited to a payout range of between 90% and 125% of the target level. For Mr. Kelly, 55% of incentive compensation is tied to corporate performance and 45% of incentive compensation is tied to personal performance, and the award is delivered 50% in cash and 50% in RSUs.

A visual depiction of the Executive Team incentive award formula is set forth below (with the Chief Executive Officer’s awards for fiscal 2015 performance in italics as an example):

SHORT-TERM

Target Cash Award $1,500,000	x	% Achievement of Corporate Performance Objectives 121.9%	=	Actual Cash Payout $1,828,500

LONG-TERM					x	60% of the first 100% paid in the form of RSUs	/	Closing price on date of grant	=	# of RSUs Granted
						$1,050,000		$41.88		25,071

Target Equity Award	x	% Achievement of Individual Performance Objectives	=	Actual Equity Payout	x	40% of the first 100% paid in the form of Options	/	Closing price on date of grant	x3	to reflect the 3:1 ratio of options to RSUs	=	# of Options Granted
$1,750,000		120.0%		$2,100,000		$700,000		$41.88				50,143

					x	The 20% that was paid over Target was issued in the form of PSUs	/	Closing price on date of grant	=	# of PSUs Granted
						$350,000		$41.88		8,357

[2]	Operating income before income taxes equals income from continuing operations before income taxes, adjusted to exclude the impact of realized investment gains and losses.

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EXECUTIVE COMPENSATION

The table below sets forth the fiscal 2015 target cash and equity award incentive payments for our continuing named executive officers, as well as each executive’s total target incentive award as a percentage of salary. Because CEO succession and related compensation arrangements were announced early in 2015, the 2015 incentive awards for the former Co-Chief Executive Officers were defined in the Transition Agreements.

Name	Annual Salary (1)	Target Cash Award	Target Equity Award	Total Target Incentive Award	Total Target Incentive Award as a Percentage of Salary
Glenn J. Williams	$750,000	$1,500,000	$1,750,000	$3,250,000	433.0%
Peter W. Schneider	$550,000	$700,000	$850,000	$1,550,000	281.8%
Alison S. Rand	$500,000	$400,000	$650,000	$1,050,000	210.0%
Gregory C. Pitts	$500,000	$400,000	$600,000	$1,000,000	200.0%
William A. Kelly	$450,000	$337,500	$337,500	$675,000	150.0%

(1)	Reflects annual base salary as of April 1, 2015.

The table below sets forth the fiscal 2015 actual incentive payments and the percentage of target that the awards represent for each continuing named executive officer.

Name	Actual Cash Award	Actual Equity Award	Total Incentive Award		Total Target Incentive Award	Actual Incentive Award as a % of Target
Glenn J. Williams	$1,828,500	$2,100,000	$3,928,500		$3,250,000	120.9%
Peter W. Schneider	$853,300	$1,020,000	$1,873,300		$1,550,000	120.9%
Alison S. Rand	$487,600	$780,000	$1,267,600		$1,050,000	120.7%
Gregory C. Pitts	$487,600	$720,000	$1,207,600		$1,000,000	120.8%
William A. Kelly	$433,527	$408,527	$842,054	(1)	$675,000	124.7%

(1)	Includes a discretionary cash award of $25,000 paid to Mr. Kelly for his work preparing the business to make adjustments as a result of the fiduciary rule expected to be finalized by the Department of Labor in 2016.

The grant date of each stock award is the date the award is approved by the Compensation Committee. We do not coordinate equity grants with the release of material information. Further, we do not accelerate or delay equity grants in response to material information, nor does the Company delay the release of material information for any reason related to the granting of equity awards.

All incentive compensation awards were made under the Plan, which was approved by our stockholders on May 18, 2011.

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Elements of Compensation: Benefits

As with other employees, our continuing named executive officers are eligible to participate in our employee health benefit programs, including health and dental insurance plans and a life insurance program, on the same terms as regular employees. In addition, all employees receive dividends on unvested restricted stock and RSUs, and regular employees are entitled to a Company match of employee contributions to our 401(k) plan.

Elements of Compensation: Perquisites

The Compensation Committee provides only limited perquisites to our executive officers. In fiscal 2015, those perquisites consisted of executive physicals, spousal travel and legal costs associated with the amendment of employment agreements.

The Compensation Setting Process

Tally Sheets

The Compensation Committee reviews tally sheets for the named executive officers at least annually. These tally sheets set forth all components of compensation, a summary of the equity granted to each continuing named executive officer since the IPO and the value of such holdings under various assumed share prices, as well as the value of benefit plans and programs and perquisites. The tally sheets also set forth the estimated value that each of our continuing named executive officers would realize upon separation from the Company under various scenarios. The Compensation Committee uses the tally sheet information as a basis for understanding the potential impact of recommended changes to the elements of our executive compensation program and to evaluate the degree by which unvested shares held by a named executive officer encouraged retention.

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EXECUTIVE COMPENSATION

Use of a Peer Group

The Compensation Committee reviews executive compensation at peer companies as part of its process of evaluating and setting compensation for members of our Executive Team. The Compensation Committee does not seek to benchmark or set compensation at any specific level relative to the peer data. Instead, the Compensation Committee uses this information primarily as background with respect to compensation plan design decisions and as a general reference point for pay levels.

In selecting peer companies, the Compensation Committee sought companies operating in similar industries (life insurance, financial services), with a similar business model (target customer, independent sales force and profitability) and similar size (revenue and market capitalization) as well as the marketplace for certain skills needed by our executives (direct marketing). This approach reflects the uniqueness and complexity of Primerica’s product and service mix, as opposed to focusing on a more narrow view of Primerica as a traditional life insurance company, and it enables the Compensation Committee to make judgments based on the type of business in which the Company is engaged. Because of the unique nature of our business model, not all selected peer companies fit all identified criteria. The peer group for fiscal 2015 executive compensation was unchanged from that used in fiscal 2014. StanCorp Financial Group Inc. and Symetra Financial Corporation each announced during fiscal 2015 that they will be sold, with the transactions expected to close in early 2016. As a result, they have been excluded from calculations of peer group total stockholder return and we expect to remove them from our compensation peer group during fiscal 2016.

Name of Peer Company	Industry
American Equity Investment Life Holding Co.	Life and Health Insurance
Ameriprise Financial, Inc.	Asset Management and Custody Banks
Eaton Vance Corp.	Asset Management and Custody Banks
FBL Financial Group Inc.	Life and Health Insurance
LPL Financial Holdings Inc.	Investment Banking and Brokerage
Nu Skin Enterprises Inc.	Direct Marketing — Personal Products
Raymond James Financial, Inc.	Investment Banking and Brokerage
StanCorp Financial Group Inc.	Life and Health Insurance
Stifel Financial Corp.	Investment Banking and Brokerage
Symetra Financial Corporation	Life and Health Insurance
TD Ameritrade Holding Corporation	Investment Banking and Brokerage
Torchmark Corporation	Life and Health Insurance
Tupperware Brands Corporation	Direct Marketing — Housewares & Specialties
Waddell & Reed Financial, Inc.	Asset Management and Custody Banks

In fiscal 2015, the Compensation Committee completed a peer group compensation analysis based on individual executive comparisons. The Compensation Committee considered these analyses and findings as part of its overall decision-making process regarding fiscal 2015 executive compensation.

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Compensation Consultant

The Compensation Committee retained Pearl Meyer as its independent compensation consultant for fiscal 2015. Pearl Meyer reviewed management recommendations regarding compensation programs, provided competitive market data and information regarding peer companies, assessed proposed plan designs, provided periodic updates on trends and developments in executive compensation and made recommendations with respect to executive compensation. Pearl Meyer does not provide services to management or the Company, but management works closely with Pearl Meyer as requested by and on behalf of the Compensation Committee.

In accordance with the requirements of Item 407(e)(3)(iv) of Regulation S-K, the Company has affirmatively determined that no conflicts of interest exist between the Company and Pearl Meyer (or any individuals working on the Company’s account on Pearl Meyer’s behalf). In reaching such determination, the Company considered the following enumerated factors, all of which were attested to or affirmed by Pearl Meyer:

•	During fiscal 2015, Pearl Meyer provided no services to, and received no fees from, the Company other than in connection with the engagement;

•

The amount of fees paid or payable by the Company to Pearl Meyer in respect of the engagement represented (or are reasonably certain to represent) less than 0.5% of Pearl Meyer’s total revenue for fiscal 2015;

•	Pearl Meyer has adopted and put in place adequate policies and procedures designed to prevent conflicts of interest, which policies and procedures were provided to the Company;

•

There are no business or personal relationships between Pearl Meyer or any of the individuals on the team working with the Company, on the one hand, and any member of the Compensation Committee other than in respect of the engagement, on the other;

•

There are no business or personal relationships between Pearl Meyer or any of the individuals on the team working with the Company, on the one hand, and any executive officer of the Company other than in respect of the engagement, on the other; and

•	Neither Pearl Meyer nor any of the individuals on the team working with the Company owns our common stock.

Management’s Role in Setting Executive Compensation

Our Chief Executive Officer participated in setting the compensation of our other Executive Team members for fiscal 2015 by providing detailed reports on personal performance and making recommendations to the Compensation Committee and he set the compensation for Mr. Kelly. Our named executive officers do not directly participate in determining their compensation, although they provided the Compensation Committee, in the case of the Executive Team members, and the Chief Executive Officer with detailed reports on their achievement of personal performance goals. In making his recommendations, our Chief Executive Officer considered the individual’s performance and past contributions to the Company, the potential future contribution of the individual to the Company, and achievement of the Company’s business and financial goals, including the potential for the individual to make even greater contributions to the Company in the future than he or she has in the past, the risk that the individual may be recruited by a competitor, and market compensation data. With respect to the Executive Team members, the Compensation Committee discussed these recommendations with our Chief Executive Officer and in executive session with its independent compensation consultant.

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EXECUTIVE COMPENSATION

Fiscal 2016 Executive Compensation

Subsequent to the end of fiscal 2015, the Compensation Committee determined the extent to which the Company achieved the fiscal 2015 performance objectives required to earn incentive awards. Based on the peer review completed in fiscal 2015 and the Company’s performance in fiscal 2015 and outlook for fiscal 2016, the Compensation Committee approved the following actions with respect to our continuing named executive officers for incentive awards to be granted in February 2017:

•	Determined that equity grant values for Executive Team members would represent fixed amounts and would not reflect personal performance;

•

Increased the fixed equity grant values for the Executive Team members to continue to reflect the leadership transition and to more closely align our executive compensation with peer group compensation;

•	Determined that equity awards to Executive Team members would consist of RSUs (50% of total award value) and PSUs (50% of total award value), and the award of stock options would be discontinued; and

•	Determined that individual performance by Executive Team members could result in an increase or decrease in the short-term incentive award of up to 20%, all of which will be paid in cash.

Post-Employment Compensation

The Company has no executive deferred compensation plan or defined pension plan and has no agreements that trigger payouts solely due to a change in control of the Company. The Compensation Committee has approved employment agreements with each member of the Executive Team that provide for severance and, in some cases, change of control benefits if the officer’s employment terminates upon a qualifying event or circumstance, such as being terminated without cause or leaving employment for good reason. Additional information regarding the employment agreements is found under “— Employment Agreements with Executive Team Members” below, and a quantification of benefits that would have been received by our continuing named executive officers had termination occurred on December 31, 2015 is found under “— Potential Payments and Other Benefits Upon Termination or Change of Control.”

The Compensation Committee believes that severance benefits are an important part of a competitive overall compensation arrangement for our Executive Team members and are consistent with the objective of attracting, motivating and retaining highly talented executives. The Compensation Committee also believes that such benefits will help to secure the continued employment and dedication of our Executive Team members, mitigate concern that they might have regarding their continued employment prior to or following a change of control, and encourage independence and objectivity when considering possible transactions that may be in the best interests of our stockholders but may possibly result in the termination of their employment. Finally, the Compensation Committee believes that post-employment non-disclosure, non-competition and non-solicitation covenants to which our Executive Team members have agreed in consideration for the Company providing these severance benefits are highly beneficial to the Company.

Compensation Policies

Compensation Clawbacks

The Plan provides that the Compensation Committee may require the reimbursement of cash or forfeiture of equity awards if it determines that an award that was granted, vested or paid based on the achievement of performance criteria that would not have been granted, vested or paid absent fraud or misconduct, an event giving rise to a restatement of the Company’s financial statements or a significant write-off not in the ordinary course affecting the Company’s financial statements. The clawback language will

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be expanded as required by the SEC in a manner consistent with final rules expected to be adopted in connection with the Dodd-Frank Act.

Stock Ownership

Stock Ownership Guidelines

The Compensation Committee recognizes the critical role that executive stock ownership has in aligning the interests of management with those of our stockholders. As such, we maintain stock ownership guidelines under which our Executive Team members are required to acquire and hold our common stock in an amount representing a multiple of base salary. In determining compliance with these guidelines, stock ownership includes shares beneficially owned by the participant (or by immediate family members) as well as unvested RSUs. Stock options and PSUs do not count towards satisfaction of the guidelines. Until the ownership guidelines are satisfied, our Executive Team members are required to hold 75% of the net shares received under the Company’s equity-based incentive compensation program (after having shares withheld to satisfy taxes). To monitor compliance with these guidelines, the Compensation Committee reviews the stock ownership of our Executive Team members at least annually. During 2015, the Compensation Committee amended the Company’s stock ownership guidelines to increase the ownership level required by our President to 3.5 times base salary. The following table sets forth the stock ownership requirements and current holdings as of March 1, 2016.

	Ownership Guideline (as a multiple of base salary)	Status as of March 1, 2016
Glenn J. Williams	5.0x	5.8x

Peter W. Schneider	3.5x	3.5x

Alison S. Rand	2.5x	5.1x

Gregory C. Pitts	2.5x	3.8x

Hedging, Pledging and Insider Trading Policy

Our insider trading policy expressly bars ownership of financial instruments or participation in investment strategies that hedge the economic risk of owning our common stock. We also prohibit officers and directors from pledging Primerica securities as collateral for loans. In addition, we prohibit our officers, directors and employees from purchasing or selling Primerica securities while in possession of material, non-public information, or otherwise using such information for their personal benefit.

Pre-Set Trading Plans

Our executives and directors are permitted to enter into trading plans that are intended to comply with the requirements of Rule 10b5-1 of the Exchange Act so that they can prudently diversify their asset portfolios and exercise their stock options before their scheduled expiration dates. During fiscal 2015, many of our named executive officers were parties to Rule 10b5-1 trading plans that provided for the sale of shares at certain designated prices or on certain designated dates. The purpose of such plans was to enable our executive officers to recognize the value of their compensation and diversify their holdings of our common stock during periods in which they would otherwise be unable to buy or sell such stock because important information about Primerica had not been publicly released. All of such 10b5-1 trading plans terminated or were cancelled during 2015.

Equity Awards to Sales Representatives

The Compensation Committee approves widespread performance-based grants to members of the sales force, who are independent contractors of the Company. The sales force awards are determined based on specific formulas that are intended to motivate performance. The following chart details all equity awards, including awards to our sales force, granted by the Compensation Committee in fiscal 2015.

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EXECUTIVE COMPENSATION

Number of Equity Awards	Type of Equity Award	Recipient Group
325,744	RSUs	Sales Force
137,773	RSUs	Management Employees, Other Than Named Executive Officers
87,162(1)	RSUs	Named Executive Officers
46,213	Non-Qualified Stock Options	Named Executive Officers
16,390(2)	RSUs (or Deferred Stock Units in lieu thereof)	Board of Directors

(1)	Includes RSUs granted to the former Co-Chief Executive Officers pursuant to the terms of their Transition Agreements.
(2)	Excludes deferred stock units granted in lieu of cash payments or pursuant to dividend reinvestment.

Risks Related to Compensation Policies and Practices

The Company has in place a risk management discipline that is designed to capture, monitor, and control the risks created by its business activities, and the Compensation Committee considers risk in developing the compensation policies and practices for all employees, including our named executive officers. Although our compensation programs are generally designed to pay for performance and provide incentive-based compensation, the programs contain various mitigating factors to ensure our employees are not encouraged to take unnecessary risks in managing our business.

These factors include:

•	Oversight of programs (or components of programs) by committees of our Board, including the Compensation Committee;

•	Internal controls that are designed to keep our financial and operating results from being susceptible to manipulation by any employee, including our named executive officers;

•	Discretion provided to our Board and the Compensation Committee to set targets, monitor performance and determine final payouts;

•

Oversight of Company activities by a broad-based group of functions within the organization, including Human Resources, Finance and Legal and at multiple levels within the organization (both corporate and business unit/region);

•	A mixture of programs that provide focus on both short- and long-term goals and that provide a mixture of cash and stock-based compensation;

•	Caps on the maximum incentive payouts available to our Executive Team members;

•	Incentive awards focused primarily on the use of reportable and broad-based financial metrics, with no one factor receiving an excessive weighting;

•	Time-based and performance-based vesting conditions with respect to equity awards;

•	Clawback provisions in the Plan; and

•	The long-term ownership interests in the Company held by certain of our key executive officers.

The Compensation Committee has determined that the Company’s compensation policies and practices are not reasonably likely to have a material adverse effect on the Company.

Compensation Committee Interlocks and Insider Participation

Each of Mr. McCullough, Ms. Perez and Ms. Yastine has served as a member of the Compensation Committee during all of fiscal 2015. Mr. Mason has served as a member of the Compensation Committee since May 20, 2015. None of the current or former members of the Compensation Committee is a former or current officer or employee of the Company or any of its subsidiaries.

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Compensation Tables

Summary Compensation Table

The following table describes total compensation earned during fiscal 2015, fiscal 2014 and the year ended December 31, 2013 (“fiscal 2013”) for our named executive officers.

Name and Principal Position	Year	Salary ($)	Bonus ($)		Stock Awards ($)		Option Awards ($)		Non-Equity Incentive Plan Compensation ($)		Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)		All Other Compensation ($)		Total ($)
(A)	(B)	(C)	(D)		(E)		(F)		(G)		(H)		(I)		(J)
Glenn J. Williams	2015	$700,000	—		$517,452	(1)	$214,149	(2)	$1,828,500	(3)	$3,131	(4)	$40,529	(5)	$3,303,761
Chief Executive Officer	2014	$550,000	—		$492,546	(6)	$299,844	(7)	$648,600	(8)	$3,348	(4)	$51,320		$2,045,658
	2013	$450,000	—		$319,905	(9)	$124,119	(10)	$656,760	(11)	$2,605	(4)	$31,688		$1,585,077
Peter W. Schneider	2015	$525,000	—		$517,452	(1)	$107,069	(2)	$853,300	(3)	$3,776	(4)	$34,359	(5)	$2,040,956
President	2014	$450,000	—		$483,564	(6)	$147,182	(7)	$648,600	(8)	$4,176	(4)	$27,859		$1,761,381
	2013	$450,000	—		$319,905	(9)	$124,119	(10)	$644,760	(11)	$3,208	(4)	$30,390		$1,572,382
Alison S. Rand	2015	$487,500	—		$421,634	(1)	$95,180	(2)	$487,600	(3)	—		$30,283	(5)	$1,522,197
Executive Vice President and Chief Financial Officer	2014	$450,000	—		$379,328	(6)	$125,952	(7)	$324,300	(8)	—		$27,381		$1,306,961
	2013	$450,000	—		$284,338	(9)	$110,328	(10)	$310,380	(11)	—		$27,276		$1,182,322
Gregory C. Pitts	2015	$487,500	—		$421,634	(1)	$95,180	(2)	$487,600	(3)	—		$28,210	(5)	$1,520,124
Executive Vice President and Chief Operating Officer	2014	$450,000	—		$379,328	(6)	$125,952	(7)	$324,300	(8)	—		$28,006		$1,307,586
	2013	$450,000	—		$273,961	(9)	$106,293	(10)	$310,380	(11)	—		$30,518		$1,171,152
William A. Kelly	2015	$428,708	$25,000	(12)	$285,048	(1)	—		$408,527	(3)	—		$23,302	(5)	$1,170,585
President, PFS Investments	2014	$362,160	—		$248,807	(6)	—		$285,091	(8)	—		$4,561		$900,619
	2013	$348,551	—		$240,124	(9)	—		$248,845	(11)	—		$725		$838,245
D. Richard Williams	2015	$190,341	—		$1,249,974	(1)	—		$1,732,885	(13)	$18,145	(4)	$577,405	(14)	$3,768,750
Former Co-Chief Executive Officer	2014	$750,000	—		$827,708	(6)	$377,893	(7)	$1,621,500	(8)	$21,124	(4)	$54,782		$3,653,007
	2013	$750,000	—		$860,812	(9)	$333,988	(10)	$1,489,875	(11)	$15,728	(4)	$63,489		$3,513,892
John A. Addison, Jr.	2015	$190,341	—		$1,249,974	(1)	—		$1,732,885	(13)	—		$671,292	(14)	$3,844,492
Former Co-Chief Executive Officer	2014	$750,000	—		$827,708	(6)	$377,893	(7)	$1,621,500	(8)	$14,348	(4)	$59,638		$3,651,087
	2013	$750,000	—		$860,812	(9)	$333,988	(10)	$1,489,875	(11)	—		$63,594		$3,498,269

(1)	Represents time-based RSUs granted in February 2015 for performance in fiscal 2014. For the valuation assumptions underlying the awards, see the Company’s audited financial statements for fiscal 2015 included in the 2015 Annual Report.
(2)	Represents time-based non-qualified stock options granted in February 2015 for performance in fiscal 2014. For the valuation assumptions underlying the awards, see the Company’s audited financial statements for fiscal 2015 included in the 2015 Annual Report.
(3)	Represents incentive awards paid in cash in March 2016 for performance in fiscal 2015.
(4)	Represents the positive changes in the present value of the pension benefits for each named executive officer under The Citigroup Pension Plan and The Travelers Retirement Benefits Equalization Plan (the “Travelers Nonqualified Plan”). The amount of each named executive officer’s above-market or preferential earnings on compensation that was deferred on a basis that was not tax-qualified was $0. For Mr. Addison, earnings for fiscal 2015 were ($632).
(5)	Perquisites and personal benefits included executive healthcare benefits and spousal travel, neither of which exceeded the greater of $25,000 or 10% of the total. All Other Compensation also includes dividends paid on unvested equity awards and the 401(k) plan matching contribution for the 2015 plan year as set forth below:

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Name	Dividends on Unvested Equity Awards	401(k) Match
Glenn J. Williams	$13,936	$13,250
Peter W. Schneider	$13,831	$13,250
Alison S. Rand	$11,362	$13,250
Gregory C. Pitts	$11,277	$13,250
William A. Kelly	$7,880	$13,250

(6)	Represents time-based RSUs granted in February 2014 for performance in fiscal 2013. For the valuation assumptions underlying the awards, see the Company’s audited financial statements for fiscal 2014 included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014 (“2014 Annual Report”).
(7)	Represents time-based non-qualified stock options granted in February 2014 for performance in fiscal 2013. For the valuation assumptions underlying the awards, see the Company’s audited financial statements for fiscal 2014 included in the 2014 Annual Report.
(8)	Represents incentive awards paid in cash in March 2015 for performance in fiscal 2014.
(9)	Represents time-based restricted shares granted in February 2013 for performance in fiscal 2012. For the valuation assumptions underlying the awards, see the Company’s audited financial statements for fiscal 2013 included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013 (the “2013 Annual Report”).
(10)	Represents time-based non-qualified stock options granted in February 2013 for performance in fiscal 2012. For the valuation assumptions underlying the awards, see the Company’s audited financial statements for fiscal 2013 included in the 2013 Annual Report.
(11)	Represents incentive awards paid in cash in March 2014 for performance in fiscal 2013.
(12)	Mr. Kelly was awarded a discretionary bonus for his work preparing the business to make adjustments as a result of the fiduciary rule expected to be finalized by the Department of Labor in 2016.
(13)	Represents cash incentive awards paid in 2015 for service from January 1, 2015 to August 18, 2015 pursuant to the terms of the Transition Agreements with our former Co-Chief Executive Officers.
(14)	Perquisites and personal benefits included executive healthcare benefits, spousal travel and certain office and administrative costs, none of which exceeded the greater of $25,000 or 10% of the total except for the costs of Mr. Addison’s office and administrative support from April 1, 2015 through December 31, 2015 in the aggregate amount of $98,718 pursuant to the terms of his Transition Agreement. All Other Compensation also includes (a) salary for the period from April 1, 2015 through August 18, 2015 pursuant to the terms of the Transition Agreements of $287,670, (b) non-employee director compensation of $131,250 in cash and $75,000 in RSUs, (c) accrued but unused vacation in the amount of $31,154 and (d) healthcare continuation in the amounts of $16,062 for Mr. Williams and $10,972 for Mr. Addison.

Salary (Column C)

Reflects base salary earned by our named executive officers.

Bonus (Column D)

Primerica did not award any non-incentive cash compensation (other than salary) to our named executive officers in fiscal 2015, fiscal 2014 or fiscal 2013, except that Mr. Kelly was awarded a discretionary cash award for his work preparing the business to make adjustments as a result of the fiduciary rule expected to be finalized by the Department of Labor in 2016.

Stock Awards (Column E)

The dollar amounts for the awards represent the grant date fair value computed in accordance with GAAP and will vary from the actual amount ultimately realized by our named executive officers. We are required by the SEC to disclose this amount; it is not the value that the Compensation Committee considered when they determined the size of the awards. The ultimate value of the award will depend on the price of our common stock on the date that the award vests. Details about fiscal 2015 awards are included in the “Fiscal 2015 Grant of Plan-Based Awards Table”. All time-based RSUs are scheduled to vest in equal annual installments over three years.

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Option Awards (Column F)

The dollar amounts for the awards represent the grant date fair value computed in accordance with GAAP and will vary from the actual amount ultimately realized by our named executive officers. We are required by the SEC to disclose this amount; it is not the value that the Compensation Committee considered when they determined the size of the awards. All stock options are scheduled to vest in equal annual installments over three years.

Non-Equity Incentive Plan Compensation (Column G)

These amounts (i) reflect non-equity incentive plan compensation awards, which were earned by our named executive officers under the Plan based on corporate and personal performance during fiscal 2015, fiscal 2014 and fiscal 2013 and (ii) were approved by the Compensation Committee (or, for Mr. Kelly, our Chief Executive Officer) in February 2016, February 2015 and February 2014, respectively.

Change in Pension Value and Nonqualified Deferred Compensation Earnings (Column H)

These amounts are the positive changes in the present value of the pension benefits for each named executive officer under The Citigroup Pension Plan and the Travelers Nonqualified Plan, which the executives participated in prior to the IPO. These benefits are all provided under Citigroup plans; Primerica does not have a pension plan or a deferred compensation plan.

All Other Compensation (Column I)

These amounts reflect the combined value of each named executive officer’s perquisites, personal benefits and compensation that is not otherwise reflected in the table.

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Fiscal 2015 Grants of Plan-Based Awards Table

The following table provides information about each grant of plan-based awards made to our named executive officers during fiscal 2015. Each of the incentive awards granted by Primerica during fiscal 2015 and reported in the below table was granted under, and is subject to the terms of, the Plan. Awards granted under the Plan are transferable only to trusts established solely for the benefit of the grantee’s family members or to a beneficiary of a named executive officer upon his or her death.

	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)(2)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			Maximum Based on 162(m) Bonus Pool (3)	All Other Stock Awards: Number of Shares of Stock or Units (#) (4)	All Other Option Awards: Number of Securities Underlying Options (#) (5)	Exercise of Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards
Name		Threshold ($)	Target ($)	Maximum ($)	Threshold ($)	Target ($)	Maximum ($)
(A)	(B)	(C)	(D)	(E)	(F)	(G)	(H)	(I)	(J)	(K)	(L)	(M)
Glenn J. Williams	(6)	N/A	$1,500,000	$3,000,000	$1,575,000	$1,750,000	$2,187,500	$5,854,380
	02/23/15								9,672	19,345	$53.50	$731,601
Peter W. Schneider	(6)	N/A	$700,000	$1,400,000	$765,000	$850,000	$1,062,500	$2,927,190
	02/23/15								9,672	9,672	$53.50	$624,521
Alison S. Rand	(6)	N/A	$400,000	$800,000	$585,000	$650,000	$812,500	$2,927,190
	02/23/15								7,881	8,598	$53.50	$516,813
Gregory C. Pitts	(6)	N/A	$400,000	$800,000	$540,000	$600,000	$750,000	$2,927,190
	02/23/15								7,881	8,598	$53.50	$516,813
William A. Kelly	(6)	N/A	$337,500	$576,281	N/A	$337,500	$576,281	N/A
	02/23/15								5,328	—	—	$285,048
D. Richard Williams	(6)	N/A	N/A	N/A	N/A	N/A	N/A	N/A
	02/23/15								23,364	—	—	$1,249,974
	05/20/15(7)	N/A	N/A	N/A	N/A	N/A	N/A	N/A	1,639	—	—	$74,968
John A. Addison, Jr.	(6)	N/A	N/A	N/A	N/A	N/A	N/A	N/A
	02/23/15								23,364	—	—	$1,249,974
	05/20/15(7)	N/A	N/A	N/A	N/A	N/A	N/A	N/A	1,639	—	—	$74,968

(1)	Represents total incentive award amounts for each named executive officer for performance in fiscal 2015, which were paid in March 2016.
(2)	The cash incentive award and the number of RSUs, PSUs and non-qualified stock options awarded to each continuing named executive officer under the incentive compensation plan in February 2016 for performance in fiscal 2015, as well as the grant date fair value of such awards, are set forth below:

Fiscal 2016 Grants for Fiscal 2015 Performance

	Cash Award	2016 Equity Awards
		Value of RSUs (a)	Value of Options (b)	Value of PSUs (a)	Total Equity	Total Incentive
Glenn J. Williams	$1,828,500	$1,050,000	$700,000	$350,000	$2,100,000	$3,928,500
Peter W. Schneider	$853,300	$637,500	$212,500	$170,000	$1,020,000	$1,873,300
Alison S. Rand	$487,600	$474,500	$175,500	$130,000	$780,000	$1,267,600
Gregory C. Pitts	$487,600	$438,000	$162,000	$120,000	$720,000	$1,207,600
William A. Kelly	$433,527	$408,527	N/A	N/A	$408,527	$842,054

(a)	The number of time-based RSUs and PSUs awarded was based on the award value, as determined by the Compensation Committee, divided by $41.88, which was the closing price of our common stock on the trading day immediately preceding the grant date.

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(b)	The Compensation Committee did not use an accounting valuation model to determine the number of non-qualified stock options to be issued to each continuing named executive officer. Rather, each stock option was valued at one-third of the value of a RSU. In February 2016, the number of stock options awarded was based on the aggregate award value, as determined by the Compensation Committee, divided by $41.88, which was the closing price of our common stock on the trading day immediately preceding the grant date, multiplied by three. For more information regarding fair value of awards, see “—Grant Date Fair Value of Stock and Option Awards (Column M).”

(3)	Represents a designated percentage of operating income before income taxes for fiscal 2015, which was equal to $292.7 million. “Operating income before income taxes” is defined as Primerica’s income before income taxes, adjusted to exclude the impact of realized investment gains and losses. The maximum permissible award was determined in the aggregate only and it is not broken down between the cash and equity components.
(4)	Represents time-based RSUs granted under the incentive compensation plan in February 2015 for performance in fiscal 2014. The right to receive these shares was disclosed as an estimated future payout in the 2015 proxy statement.
(5)	Represents time-based non-qualified stock options granted under the incentive compensation plan in February 2015 for performance in fiscal 2014. The right to receive these options was disclosed as an estimated future payout in the 2015 proxy statement.
(6)	The Compensation Committee approved the 2015 incentive compensation program on February 23, 2015. Grants under the program were made on February 23, 2016.
(7)	Represents time-based RSUs granted to our non-employee directors in May 2015.

Estimated Future Payouts Under Non-Equity Incentive Plan Awards (Columns C, D and E)

These amounts reflect the annual incentive compensation amounts that could have been earned during fiscal 2015 based upon the achievement of performance goals under the Plan. The threshold and target levels for our Chief Executive Officer represent 100% and 200% of annual base salary, respectively. For our other Executive Team members, these amounts are set annually by the Compensation Committee and for Mr. Kelly these amounts are set annually by the Chief Executive Officer. Although the maximum permissible incentive compensation award was equal to a designated percentage of operating income before income taxes for our Executive Team members (see Column I), the Compensation Committee determined the actual cash award based on the achievement of corporate performance objectives. The 2015 incentive program for our Executive Team members provided for a maximum payout of 200% of target. For Mr. Kelly, the incentive program provides for a maximum payout of 200% of target for corporate performance and 135% of target for individual performance. The annual cash incentive compensation earned in fiscal 2015 by our Executive Team members was approved by the Compensation Committee in February 2016 and paid in March 2016. These amounts are reflected in column (G) of the “Summary Compensation Table”.

Estimated Future Payouts Under Equity Incentive Plan Awards (Columns F, G and H)

The target equity incentive award represents an amount designated by the Compensation Committee (for the Executive Team members) and by the Chief Executive Officer (for Mr. Kelly) at the beginning of fiscal 2015. Although the maximum permissible incentive compensation award for each Executive Team member was equal to a designated percentage of operating income before income taxes (see Column I), the Compensation Committee determined the actual equity award based on the achievement of personal performance objectives. The incentive program provided for a threshold payout of 90% of target and a maximum payout equal to 125% of target for our Executive Team members. For Mr. Kelly, the incentive program provides for a maximum payout of 200% of target for corporate performance and 135% of target for individual performance.

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Maximum Based on 162(m) Bonus Pool (Column I)

The overall maximum incentive award for each Executive Team member, which is equal to a specified percentage of operating income before income taxes, reflects an aggregate maximum for cash incentive and stock-based incentive awards.

All Other Stock Awards (Column J)

This column represents time-based RSUs granted in February 2015 for fiscal 2014 performance. The restrictions on these RSUs lapse in equal installments on March 1 of each of the subsequent three years. Further, the restrictions on the RSUs lapse automatically upon the death of the grantee and upon the retirement of any employee so long as he or she is at least 55 years of age and his or her age plus years of service equals at least 75. Upon disability of the grantee, the RSU continues to vest for 12 months and, if the grantee remains on approved disability leave, then the unvested portion vests as of the first anniversary of the commencement of such disability leave. Holders of RSUs do not have the right to vote or dispose of their RSUs, but the awards do receive dividend equivalents.

All Other Option Awards (Column K)

This column represents stock options granted in February 2015 for fiscal 2014 performance. The restrictions on all non-qualified stock options lapse in equal installments on March 1 of the subsequent three years. Further, the restrictions on the options lapse automatically upon the death of the grantee and upon the retirement of any employee so long as he or she is at least 55 years of age and his or her age plus years of service equals at least 75. Upon disability of the grantee, the options continue to vest for 12 months and, if the grantee remains on approved disability leave, then the unvested portion vests as of the first anniversary of the commencement of such disability leave.

Exercise or Base Price of Option Awards (Column L)

The exercise price is equal to the closing price of our common stock on the trading day immediately preceding the grant date.

Grant Date Fair Value of Stock and Option Awards (Column M)

The grant date fair value of RSUs in this table is equal to the number of time-based RSUs awarded multiplied by the closing price of our common stock on the trading day immediately preceding the grant date. The grant date fair value of stock options in the table was estimated on the date of grant using the Black-Scholes option-pricing model. All inputs into the Black-Scholes model were estimates made at the time of grant and determined in accordance with the guidance prescribed by Accounting Standards Codification paragraphs 718-55-21 through 718-55-26.

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Outstanding Equity Awards at Fiscal Year-End Table

The following table sets forth information regarding Primerica equity awards outstanding as of December 31, 2015, based on the closing price of our common stock on that date of $47.23 per share.

	Grant Date	Number of Securities Underlying Unexercised Options (#)			Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)
Name		Exercisable	Unexercisable
Glenn J. Williams	02/20/13	9,804	4,902	(1)	$32.63	2/20/2023	3,268	(1)	$154,348
	02/11/14	7,970	15,941	(2)	$41.20	2/11/2024	7,970	(2)	$376,423
	02/23/15	—	19,345	(3)	$53.50	2/23/2025	9,672	(3)	$456,809

							20,910		$987,580
Peter W. Schneider	02/20/13	9,804	4,902	(1)	$32.63	2/20/2023	3,268	(1)	$154,348
	02/11/14	3,912	7,825	(2)	$41.20	2/11/2024	7,825	(2)	$369,575
	02/23/15	—	9,672	(3)	$53.50	2/23/2025	9,672	(3)	$456,809

							20,765		$980,732
Alison S. Rand	02/20/13	—	4,358	(1)	$32.63	2/20/2023	2,905	(1)	$137,203
	02/11/14	—	6,696	(2)	$41.20	2/11/2024	6,138	(2)	$289,898
	02/23/15	—	8,598	(3)	$53.50	2/23/2025	7,881	(3)	$372,220

							16,924		$799,321
Gregory C. Pitts	02/20/13	—	4,198	(1)	$32.63	2/20/2023	2,799	(1)	$132,197
	02/11/14	3,348	6,696	(2)	$41.20	2/11/2024	6,138	(2)	$289,898
	02/23/15	—	8,598	(3)	$53.50	2/23/2025	7,881	(3)	$372,220

							16,818		$794,315
William A. Kelly	02/20/13	—	—		—	—	2,453	(1)	$115,855
	02/11/14	—	—		—	—	4,026	(2)	$190,148
	02/23/15	—	—		—	—	5,328	(3)	$251,641

							11,807		$557,644
D. Richard Williams	02/20/13	13,191	—		$32.63	2/20/2023	—		—
	02/11/14	20,090	—		$41.20	2/11/2024	—		—
	02/23/15	—	—		—	—	—		—
	05/20/15	—	—		—	—	820	(4)	$38,729

							820		$38,729
John A. Addison, Jr.	02/20/13	13,191	—		$32.63	2/20/2023	—		—
	02/11/14	20,090	—		$41.20	2/11/2024	—		—
	02/23/15	—	—		—	—	—		—
	05/20/15	—	—		—	—	820	(4)	$38,729

							820		$38,729

(1)	Scheduled to vest on March 1, 2016.
(2)	Scheduled to vest in equal installments on March 1, 2016, and March 1, 2017, and automatically vests on the date that a recipient retires from the Company so long as he or she is at least 55 years of age and his or her age plus years of service equals at least 75.
(3)	Scheduled to vest in equal annual installments on March 1, 2016, March 1, 2017 and March 1, 2018, and automatically vests on the date that a recipient retires from the Company so long as he or she is at least 55 years of age and his or her age plus years of service equals at least 75.
(4)	Awarded for service as a non-employee director. These awards vest in equal quarterly installments; the unvested awards are scheduled to vest in equal annual installments on February 20, 2016 and May 20, 2016.

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Fiscal 2015 Option Exercises and Stock Vested Table

This table shows options that were exercised during fiscal 2015 as well as restricted stock and RSUs held by our named executive officers for which restrictions lapsed during fiscal 2015. The dollar values shown in this table reflect the value realized on the vesting date, which differ from the grant date fair value disclosed elsewhere in this Proxy Statement.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#) (2)	Value Realized on Vesting ($) (3)
Glenn J. Williams	—	—	13,129	$696,889
Peter W. Schneider	—	—	13,056	$693,039
Alison S. Rand	7,705	$121,940	11,197	$594,499
Gregory C. Pitts	8,396	$172,992	11,091	$588,909
William A. Kelly	—	—	7,350	$389,831
D. Richard Williams	36,426	$663,556	78,172	$4,047,288	(4)
John A. Addison, Jr.	36,426	$661,737	78,172	$4,047,288	(4)

(1)	Represents the number of options exercised multiplied by the difference between the market price of the underlying securities at exercise and the option exercise price.
(2)	Includes shares that were withheld for the payment of taxes due upon the vesting of the restricted stock awards.
(3)	Represents the number of shares of our common stock acquired on February 21, 2015 and March 1, 2015 multiplied by the closing stock price of our common stock of $53.50 and $52.74, respectively, on the next trading day prior to those dates.
(4)	Also represents (A) the number of shares of our common stock acquired on April 1, 2015 (the date that Messrs. R. Williams and Addison left their employment with the Company) multiplied by the closing stock price of our common stock of $50.90 on the next trading day prior to that date and (B) the time-based RSUs acquired in connection with the service of Messrs. R. Williams and Addison as non-employee directors on August 20, 2015 and November 20, 2015 multiplied by the closing stock price of our common stock of $44.93 and $50.57, respectively, on the next trading day prior to such dates.

Pension Plan Table

The following table sets forth information for each of our named executive officers who participates in a plan that provides for payments or other benefits at, following, or in connection with retirement. These benefits are all provided under Citigroup plans, and Citigroup provided the plan descriptions. Primerica does not have a pension plan. The named executive officers who are not listed did not participate in the Citigroup plans in fiscal 2015.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($) (1)	Payments During Last Fiscal Year ($)
Glenn J. Williams	The Citigroup Pension Plan	8.00	$69,959	$—
	Travelers Nonqualified Plan	2.00	$6,142	$—
Peter W. Schneider	The Citigroup Pension Plan	7.50	$82,078	$—
	Travelers Nonqualified Plan	1.50	$12,165	$—
D. Richard Williams	The Citigroup Pension Plan	28.42	$296,361	$—
	Travelers Nonqualified Plan	22.42	$165,922	$—
John A. Addison, Jr.	Travelers Nonqualified Plan	19.08	$74,561	$4,433

(1)	The material assumptions used in determining the present value of the plan benefits are (a) a discount rate of 4.75%, and (b) an interest credit rate on cash balance plan benefits of 3.75%.

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The Citigroup Pension Plan

The purpose of this broad-based, tax-qualified retirement plan is to provide retirement income on a tax-deferred basis to all U.S. employees of Citigroup, including Primerica’s employees through April 7, 2010, the closing date of the IPO. Effective January 1, 2002, this plan adopted a single cash balance benefit formula for most of the covered population, including our named executive officers. This benefit is expressed in the form of a hypothetical account balance. Benefit credits accrued annually at a rate between 1.5% and 6% of eligible compensation; the rate increased with age and service. Interest credits are applied annually to the prior year’s balance, and are based on the yield on 30-year Treasury bonds (as published by the Internal Revenue Service). Employees became eligible to participate in The Citigroup Pension Plan after one year of service, and benefits generally vested after three years of service. Effective December 31, 2006, The Citigroup Pension Plan was closed to new members, and effective December 31, 2007, future cash balance plan accruals ceased. All of our named executive officers were eligible for benefit accruals under this plan and continue to earn interest credits, like other participants.

Eligible compensation generally includes base salary and wages, plus shift differential and overtime (including any before-tax contributions to a 401(k) plan or other benefit plans), incentive awards paid in cash during such year, including any amount payable for such year, but deferred under a deferred compensation agreement, commissions paid during such year, any incentive bonus or commission granted during such year in the form of restricted stock or stock options under The Citigroup Capital Accumulation Plan, but excluding compensation payable after termination of employment, sign-on and retention bonuses, severance pay, cash and non-cash fringe benefits, reimbursements, tuition benefits, payment for unused vacation, any amount attributable to the exercise of a stock option, or attributable to the vesting of, or an 83(b) election with respect to, an award of restricted stock, moving expenses, welfare benefits, and payouts of deferred compensation. Annual eligible compensation was limited by Internal Revenue Service rules to $225,000 for 2007 (the final year of cash balance benefit accrual).

The normal form of benefit under The Citigroup Pension Plan is a joint and survivor annuity for married participants (payable over the life of the participant and spouse) and a single life annuity for unmarried participants (payable for the participant’s life only). Although the normal form of the benefit is an annuity, the hypothetical account balance is also payable as a single lump sum, at the election of the participant. The Citigroup Pension Plan’s normal retirement age is 65 years old. All optional forms of benefit under this formula available to our named executive officers are actuarially equivalent to the normal form of benefit. Benefits are eligible for commencement under the plan upon termination of employment at any age, so there is no separate eligibility for early retirement.

The Travelers Retirement Benefits Equalization Plan

The Travelers Nonqualified Plan, a nonqualified retirement plan, provides retirement benefits using the applicable Citigroup Pension Plan formula, but based on The Citigroup Pension Plan’s definition of (i) compensation, in excess of the Code’s qualified plan compensation limit ($170,000 for 2001), or (ii) benefits, in excess of the Code’s qualified plan benefit limit ($140,000 for 2001). In 1994, the Travelers Nonqualified Plan was amended to limit qualifying compensation under the plan to $300,000 and was further amended in 2001 to cease benefit accruals after 2001 for most participants (including our named executive officers).

All other terms of the Travelers Nonqualified Plan are the same as under The Citigroup Pension Plan, including definitions of eligible compensation and normal retirement age. The optional forms of benefit available under the Travelers Nonqualified Plan and their equivalent values are the same as those under The Citigroup Pension Plan.

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Potential Payments and Other Benefits Upon Termination or Change of Control

As required by the rules of the SEC, this section describes payments that would have been made under employment agreements or, for Mr. Kelly, in accordance with company policy as of December 31, 2015.

The employment agreements with our Executive Team members in place as of December 31, 2015 included change-of-control provisions that were designed to provide protection to the executives so they are not distracted by their personal, professional and financial situations at a time when Primerica needs them to remain focused on their responsibilities, which is in Primerica’s best interests and those of all its stockholders. These agreements provided for a “double-trigger” payout only in the event of both (i) a change in control and (ii) the named executive officer is either terminated from his or her position other than for cause or terminates his or her employment for good reason within a limited period of time before or after the transaction.

Potential payments to our named executive officers in the event of a change of control are reported below. These disclosed amounts are estimates only and do not necessarily reflect the actual amounts that would be paid to the named executive officers, which would only be known at the time that they become eligible for payment. The amounts shown in the table are the amounts that could be payable under plans and arrangements in place as of December 31, 2015 if the named executive officer’s employment had terminated as of that date. The table below does not include amounts to which our named executive officers would already be entitled that are described in the compensation tables appearing earlier in this Proxy Statement, including the value of equity awards that have already vested. The definitions of “cause,” “good reason” and “change of control” that were included in the agreements as of December 31, 2015 follow the table.

A =	Severance arrangement for termination without cause or for good reason
B =	Termination for cause
C =	Voluntary termination
D =	Termination without cause after a change of control
E =	Death or disability

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Potential Payments and Benefits

Name		Cash Severance		Bonus Earned as of Event Date (1)	Sec 280G Excise Tax and Related Gross-Up (2)	Total Cash Payments	Vesting of Unvested Long-Term Awards (3)	Health and Welfare Continuation (4)
Glenn J. Williams	A	$4,500,000	(5)	$1,828,500	—	$6,328,500	$1,155,273	$33,421
	B	—		—	—	—	—	—
	C	—		$1,828,500	—	$1,828,500	—	—
	D	$4,500,000	(5)	$1,828,500	—	$6,328,500	$1,155,273	$33,421
	E	—		$1,828,500	—	$1,828,500	$1,155,273	$33,421
Peter W. Schneider	A	$1,250,000	(6)	$853,300	—	$2,103,300	$1,099,485	$24,192
	B	—		—	—	—	—	—
	C	—		$853,300	—	$853,300	—	—
	D	$1,875,000	(7)	$853,300	—	$2,728,300	$1,099,485	$24,192
	E	—		$853,300	—	$853,300	$1,099,485	$24,192
Alison S. Rand	A	$900,000	(6)	$487,600	—	$1,387,600	$903,324	$21,559
	B	—		—	—	—	—	—
	C	—		$487,600	—	$487,600	—	—
	D	$1,350,000	(7)	$487,600	—	$1,837,600	$903,324	$21,559
	E	—		$487,600	—	$487,600	$903,324	$21,559
Gregory C. Pitts	A	$900,000	(6)	$487,600	—	$1,387,600	$895,982	$32,636
	B	—		—	—	—	—	—
	C	—		$487,600	—	$487,600	—	—
	D	$1,350,000	(7)	$487,600	—	$1,837,600	$895,982	$32,636
	E	—		$487,600	—	$487,600	$895,982	$32,636
William A. Kelly	A	$450,000	(8)	`	—	$450,000	$557,645	—
	B	—		—	—	—	—	—
	C	—		—	—	—	—	—
	D	$450,000	(8)	—	—	$450,000	$557,645	—
	E	—		—	—	—	$557,645	—
(1)	Our continuing named executive officers are entitled to a pro rata share of the current fiscal year incentive awards in the event of termination without cause or after a change of control. Amounts in this table assume a termination date of December 31, 2015, and reflect cash incentive compensation earned for fiscal 2015 performance.
(2)	No named executive officer is entitled to an excise tax gross-up payment under Section 4999 of the Code.
(3)	The value of unvested restricted shares and time-based RSUs is equal to the closing price of our common stock on December 31, 2015, multiplied by the number of outstanding restricted shares and time-based RSUs. The value of unvested non-qualified stock options is equal to the closing price of our common stock on December 31, 2015 minus the option exercise price, multiplied by the number of unvested stock options. On December 31, 2015, the closing price of our common stock on the NYSE was $47.23 per share. Upon termination without cause due to death or disability, or for good reason, the equity awards automatically vest in accordance with their terms. These values disregard the automatic vesting of awards upon the retirement of an eligible employee.
(4)	Health and welfare benefits are continued for up to 18 months from the separation date based on current elections and plan premiums.
(5)	Cash severance is equal to 200% of the sum of current annual base salary and target bonus.
(6)	Cash severance is equal to 100% of the sum of current annual base salary and target bonus.
(7)	Cash severance is equal to 150% of the sum of current annual base salary and target bonus.
(8)	Pursuant to the Primerica Separation Pay Plan.

A named executive officer’s rights upon the termination of his or her employment will depend upon the circumstances of the termination. Central to an understanding of the rights of each Executive Team member under the employment agreements is an understanding of the definitions of “cause,” “good reason” and “change of control” that are used in those agreements.

Cause means (i) the executive’s willful misconduct or gross negligence that causes material harm to the Company; (ii) the executive’s habitual substance abuse; (iii) the executive’s willful and continued failure (other than as a result of physical or mental incapacity) to perform the duties of the executive’s position or to follow the legal direction of our Board following written notice from our Board

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specifying such failure; (iv) the executive’s being convicted of, or pleading guilty or nolo contendere to a felony or a crime involving moral turpitude; (v) the executive’s willful theft, embezzlement or act of comparable dishonesty against the Company; or (vi) a material breach by the executive of his or her employment agreement, which breach is not (if curable) cured by the executive within 30 days following his receipt of written notice thereof.

For purposes of the definition of “cause,” no act or failure to act by the executive shall be considered willful unless it is done, or omitted to be done, in bad faith and without reasonable belief that the executive’s action or omission was in the best interests of the Company.

Good Reason means in the absence of the executive’s written consent, (i) a material diminution by the Company in the executive’s annual base salary or a material diminution in the executive’s target bonus opportunity as a percentage of the executive’s annual base salary; (ii) a material diminution in the executive’s authority, duties or responsibilities, provided that a change in the executive’s reporting relationship shall not constitute “good reason”; (iii) the Company requiring the executive’s principal business location to be at any office or location more than 50 miles from the executive’s principal business location as of immediately prior to such relocation (other than to an office or location closer to the executive’s home residence); or (iv) any material breach of the executive’s employment agreement by the Company.

Change of Control means (i) any person is or becomes a beneficial owner of securities of the Company representing 35 percent or more of the combined voting power of the Company’s then outstanding securities (other than through acquisitions from the Company); (ii) any plan or proposal for the dissolution or liquidation of the Company is adopted by the stockholders of the Company; (iii) individuals who constitute our Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of our Board; provided, however, that any individual becoming a director whose election, or nomination for election by our stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding for this purpose any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than our Board; (iv) all or substantially all of the assets of the Company are sold, transferred or distributed; or (v) there occurs a reorganization, merger, consolidation or other corporate transaction involving the Company, in each case, with respect to which the stockholders of the Company immediately prior to such transaction do not, immediately after the transaction, own more than 50 percent of the combined voting power of the Company or other entity resulting from such transaction in substantially the same respective proportions as such stockholders’ ownership of the voting power of the Company immediately before such transaction.

Employment Agreements with Executive Team Members

The employment agreements with our Executive Team members were amended and restated on January 2, 2015, and the new agreements took effect as of January 5, 2015 or, in the case of Mr. G. Williams, our new Chief Executive Officer, April 1, 2015.    Subsequently, the agreements for Messrs. Pitts and Schneider and Ms. Rand were modified as of November 17, 2015 to delete certain language that the Compensation Committee was required to reconsider on or before June 1, 2016.

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Comparison of Employment Agreements for Our Chief Executive Officer and Executive Team Members

The Chief Executive Officer employment agreement differs slightly from the employment agreements for the other Executive Team members as described below:

Item	Chief Executive Officer	Other Executive Team Members
Term of Employment Agreements	Three-year term, expiring on April 1, 2018 followed by annual auto-renewals	Three-year term, expiring on January 5, 2018 followed by annual auto-renewals
Annual Base Salary	Subject to annual review and may be increased but not decreased as a result of such review	Subject to annual review and may be increased or decreased as a result of such review
Target Cash Incentive Award	200% of annual base salary for 2015 and unspecified for future years	Specified annually by the Compensation Committee
Severance Benefits for Termination Without Cause or by the Executive for Good Reason	200% of the sum of annual base salary and target bonus	100% of the sum of annual base salary and target bonus
Severance Benefits for Termination Without Cause or by the Executive for Good Reason Following Contract Non-Renewal	200% of the sum of annual base salary and target bonus if terminated within two years of contract non-renewal	100% of the sum of annual base salary and target bonus if terminated within one year of contract non-renewal
Severance Benefits for Termination Without Cause or by the Executive for Good Reason Following a Change of Control	No separate change of control provision	150% of the sum of annual base salary and target bonus
Non-Competition Covenant	Expires 24 months after employment termination	Expires 18 months after employment termination

Positions and Employment Period

Pursuant to his employment agreement, Mr. G. Williams has been appointed Chief Executive Officer and he has been nominated to serve on our Board as of April 1, 2015. His employment agreement and each employment agreement for the other Executive Team members has a three year term, followed by annual automatic one year renewals unless terminated by either party within 90 days prior to the completion of the term.

Base Salary

The Chief Executive Officer’s annual base salary during the period of his employment shall be no less than $750,000, subject to annual review by the Compensation Committee for increase but not decrease pursuant to its normal performance review policies for senior executives. The employment agreements provide that the annual base salary for Mr. Schneider is $550,000 and for each of Ms. Rand and Mr. Pitts is $500,000, subject to increase or decrease as a result of annual review by the Compensation Committee pursuant to its normal performance review policies for senior executives.

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Annual Cash Bonus

The Chief Executive Officer will be eligible to receive an annual cash bonus upon achieving certain performance targets that shall be established in good faith by the Compensation Committee, with the threshold and target annual cash bonus amounts being set by the Compensation Committee annually. Each other Executive Team member will be eligible to receive an annual cash bonus upon achieving certain performance targets that shall be established by the Compensation Committee, with such executive’s target annual cash bonus opportunity to be determined by the Compensation Committee based upon the recommendations of the Chief Executive Officer.

Long-Term Incentive Awards

Each Executive Team member is eligible to receive, in the good faith discretion of the Compensation Committee, annual equity compensation awards granted pursuant to the Company’s long-term incentive compensation arrangements. Any outstanding long-term incentive awards will vest upon the termination of the executive’s employment (i) by the Company without cause or due to the executive’s disability or death or (ii) by the executive for good reason.

Post-Termination Payments

The material terms and conditions of the severance provisions of the employment agreements are set forth below.

For Cause or By the Executive Without Good Reason

If an executive terminates his or her employment without good reason, then the Company shall pay the executive any accrued but unpaid annual base salary, any accrued but unused vacation pay, any accrued but unpaid annual bonus for the fiscal year prior to the year of termination and any amounts or benefits due to the executive as of the date of his or her termination under the Company’s plans or programs (together, “Accrued Compensation”). If an executive is terminated by the Company for cause, then the executive shall be entitled to receive from the Company the Accrued Compensation, except that he or she will not be entitled to his or her annual bonus for the previous fiscal year of the Company.

Death or Disability

If an executive’s employment is terminated as a result of his or her death or disability, then the Company shall pay to the executive or his or her estate (if termination results from the executive’s death) the Accrued Compensation and a pro-rated annual bonus (based on actual performance) for the fiscal year of the termination (the “Pro-Rated Bonus”). In addition, the Company shall provide to the executive and his or her dependents for a period of 18 months following the date of such termination medical (including vision and dental) benefits equal to those that would have been provided to the executive and to such dependents under a Company-sponsored plan if the executive’s employment had not been terminated (so long as the executive pays any applicable premiums and is not employed with another employer and covered by an employer-sponsored plan providing substantially equivalent medical or life insurance benefits). During this 18-month period, the Company will pay to the executive a monthly amount equal to the premium required to be paid by the executive for such benefits (the “Health Benefits”).

By Executive For Good Reason or by the Company Without Cause

If the Chief Executive Officer’s employment is terminated (i) by the Chief Executive Officer for good reason or (ii) by the Company for any reason other than cause, death or disability, then, subject to the Chief Executive Officer’s timely execution and delivery of a release of claims against the Company, the Company shall (a) pay to the Chief Executive Officer the Accrued Compensation and Pro-Rated Bonus; (b) pay to

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the Chief Executive Officer in a lump sum in cash, no later than the 60th day following his termination, an amount equal to two times the sum of the Chief Executive Officer’s annual base salary and target bonus as of the date of his termination; and (c) provide to the Chief Executive Officer the Health Benefits.

If any other Executive Team member’s, other than the Chief Executive Officer’s, employment is terminated (i) by such executive for good reason or (ii) by the Company for any reason other than cause, death or disability, then, subject to the executive’s timely execution and delivery of a release of claims against the Company, the Company shall (a) pay to such executive Accrued Compensation and the Pro-Rated Bonus; (b) pay to such executive in a lump sum in cash, no later than the 60th day following the executive’s termination, an amount equal to one times the sum of the executive’s annual base salary and target bonus as of the date of the executive’s termination, provided that such amount shall be one and one-half times the sum of his or her annual base salary and target bonus as of the date of termination if his or her termination occurs during the six months prior to or during the two-year period following a change of control; and (c) provide to such executive the Health Benefits.

Defined Terms

The terms “cause” and “change of control” are defined in the applicable employment agreement and are summarized above under “— Potential Payments and Other Benefits Upon Termination or Change of Control.” The term “good reason” was modified in the revised employment agreements to mean, in the absence of the executive’s written consent, (i) a material diminution by the Company in the executive’s annual base salary or a material diminution in the executive’s target bonus opportunity as a percentage of the executive’s annual base salary, unless replaced by one or more other bonus or incentive opportunities with a comparable aggregate bonus and incentive opportunity; (ii) a material diminution in the executive’s authority, duties or responsibilities; (iii) the Company requiring the executive’s principal business location to be at any office or location more than 50 miles from the executive’s principal business location as of immediately prior to such relocation (other than to an office or location closer to the executive’s home residence); or (iv) any material breach of the executive’s employment agreement by the Company.

Restrictive Covenants

Each executive is prohibited from disclosing any confidential information or trade secrets of the Company during the period of his or her employment and for an 18-month period (two-years for the Chief Executive Officer) (in each case, the “Restricted Period”) following his or her termination, and the Company retains ownership of any work product and inventions developed by the executive during the period of his or her employment (but the Chief Executive Officer retains the right to use speeches, addresses and presentations made during such period). Additionally, during the period of the executive’s employment and during the Restricted Period, each executive is prohibited from recruiting, except during the period of his or her employment in connection with satisfying his or her duties to the Company, any person who is or was at any time during the previous six months an employee or representative of the Company or any of its affiliates. Finally, each executive is prohibited from competing with, or soliciting the business of any of the clients of, the Company during the period of his or her employment and the Restricted Period. This restriction on competition extends to any business or entity that engages in, or is working to engage in, the network marketing of life, auto or property insurance products, mutual funds, variable annuities or securities similar to those offered by the Company, to the extent operating in the United States, Canada or any other territory in which the Company operates prior to, or on the date of, termination of the executive’s employment. In addition, if the Chief Executive Officer is terminated under circumstances that result in the receipt of severance payments, then

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during the Restricted Period he is prohibited from providing full-time services to any entity that engages in the network marketing of any products direct to the consumer, provided that he may avoid applicability of this provision by repaying to the Company any and all severance payments that he has received.

Transition Agreements with Former Co-Chief Executive Officers

Messrs. Addison and R. Williams, our former Co-Chief Executive Officers, accepted non-executive positions with the Company as of April 1, 2015. Effective as of January 5, 2015, the Company entered into the Transition Agreements with each of them. The employment agreements between the Company and each of them dated as of August 19, 2010 (the “Former CEO Employment Agreements”), remained in full force and effect until April 1, 2015, except to the extent superseded by the Transition Agreements. The Transition Agreements provided for Messrs. Addison and R. Williams to each receive a cash payment on or about April 1, 2015 that was equal to the total of (i) his base salary from April 1, 2015 through August 18, 2015 (the date that the Former CEO Employment Agreements were scheduled to terminate); and (ii) a pro rata portion of his target short-term bonus opportunity for 2015 as if they had worked through August 18, 2015. In addition, the Transition Agreements provide for an extension of the term of the non-competition and related provisions of the Former CEO Employment Agreements from 18 months after their employment ends to 24 months from the earlier of (i) April 1, 2016 or (ii) the date that he ceases to serve as a member of our Board and, as consideration therefor, Messrs. Addison and R. Williams each received a cash payment on or about April 1, 2015 that reflected the pro rata portion of his target long-term incentive opportunity for 2015 as if they had worked through August 18, 2015. The Transition Agreements also provide that, if elected to our Board of Directors at the 2015 Annual Stockholders Meeting, each of Messrs. Addison and R. Williams shall receive the annual cash and equity retainer that is paid to non-management directors as well as $100,000 in cash for their roles as non-executive Chairman of the Board and non-executive Chairman of Primerica Distribution, respectively. The Transition Agreements further provide that Messrs. Addison and R. Williams will be provided with secretarial support for two years, and that during that time Mr. Addison will be provided with office space in Gainesville, Georgia.

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Audit Committee Report

Committee Composition and Skills

The Audit Committee is composed of four non-employee directors. Our Board of Directors has determined that each member of the Audit Committee is “independent” and financially literate and that at least one member has accounting or other related financial management expertise, in each case as such qualifications are defined under the Listing Standards of the NYSE. Our Board of Directors has also determined that each of Messrs. McCullough and Crittenden and Ms. Day qualify as “audit committee financial experts” as defined by the SEC. All of the Audit Committee members attended in excess of 90% of the meetings of the Audit Committee held during fiscal 2015 (or during such time as the director was a member of the Audit Committee). See “Board of Directors –Board Members” for a matrix highlighting the skills of each Audit Committee member and a description of the business background of each Audit Committee member.

Responsibilities of the Audit Committee, Management and the External Auditor

The Audit Committee is responsible for the appointment, compensation and oversight of KPMG, the Company’s independent registered public accounting firm. Further, it is responsible for monitoring and overseeing the Company’s financial reporting, internal controls and internal audit functions, as set forth in the written charter adopted by our Board. In connection with its oversight of the Company’s internal audit function, the Audit Committee reviewed the internal audit plan, competencies and staffing for fiscal 2015. The Company’s Chief Internal Auditor reports directly to the Audit Committee and meets with the Audit Committee in executive session at least quarterly. In addition, the Audit Committee oversees the Company’s risk function and it receives quarterly reports from the Company’s Chief Risk Officer on changes to the Company’s risk profile. The Audit Committee also ensures that management has established procedures relating to any complaints received by the Company regarding accounting, internal controls, or auditing matters, and the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters. Finally, the Audit Committee reviews and discusses the quarterly and annual earnings press releases, consolidated financial statements (including the presentation of non-GAAP financial information) and Form 10-Q and Form 10-K disclosures under the heading “Management’s Discussion and Analysis and Financial Condition and Results of Operations” with management, the internal auditors and the independent auditors. The Audit Committee Charter is available in the Corporate Governance section of our investor relations website at http://investors.primerica.com. During fiscal 2015, the Audit Committee held 10 meetings.

Management is responsible for:

•	The presentation and integrity of the Company’s consolidated financial statements;

•	Selecting accounting and financial reporting principles;

•	Establishing and maintaining disclosure controls and procedures (as defined in Rule 13a-15(e) under the Exchange Act);

•	Establishing and maintaining internal control over financial reporting (as defined in Rule 13a-15(f) under the Exchange Act);

•	Evaluating the effectiveness of disclosure controls and procedures;

•	Evaluating the effectiveness of internal control over financial reporting; and

•	Evaluating any change in internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, internal control over financial reporting.

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KPMG was responsible for performing an independent audit of the consolidated financial statements and expressing an opinion on the conformity of those financial statements with GAAP as well as an audit of internal control over financial reporting. The Audit Committee reviewed KPMG’s Report of Independent Registered Public Accounting Firm included in the 2015 Annual Report related to its audits.

Appointment, Compensation and Oversight of KPMG

KPMG has served as the Company’s independent public registered public accounting firm since before the IPO in 2010. Prior to retaining KPMG for fiscal 2015, the Audit Committee evaluated KPMG’s performance with respect to fiscal 2014. In conducting this annual evaluation, the Audit Committee reviewed responses to questionnaires completed by members of the Audit Committee and management that covered areas such as independence (including the extent of non-audit services and fees), technical expertise, industry knowledge and communications with the Audit Committee. The Audit Committee also considered KPMG’s tenure and the impact on the Company of changing auditors.

After determining to retain KPMG for fiscal 2015, the Audit Committee reviewed the proposed engagement letter, which included proposed fees for fiscal 2015. Throughout fiscal 2015, the Audit Committee or the Audit Committee Chairman (pursuant to delegation by the Audit Committee) reviewed engagement letters for additional audit or non-audit projects, and the related fees, that were outside the scope of the previously approved fiscal 2015 engagement letter.

Discussions with KPMG

The Audit Committee has discussed with KPMG the matters required to be discussed by Public Company Accounting Oversight Board (“PCAOB”) Auditing Standard No. 16 (which has been reorganized and is now codified as PCAOB Auditing Standard No. 1301). In addition, KPMG has provided the Audit Committee with the written disclosures and the letter required by the applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence and the Audit Committee has discussed with KPMG the firm’s independence.

Audited Consolidated Financial Statements

The Audit Committee has reviewed and discussed the consolidated financial statements for fiscal 2015 with management and KPMG, the Company’s independent registered public accounting firm for fiscal 2015. Based on these discussions with and reports of management and the independent auditors of the Company and the Audit Committee’s review of the representations of management, as well as the discussions referenced above, the Audit Committee recommended to our Board that the audited consolidated financial statements for fiscal 2015 be included in the 2015 Annual Report for filing with the SEC.

AUDIT COMMITTEE:

Robert F. McCullough, Chair

P. George Benson

Gary L. Crittenden

Cynthia N. Day

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AUDIT MATTERS

Fees and Services of KPMG

Pursuant to an appointment by the Audit Committee, KPMG has served as the Company’s independent registered public accounting firm for fiscal 2015 and has audited the accounts of the Company and its subsidiaries for such year.

Fees Paid to KPMG

The following table sets forth the aggregate fees that the Company paid to KPMG in fiscal 2015 and fiscal 2014. All of the fees were approved by the Audit Committee in accordance with its policies and procedures, including pre-approval of non-audit fees. See “— Pre-Approval of Services Performed by Our Independent Registered Public Accounting Firm.”

	Fiscal 2015	Fiscal 2014
	(In thousands)
Audit fees (1)	$2,492	$2,618
Audit-related fees (2)	83	30
Tax fees (3)	14	25
All other fees	—	—

Total fees	$2,589	$2,673

(1)	Reflects fees for professional services performed for the annual audit, quarterly reviews of the Company’s consolidated and condensed financial statements, statutory audits of the Company’s subsidiaries and other regulatory filings or engagements.
(2)	Includes an annual Service Organization Control Report issued on behalf of a subsidiary of the Company and, in fiscal 2015, fees for Canadian benefit plan audits conducted in fiscal 2014 and fiscal 2015.
(3)	Reflects fees for tax compliance services.

Non-audit fees (consisting of tax fees and all other fees) represented 0.5% of total fees in fiscal 2015.

Pre-Approval of Services Performed by KPMG

The Company has adopted a policy regarding pre-approval of non-audit services to be performed by our independent registered public accounting firm. Specifically, non-audit fees to be incurred by our independent registered public accounting firm for services permitted by the Sarbanes-Oxley Act to be performed by such firm must be approved in advance by the Audit Committee Chair (for individual projects in amounts up to $100,000) or the Audit Committee.

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STOCK OWNERSHIP

Ownership of Our Common Stock

Directors and Executive Officers

The following table furnishes information regarding beneficial ownership of our common stock by each director, each named executive officer and our directors and executive officers as a group, all as of March 1, 2016. Unless otherwise noted, voting power and investment power in the common stock are exercisable solely by the named person. As of March 1, 2016, there were 47,643,750 shares of our common stock outstanding. The address for each of our directors (other than Mr. Mason) and executive officers is c/o Primerica, Inc., One Primerica Parkway, Duluth, Georgia 30099.

Name of Beneficial Owner	Aggregate Number of Shares Beneficially Owned	Percent of Outstanding Shares	Additional Information
John A. Addison, Jr.	51,609	*	Includes 1,229 vested RSUs and 33,281 vested stock options. Excludes 410 RSUs that do not vest within 60 days.
Joel M. Babbit	6,537	*	Includes 5,131 vested RSUs. Excludes 410 RSUs that do not vest within 60 days.
P. George Benson	12,058	*	Includes 11,464 vested deferred stock units issued in connection with the non-employee director deferred compensation plan. Excludes 410 deferred stock units that do not vest within 60 days.
Gary L. Crittenden	9,393	*	Includes 1,847 vested RSUs and 7,546 vested deferred stock units issued in connection with the non-employee director deferred compensation plan. Excludes 410 deferred stock units that do not vest within 60 days.
Cynthia N. Day	4,745	*	Represents vested deferred stock units issued in connection with the non-employee director deferred compensation plan. Excludes 410 deferred stock units that do not vest within 60 days.
Mark Mason	8,262	*	The address for Mr. Mason is c/o Citigroup, 399 Park Avenue, New York, New York 10022. Includes 5,131 vested RSUs. Excludes 410 RSUs that do not vest within 60 days.
Robert F. McCullough	16,466	*	Includes 11,464 vested deferred stock units issued in connection with the non-employee director deferred compensation plan. Excludes 410 deferred stock units that do not vest within 60 days.

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STOCK OWNERSHIP

Name of Beneficial Owner	Aggregate Number of Shares Beneficially Owned	Percent of Outstanding Shares	Additional Information
Beatriz R. Perez	2,961	*	Represents vested RSUs. Excludes 410 RSUs that do not vest within 60 days.
Barbara A. Yastine	9,892	*	Includes 9,556 vested deferred stock units issued in connection with the non-employee director deferred compensation plan. Excludes 410 deferred stock units that do not vest within 60 days.
D. Richard Williams	55,301	*	Includes 1,229 vested RSUs and 33,281 vested stock options. Excludes 410 RSUs that do not vest within 60 days.
Glenn J. Williams	102,178	*	Includes 37,094 vested stock options. Excludes 35,504 RSUs, 71,011 stock options and 8,357 PSUs that do not vest within 60 days.
Peter W. Schneider	45,281	*	Includes 25,754 vested stock options. Excludes 25,583 RSUs, 25,583 stock options and 4,059 PSUs that do not vest within 60 days.
Gregory C. Pitts	38,981	*	Includes 13,760 vested stock options. Excludes 18,781 RSUs, 20,684 stock options and 2,865 PSUs that do not vest within 60 days.
Alison S. Rand	50,092	*	Includes 10,571 vested stock options. Excludes 19,652 RSUs, 21,652 stock options and 3,104 PSUs that do not vest within 60 days.
William A. Kelly	29,630	*	Excludes 15,319 RSUs that do not vest within 60 days.
All directors and executive officers as a group (18 people)	590,863	1.24%

* Less than one percent

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STOCK OWNERSHIP

Principal Stockholders

Set forth in the table below is information about the number of shares held by persons we know to be the beneficial owners of more than 5% of our issued and outstanding common stock.

Name and Address of Beneficial Owner	Aggregate Number of Shares Beneficially Owned	Percent of Outstanding Shares	Additional Information
FMR LLC 245 Summer Street Boston, MA 02210	4,318,981	8.9%	Based on a Schedule 13G/A filed jointly by FMR LLC and Mr. Edward C. Johnson 3d on February 12, 2016. FMR has sole voting power with respect to 47,400 of these shares, and sole dispositive power with respect to all of these shares.
Blackrock, Inc. 55 East 52nd Street New York, NY 10022	4,128,104	8.5%	Based on a Schedule 13G/A filed by BlackRock, Inc. on January 22, 2016. BlackRock has sole voting power with respect to 4,012,552 shares and sole dispositive power with respect to 4,128,104 shares.
Baron Capital Group, Inc. 767 Fifth Avenue 49th Floor New York, NY 10153	3,597,096	7.4%	Based on a Schedule 13G/A filed by BAMCO, Inc., Baron Capital Group, Inc., Baron Capital Management, Inc. and Ronald Baron on February 16, 2016. BAMCO has shared voting power with respect to 2,940,500 shares and shared dispositive power with respect to 3,330,500 shares. Baron Capital Group, Inc. and Ronald Baron each have shared voting power with respect to 3,202,842 and shared dispositive power with respect to 3,592,842 shares. Baron Capital Management, Inc. has shared voting power and shared dispositive power with respect to 262,342 shares.
Kayne Anderson Rudnick Investment Management LLC 1800 Avenue of the Stars 2nd Floor Los Angeles, CA 90067	3,482,794	7.2%	Based on a Schedule 13G/A filed by Kayne Anderson Rudnick Investment Management LLC (“Kayne Anderson”) on February 9, 2016. Kayne Anderson has sole voting and dispositive power with respect to 2,929,269 shares and shared voting and dispositive power with respect to 553,525 shares.

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STOCK OWNERSHIP

Name and Address of Beneficial Owner	Aggregate Number of Shares Beneficially Owned	Percent of Outstanding Shares	Additional Information
The Vanguard Group 100 Vanguard Blvd Malvern, PA 19355	3,269,282	6.8%	Based on a Schedule 13G filed by The Vanguard Group on February 10, 2016. Vanguard has sole voting power with respect to 61,405 shares, shared voting power with respect to 3,200 shares, sole dispositive power with respect to 3,207,777 shares, and shared dispositive power with respect to 61,505 shares.
Brave Warrior Advisors, LLC 12 East 49th Street New York, NY 10017	2,968,691	6.1%	Based on a Schedule 13G filed by Brave Warrior Advisors, LLC on February 16, 2016. Brave Warrior Advisors, LLC has sole voting and dispositive power with respect to all of the shares.
Ruane, Cunniff & Goldfarb Inc. 9 West 57th Street Suite 5000 New York, NY 10019	2,882,551	6.0%	Based on a Schedule 13G filed by Ruane, Cunniff & Goldfarb Inc. on February 16, 2016. Ruane, Cunniff & Goldfarb Inc. has sole voting and dispositive power with respect to all of the shares.

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STOCK OWNERSHIP

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires executive officers and directors and persons who beneficially own more than 10% of our common stock (the “Reporting Persons”) to file initial reports of ownership and reports of changes in ownership with the SEC. Reporting Persons are required by SEC rules to furnish the Company with copies of all Section 16(a) forms they file.

Based solely on a review of the copies of such forms furnished to the Company and written representations from the executive officers and directors, the Company believes that the Reporting Persons complied with all Section 16(a) filing requirements during fiscal 2015, except that (i) a Form 4 reporting a sale of stock for Mr. Kelly pursuant to a Rule 10b5-1 Plan was inadvertently filed one day late; (ii) a Form 4 reporting a sale of stock for Mr. Benson was inadvertently filed late due to a miscommunication and (iii) a Form 4 reporting the award of deferred shares to Ms. Yastine was inadvertently filed approximately three weeks late due to a misunderstanding as to the form of the award.

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RELATED PARTY TRANSACTIONS

Policies and Procedures Governing Related Party Transactions

Our Board has adopted a written policy with respect to related party transactions. This policy provides procedures for the review, and approval or ratification, of certain transactions involving related parties required to be reported under applicable rules of the SEC. The policy, which is administered by the Audit Committee, applies to any transaction or series of transactions in which we or one of our subsidiaries is a participant, the amount involved exceeds or may be expected to exceed $120,000 in any fiscal year and a related party has a direct or indirect material interest. Certain transactions that we entered into prior to the IPO are excluded from the definition of related party transactions. Under the policy, a related party includes (i) any person who is or was, since the beginning of the last fiscal year, a director, executive officer or nominee for election as a director, (ii) a greater than 5% beneficial owner of any class of our voting securities, (iii) an immediate family member of either of the foregoing persons or (iv) any entity in which any of the foregoing persons is employed or is a partner or principal or in a similar position in which such person has a 5% or greater beneficial ownership interest. Related party transactions are referred to the Audit Committee for approval, ratification or other action. Based on its consideration of all of the relevant facts and circumstances, the Audit Committee will approve or ratify a related party transaction only if it determines the transaction is in, or is not inconsistent with, the best interests of the Company and our stockholders.

Transactions with Citigroup

As of December 13, 2011, Citigroup no longer had an ownership interest in Primerica. However, Mr. Mason, a member of Citigroup’s senior management team, continues to serve on our Board of Directors. Mr. Mason is not an executive officer of Citigroup.

In connection with the IPO, we entered into certain agreements and transactions with Citigroup that continue to be effective. In fiscal 2015, the aggregate amount we paid to Citigroup represented less than 0.5% of Citigroup’s total revenues. The Company does not believe that Mr. Mason has any material interest, whether direct or indirect, in the transactions and agreements we entered into with Citigroup in April 2010 in connection with the IPO or in any other arrangements that we have with Citigroup pursuant to which the Company pays immaterial amounts to Citigroup.

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INFORMATION ABOUT VOTING AND

THE ANNUAL MEETING

We are furnishing this Proxy Statement in connection with the solicitation by our Board of Directors of proxies for the Primerica, Inc. Annual Meeting for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. The Annual Meeting will be held on Friday, May 20, 2016 at 10:00 a.m., local time, at the Primerica Theater located in Primerica’s home office, One Primerica Parkway, Duluth, Georgia 30099.

On or about April 5, 2016, we will mail a Notice of Internet Availability of Proxy Materials to stockholders of our common stock as of March 23, 2016, other than those stockholders who previously requested electronic or paper delivery of communications from us. The notice will contain instructions on (i) how to access this Proxy Statement and the 2015 Annual Report to Stockholders (the “Annual Stockholders Report”) and (ii) how to vote over the Internet, how to request and return a proxy card by mail and how to vote by telephone.

What is the purpose of this Proxy Statement?

This Proxy Statement provides information regarding matters to be voted on at the Annual Meeting. Additionally, it contains certain information that the SEC requires us to provide annually to our stockholders. This Proxy Statement is also used by our Board of Directors to solicit proxies to be used at the Annual Meeting so that all stockholders of record have an opportunity to vote on the matters to be presented at the Annual Meeting, even if they cannot attend the meeting in person. Our Board has designated a Proxy Committee, which will vote the shares represented by proxies at the Annual Meeting in the manner indicated by the proxies (the “Proxy Committee”). The members of the Proxy Committee are Mr. G. Williams, our Chief Executive Officer, and Mr. Schneider, our President.

Why did I receive a Notice of Internet Availability of Proxy Materials in the mail instead of a printed set of proxy materials?

We are permitted by SEC rules to furnish our proxy materials over the Internet to our stockholders by delivering a Notice of Internet Availability of Proxy Materials in the mail. We believe that this “e-proxy” process expedites your receipt of proxy materials, while lowering the costs and reducing the environmental impact of the Annual Meeting. Unless requested, holders of our common stock will not receive a printed copy of the proxy materials in the mail. Instead, the Notice of Internet Availability of Proxy Materials instructs you on how to access and review this Proxy Statement and the Annual Stockholders Report over the Internet at www.proxyvote.com. The Notice of Internet Availability of Proxy Materials also instructs you as to how you may vote over the Internet, how to request and return a proxy card by mail, and how to vote by telephone. If you receive a Notice of Internet Availability of Proxy Materials in the mail and would like to receive a printed copy of the proxy materials, then you should follow the instructions for requesting these materials provided in the Notice of Internet Availability of Proxy Materials.

Who is entitled to vote on the matters discussed in the Proxy Statement?

You are entitled to vote if you were a stockholder of record of our common stock as of the close of business on March 23, 2016. Your shares can be voted at the Annual Meeting only if you are present in person or represented by a valid proxy.

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What constitutes a quorum for the Annual Meeting?

The holders of a majority of the outstanding shares of our common stock as of the close of business on the record date must be present, either in person or represented by valid proxy, to constitute a quorum necessary to conduct the Annual Meeting. On the record date, 47,384,114 shares of our common stock were issued and outstanding. Shares represented by valid proxies received but marked as abstentions or as withholding voting authority for any or all director nominees, and shares represented by valid proxies received but reflecting broker non-votes, will be counted as present at the Annual Meeting for purposes of establishing a quorum.

How many votes am I entitled to for each share of the Company’s common stock I hold?

Each share of our common stock represented at the Annual Meeting is entitled to one vote for each director nominee with respect to the proposal to elect directors and one vote for each of the other proposals to be voted on.

What proposals will require my vote?

You are being asked to vote on the following proposals:

•	The election of the eleven director nominees named in this Proxy Statement (Proposal 1);

•	The re-approval of the material terms of performance-based compensation under the Plan (Proposal 2); and

•	The ratification of the appointment of KPMG as our independent registered public accounting firm for fiscal 2016 (Proposal 3).

What vote is required to approve each proposal or elect directors, and how will my vote be counted?

Proposal 1: Election of Eleven Directors

Each director will be elected by a majority of the votes cast, meaning that each director nominee must receive a greater number of shares voted “for” such director than the shares voted “against” such director. If an incumbent director does not receive a greater number of shares voted “for” such director than shares voted “against” such director, then such director must tender his or her resignation to the Board. In that situation, the Board would decide whether to accept or reject the resignation, or whether to take other action and would publicly disclose its decision and rationale behind it. Any shares that are not voted (whether by abstention or otherwise) will have no impact on the outcome of the vote with respect to this proposal.

Proposal 2: Re-Approval of the Material Terms of Performance-Based Compensation Under the Amended and Restated Primerica, Inc. Omnibus Incentive Plan

This proposal requires approval by the holders of at least a majority of the shares present in person or represented by valid proxy and entitled to vote at the Annual Meeting. Any shares that are not voted (whether by abstention or otherwise) will have no impact on the outcome of the vote with respect to this proposal.

Proposal 3: Ratification of the Appointment of KPMG LLP as Our Independent Registered Public Accounting Firm

This proposal requires approval by the holders of at least a majority of the shares present in person or represented by valid proxy and entitled to vote at the Annual Meeting. Any shares that are not voted (whether by abstention or otherwise) will have no impact on the outcome of the vote with respect to this proposal.

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INFORMATION ABOUT VOTING AND THE ANNUAL MEETING

How does our Board of Directors recommend that I vote?

Our Board recommends that you vote:

•	“FOR” the election of the eleven director nominees named in this Proxy Statement (Proposal 1); and

•	“FOR” the re-approval of the material terms of performance-based compensation under the Plan (Proposal 2); and

•	“FOR” the ratification of the appointment of KPMG as our independent registered public accounting firm for fiscal 2016 (Proposal 3).

What is the difference between a registered stockholder and a beneficial holder of shares?

•

If your shares of common stock are registered directly in your name with our transfer agent, Computershare, Inc., then you are considered a “registered stockholder” with respect to those shares. Registered stockholders and holders of shares held in the Primerica, Inc. Stock Purchase Plan (the “Stock Purchase Plan”) will receive a Notice of Internet Availability of Proxy Materials containing instructions on how to access this Proxy Statement and the Annual Stockholders Report and how to vote over the Internet, how to request and return a proxy card by mail, and how to vote by telephone.

•

If your shares are held in “street name” through a broker, bank or other nominee, then you are considered the “beneficial holder” of the shares held for you. Beneficial holders of shares should refer to the instructions provided by their broker, bank or other nominee regarding how to vote their shares or to revoke previous voting instructions. The availability of Internet and telephone voting depends on the voting processes of the broker, bank or other nominee. As the beneficial holder, you have the right to direct your broker, bank or other nominee how to vote your shares. Beneficial holders may vote in person only if they have a legal proxy to vote their shares.

How do I vote?

If you are a registered stockholder, then you have four voting options. You may vote:

•	Over the Internet at the web address noted in the Notice of Internet Availability of Proxy Materials, proxy materials e-mail or proxy card that you received;

•	By telephone through the number noted on your proxy card (if you received a proxy card);

•	By signing and dating your proxy card (if you received a proxy card) and mailing it in the prepaid and addressed envelope enclosed therewith; or

•	By attending the Annual Meeting and voting in person.

We encourage you to vote your shares as soon as possible by proxy even if you plan to attend the Annual Meeting.

If you are a beneficial holder, then please refer to the instructions provided by your broker, bank or other nominee regarding how to vote.

I am a beneficial holder. How are my shares voted if I do not return voting instructions?

Your shares may be voted if they are held in the name of a brokerage firm, even if you do not provide the brokerage firm with voting instructions. Under the rules of the NYSE, brokerage firms have the authority to vote shares on certain routine matters for which their customers do not provide voting instructions by the tenth day before the Annual Meeting. The ratification of the appointment of KPMG as our independent registered public accounting firm for fiscal 2016 is considered a routine matter.

Neither the election of directors nor the re-approval of the material terms of performance-based compensation under the Plan is considered a routine matter under the rules of the NYSE. If a proposal is not a routine matter and the brokerage firm has not received voting instructions from the beneficial holder of the shares with respect to that proposal, then the

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INFORMATION ABOUT VOTING AND THE ANNUAL MEETING

brokerage firm cannot vote the shares on that proposal. This is called a “broker non-vote.” In tabulating the voting result for any particular proposal, shares that are subject to broker non-votes with respect to that proposal will not be considered votes either for or against the proposal. It is very important that you provide voting instructions to your brokerage firm if you want your shares to be voted at the Annual Meeting on a non-routine matter.

Can I change my mind after I vote?

If you vote by proxy, then you can revoke that proxy at any time before it is voted at the Annual Meeting. You can do this in one of the following three ways:

•	Vote again using the Internet or by telephone prior to the Annual Meeting; or

•	Sign another proxy card with a later date and return it to us prior to the Annual Meeting; or

•	Attend the Annual Meeting in person and vote in person.

How will a proposal or other matter that was not included in this Proxy Statement be handled for voting purposes if it is raised at the Annual Meeting?

If any matter that is not described in this Proxy Statement should properly come before the Annual Meeting, then the Proxy Committee will vote the shares represented by valid proxies in accordance with its best judgment. Notwithstanding the foregoing, shares represented by valid proxies that are marked to deny discretionary authority to the Proxy Committee on other matters considered at the Annual Meeting will not be voted on those other matters and will not be counted in determining the number of votes cast with respect to those other matters. At the time this Proxy Statement was printed, management was unaware of any other matters that might be presented for stockholder action at the Annual Meeting.

Who will tabulate and certify the vote?

Representatives of Broadridge Financial Solutions, Inc. (“Broadridge”) will tabulate the vote, and a representative of Carl T. Hagberg and Associates will act as the independent inspector of elections for the Annual Meeting and will certify the final vote.

What does it mean if I receive more than one Notice of Internet Availability of Proxy Materials, proxy materials e-mail or proxy card?

This means that you have multiple accounts holding shares of our common stock with brokers and/or our transfer agent. You will need to vote separately with respect to each Notice of Internet Availability of Proxy Materials, proxy materials e-mail or proxy card that you receive. Please vote all of the shares you are entitled to vote.

Does the Company participate in householding?

A single set of proxy materials, along with individual proxy cards, or individual Notices of Internet Availability of Proxy Materials, will be delivered in one envelope to multiple stockholders of record having the same last name and address, unless contrary instructions have been received from an affected stockholder. This is referred to as “householding.” We believe this procedure provides greater convenience to our stockholders and saves money by reducing our printing and mailing costs and fees. If you would like to enroll in this service or receive individual copies of all documents, then please contact Broadridge by calling toll-free at 1-800-542-1061, or by writing to Broadridge Financial Solutions, Inc., Householding Department, 51 Mercedes Way, Edgewood, New York 11717. Alternatively, if you participate in householding and would like to revoke your consent or otherwise would like to receive separate copies of our proxy materials, then please contact Broadridge as described above and we will promptly deliver them to you upon your written or oral request.

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A number of brokerage firms have instituted householding. If you hold your shares in street name, then please contact your bank, broker or other nominee to request information about householding.

How do I vote the shares that I purchased through the Stock Purchase Plan?

If you are a registered stockholder and you own shares of our common stock through the Stock Purchase Plan, and the accounts are registered in the same name, then you will receive one Notice of Internet Availability of Proxy Materials representing your combined shares. If your registered account and your Stock Purchase Plan are registered in different names, then you will receive separate Notices of Internet Availability of Proxy Materials. If you hold shares through the Stock Purchase Plan, then your vote must be received by 11:59 p.m. Eastern daylight savings time on May 19, 2016, unless you vote in person at the Annual Meeting.

What happens if I abstain from voting?

Abstentions with respect to a proposal are counted for purposes of establishing a quorum. If a quorum is present, then abstentions will have no impact on the outcome of the vote with respect to Proposal 1 (election of eleven directors), Proposal 2 (re-approval of material terms of performance-based compensation under the Plan) and Proposal 3 (ratification of the appointment of KPMG as our independent registered public accounting firm for fiscal 2016).

What do I need to do if I want to attend the Annual Meeting?

You do not need to make a reservation to attend the Annual Meeting. However, attendance at the Annual Meeting is limited to Primerica stockholders, members of their immediate families or their named representatives. The Company reserves the right to limit the number of named representatives who may attend the Annual Meeting. In order to gain admittance to the meeting, you may be required to show evidence that you were a holder of our common stock on the record date.

How can I listen to the live webcast of the Annual Meeting?

You may listen to a live webcast of the Annual Meeting at http://investors.primerica.com. The webcast will allow you to listen to the Annual Meeting, but stockholders accessing the Annual Meeting through the webcast will not be considered present at the Annual Meeting and will not be able to vote their shares through the webcast or ask questions. If you plan to listen to the live webcast, then please submit your vote prior to the Annual Meeting using one of the methods described under “How do I vote?” above. An archived copy of the webcast will be available at http://investors.primerica.com until at least June 19, 2016. Registration to listen to the webcast will be required. We have included our website address for reference only. The information contained on our website is not incorporated by reference into this Proxy Statement.

How are proxies solicited and what is the cost?

We bear all expenses incurred in connection with the solicitation of proxies. We have engaged AST Phoenix Advisors, Inc. to assist with the solicitation of proxies for an annual fee of $7,000 plus expenses. We will reimburse brokers, fiduciaries and custodians for their costs in forwarding proxy materials to beneficial owners of our common stock. Our directors, officers and employees also may solicit proxies by mail, telephone and personal contact. They will not receive any additional compensation for these activities.

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INFORMATION ABOUT VOTING AND THE ANNUAL MEETING

IN ORDER THAT YOUR SHARES OF OUR COMMON STOCK MAY BE REPRESENTED AT THE ANNUAL MEETING IN CASE YOU ARE NOT PERSONALLY PRESENT, YOU ARE REQUESTED TO FOLLOW THE VOTING INSTRUCTIONS PROVIDED IN THE NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS, PROXY MATERIALS E-MAIL OR PROXY CARD.

Important Notice Regarding the Availability of Proxy Materials for the 2016 Annual Meeting of Stockholders to be Held on May 20, 2016.

The Proxy Statement and the 2015 Annual Report to Stockholders are available free of charge at www.proxyvote.com and at http://investors.primerica.com

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INFORMATION ABOUT VOTING AND THE ANNUAL MEETING

OTHER STOCKHOLDER INFORMATION

Other Business for Presentation at the Annual Meeting

Our Board and management do not currently intend to bring before the Annual Meeting any matters other than those disclosed in the Notice of Annual Meeting of Stockholders, nor are they aware of any business which other persons intend to present at the Annual Meeting.

Should any other matter or business requiring a vote of stockholders arise, the Proxy Committee intends to exercise the authority conferred by the proxy and vote the shares represented thereby in respect of any such other matter or business in accordance with its best judgment in the interest of the Company.

Other Information

Consolidated financial statements for Primerica, Inc. are included in the 2015 Annual Report, a copy of which may be obtained at the public reference room maintained by the SEC at Room 1580, 100 F Street N.E., Washington, D.C. 20549, and the NYSE. The 2015 Annual Report is also available on our investor relations website at http://investors.primerica.com. A copy of the Company’s Annual Report on Form 10-K for fiscal 2015 (excluding exhibits) will be furnished, without charge, by writing to the Corporate Secretary, Primerica, Inc., One Primerica Parkway, Duluth, Georgia 30099.

Stockholder Proposals for Inclusion in Our 2017 Proxy Statement

The Company encourages stockholders to contact the Company’s Corporate Secretary prior to submitting a stockholder proposal or any time they have concerns about the Company. At the direction of our Board, the Company’s Corporate Secretary acts as the corporate governance liaison to our stockholders.

If any stockholder intends to present a proposal for inclusion in the Company’s proxy materials for the 2017 Annual Meeting of Stockholders (the “2017 Annual Meeting”), such proposal must be received by the Company not later than the close of business at 5:00 p.m. local time on December 8, 2016, for inclusion, pursuant to Rule 14a-8 under the Exchange Act, in the Company’s proxy statement for such meeting. Such proposal also will need to comply with SEC regulations regarding the inclusion of stockholder proposals in Company-sponsored proxy materials. In order to allow the Company to identify the proposal as being subject to Rule 14a-8 under the Exchange Act and to respond in a timely manner, stockholder proposals are required to be submitted to the Company’s Corporate Secretary as follows:

Corporate Secretary

Primerica, Inc.

One Primerica Parkway

Duluth, Georgia 30099

Fax: 470-564-6600

Procedures for Business Matters and Director Nominations for Consideration at the 2017 Annual Meeting of Stockholders

Our Amended and Restated By-Laws provide a formal procedure for bringing business before an Annual Meeting of Stockholders. A stockholder proposing to present a matter or nominate a director for consideration at the 2017 Annual Meeting is required to deliver a written notice to the Company’s Corporate Secretary, no earlier than the close of business at 5:00 p.m. local time on January 19, 2017, and not later than the close of business at 5:00 p.m. local time on February 17, 2017. In the event that the date of the 2017 Annual Meeting is more than 30 days before or more than 60 days after the anniversary date of the Annual Meeting , the notice must be delivered to the Company’s Corporate

84	Freedom Lives Here™

OTHER STOCKHOLDER INFORMATION

Secretary not earlier than the 120th day prior to the 2017 Annual Meeting and not later than the later of the 90th day prior to the 2017 Annual Meeting or, if the first public announcement of the date of the 2017 Annual Meeting is less than 100 days prior to the date of the 2017 Annual Meeting, the 10th day following the day on which public announcement of the date of the 2017 Annual Meeting is first made by the Company.

Notice Requirements for Non-Business Matters

Our Amended and Restated By-Laws contain advance notice procedures with regard to stockholder proposals not related to business matters. A stockholder’s notice to the Company’s Corporate Secretary must be in proper written form and must set forth, as to each matter that the stockholder proposes to bring before an annual meeting of stockholders, a description of the business desired to be brought before such annual meeting and the reasons for conducting that business at such annual meeting; the name and record address of that stockholder and of the beneficial owner, if any; the class and series and number of shares of each class and series of the Company’s capital stock that are owned beneficially or of record by that stockholder or by the beneficial owner, if any; a description of all arrangements, agreements or understandings between that stockholder or any beneficial owner and any other person in connection with the proposal of that business and any material interest of that stockholder in that business; information as to derivatives, swaps, options, short positions, stock borrowing or lending and transactions or arrangements that increase or decrease voting power or pecuniary interest; a representation that the stockholder is a holder of record of our stock entitled to vote at such annual meeting and that the stockholder intends to appear in person or by proxy at such annual meeting to bring that business before such annual meeting; and any other information relating to the stockholder or beneficial owner that would be required to be disclosed in a proxy statement or other filings required to be made in connection with the solicitations of proxies for the proposed business to be brought by such stockholder pursuant to the Exchange Act. The stockholder providing the notice is required to update and supplement such notice as of the record date of such annual meeting. If the notice does not contain all of the information specified in Section 5 of Article II of our Amended and Restated By-Laws, then the proposed business will not be transacted at such annual meeting. Such By-Law provisions are not intended to affect any rights of stockholders to request inclusion of proposals in the Company’s Proxy Statement pursuant to Rule 14a-8 under the Exchange Act.

Pursuant to Rule 14a-4 under the Exchange Act, if a stockholder notifies the Company after February 21, 2017 of an intent to present a proposal at the 2017 Annual Meeting (and for any reason the proposal is voted upon at the 2017 Annual Meeting), then the Proxy Committee will have the right to exercise discretionary voting authority with respect to the proposal, if presented at the 2017 Annual Meeting, without including information regarding the proposal in its proxy materials.

The foregoing notice requirements will be deemed satisfied by a stockholder if the stockholder has notified the Company of his intention to present a proposal at an annual meeting of stockholders in compliance with Rule 14a-8 (or any successor thereof) under the Exchange Act and such stockholder’s proposal has been included in a proxy statement that has been prepared by the Company to solicit proxies for such annual meeting. The Company may require any proposed nominee to furnish such other information as it may reasonably require to determine the eligibility of such proposed nominee to serve as a director of the Company.

Notice Requirements for Nomination of Directors

The Corporate Governance Committee will consider stockholder recommendations for directors. Stockholder recommendations must be forwarded by the stockholder to the Company’s Corporate Secretary with biographical data about the recommended individual.

Primerica 2016 Proxy Statement	85

OTHER STOCKHOLDER INFORMATION

Our Amended and Restated By-Laws provide the formal procedure for nominations by stockholders of director candidates. A stockholder intending to make such a nomination is required to deliver, to the Company’s Corporate Secretary, a notice that contains all of the information specified in Article II, Section 5 of our Amended and Restated By-Laws, including the name and record address of that stockholder and of the beneficial owner, if any; the class and series and number of shares of each class and series of the Company’s capital stock that are owned beneficially or of record by that stockholder or by the beneficial owner, if any; a description of all arrangements, agreements or understandings between that stockholder or any beneficial owner and any other person in connection with the nomination and any material interest of that stockholder in the nomination; information as to derivatives, swaps, options, short positions, stock borrowing or lending and transactions or arrangements that increase or decrease voting power or pecuniary interest; a representation that the stockholder is a holder of record of our stock entitled to vote at the annual meeting of stockholders and that the stockholder intends to appear in person or by proxy at such annual meeting to bring that nomination before such annual meeting; and any other information relating to the stockholder or beneficial owner that would be required to be disclosed in a proxy statement or other filings required to be made in connection with the solicitations of proxies for the election of directions pursuant to Section 14 of the Exchange Act.

As to each person, if any, whom the stockholder proposes to nominate for election or reelection to our Board of Directors, the notice must set forth the name, age, business and residence addresses, and the principal occupation and employment of the person, the class and securities and number of shares of each class and series of the Company’s capital stock which are owned beneficially or of record by the person, information as to derivatives, swaps, options, short positions, stock borrowing or lending and transactions or arrangements that increase or decrease voting power or pecuniary interest and any other information relating to such person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors in a contested election pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder, including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected, and a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three years, and any other material relationships between or among such stockholder and beneficial owner, if any, and each proposed nominee.

If the notice does not contain all of the information specified in Article II, Section 5 of our Amended and Restated By-Laws, the proposed business will not be transacted at an annual meeting of stockholders. Such By-Law provisions are not intended to affect any rights of stockholders to request inclusion of proposals in the Company’s proxy statement pursuant to Rule 14a-8 under the Exchange Act.

By Order of Our Board,

Stacey K. Geer

Corporate Secretary

Duluth, Georgia

April 5, 2016

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ANNEX A

Reconciliation of GAAP and Non-GAAP Financial Measures

We report the Company’s financial results in accordance with U.S. generally accepted accounting principles (“GAAP”). In addition, we present certain non-GAAP financial measures that exclude the impact of certain items because they are considered unusual and not indicative of our ongoing operations. Our definitions of these non-GAAP financial measures may differ from the definitions of similar measures used by other companies. Management uses these non-GAAP financial measures in making financial, operating and planning decisions and in evaluating the Company’s performance. Furthermore, management believes that these non-GAAP financial measures may provide users with additional meaningful comparisons between current results and results of prior periods as they are expected to be reflective of our core ongoing business. These measures have limitations, and investors should not consider them in isolation or as a substitute for analysis of the Company’s results as reported under GAAP.

Reconciliations of GAAP to non-GAAP financial measures are set forth below.

	Fiscal 2015	Fiscal 2014
	(In millions)
Total revenues	$1,405.3	$1,338.6
Operating revenues reconciling items:
Realized investment (gains) losses, including OTTI	1.7	0.3

Operating revenues	$1,407.1	$1,338.9

	Fiscal 2015	Fiscal 2014
	(In millions)
Net income	$189.9	$181.4
Net operating income reconciliations:
Realized investment (gains) losses, including OTTI	1.7	0.3
Other operating expense — Co-CEO transition agreements	—	4.2
Tax impact of operating income reconciling items	(0.6)	(1.5)

Operating income from continuing operations	191.1	184.4
(Income) loss from discontinued operations, net of tax	—	(1.6)

Net operating income	$191.1	$182.8

Primerica 2016 Proxy Statement	A-1

ANNEX A

	Fiscal 2015	Fiscal 2014
Basic earnings per share	$3.70	$3.29
Net after-tax impact of operating adjustments and discontinued operations	0.02	0.02

Basic operating earnings per share	$3.72	$3.31

	Fiscal 2015	Fiscal 2014
Diluted earnings per share	$3.70	$3.29
Net after-tax impact of operating adjustments and discontinued operations	0.02	0.02

Diluted operating earnings per share	$3.72	$3.31

	Fiscal 2015	Fiscal 2014
	(Dollars in millions)
Average stockholders’ equity	$1,194.8	$1,271.1
Unrealized net investment gains recorded in stockholders’ equity, net of tax	(61.8)	(79.0)

Average adjusted stockholders’ equity	$1,133.1	$1,192.1

Operating return on average stockholders’ equity	16.9%	15.3%

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LOCATION FOR THE 2016 ANNUAL MEETING OF STOCKHOLDERS

PRIMERICA, INC.

Friday, May 20, 2016 at 10:00 a.m., local time

Primerica Theater

One Primerica Parkway

Duluth, Georgia 30099

From downtown Atlanta:

•	Take I-85 North to GA-120 — Exit 105 towards Duluth

•	Continue 2.5 miles on access road towards Duluth and take GA 120W exit

•	Continue to third stoplight on GA-120W (0.5 miles) and make a right turn onto Primerica Parkway

•	Continue to second roundabout and go left, then make a right turn into the Primerica complex

Please note that attendance at the Annual Meeting will be limited to stockholders of Primerica, Inc. as of the record date, members of their immediate family or their named representatives).

*** Exercise Your Right to Vote ***

Important Notice Regarding the Availability of Proxy Materials for the

Shareholder Meeting to Be Held on May 20, 2016.

PRIMERICA, INC.

PRIMERICA, INC.

1 PRIMERICA PARKWAY

DULUTH, GA 30099

Meeting Information
Meeting Type: Annual Meeting
For holders as of: March 23, 2016
Date: May 20, 2016 Time: 10:00 a.m.
Location: Primerica Theater
1 Primerica Parkway
Duluth, GA 30099

You are receiving this communication because you hold shares in the company named above.

This is not a ballot. You cannot use this notice to vote these shares. This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. You may view the proxy materials online at www.proxyvote.com, scan the QR Barcode on the reverse side, or easily request a paper copy (see reverse side).

We encourage you to access and review all of the important information contained in the proxy materials before voting.

See the reverse side of this notice to obtain proxy materials and voting instructions.

Before You Vote

    How to Access the Proxy Materials

Proxy Materials Available to VIEW or RECEIVE:

NOTICE AND PROXY STATEMENT ANNUAL REPORT

How to View Online:
Have the information that is printed in the box marked by the arrow (located on the following page) and visit: www.proxyvote.com, or scan the QR Barcode below.

How to Request and Receive a PAPER or E-MAIL Copy:
If you want to receive a paper or e-mail copy of these documents, you must request one. There is NO charge for requesting a copy. Please choose one of the following methods to make your request:
1) BY INTERNET: www.proxyvote.com
2) BY TELEPHONE: 1-800-579-1639
3) BY E-MAIL*: sendmaterial@proxyvote.com

* If requesting materials by e-mail, please send a blank e-mail with the information that is printed in the box marked by the arrow (located on the following page) in the subject line.

Requests, instructions and other inquiries sent to this e-mail address will NOT be forwarded to your investment advisor. Please make the request as instructed above on or before May 6, 2016 to facilitate timely delivery.

How To Vote
Please Choose One of the Following Voting Methods

Vote In Person: Many stockholder meetings have attendance requirements including, but not limited to, the possession of an attendance ticket issued by the entity holding the meeting. Please check the meeting materials for any special requirements for meeting attendance. At the meeting, you will need to request a ballot to vote these shares.

Vote By Internet: Go to www.proxyvote.com, or from a smart phone, scan the QR Barcode above. Have the information that is printed in the box marked by the arrow (located on the following page) available and follow the instructions.

Vote By Mail: You can vote by mail by requesting a paper copy of the materials, which will include a proxy card.

Voting Items

The Board of Directors recommends you vote

FOR Proposals 1, 2 and 3:

1.	To elect the following directors:

Nominees:

01)	John A. Addison, Jr.	07)	Robert F. McCullough
02)	Joel M. Babbit	08)	Beatriz R. Perez
03)	P. George Benson	09)	D. Richard Williams
04)	Gary L. Crittenden	10)	Glenn J. Williams
05)	Cynthia N. Day	11)	Barbara A. Yastine
06)	Mark Mason

2.	To re-approve the material terms of performance-based compensation under the Amended and Restated Primerica, Inc. 2010 Omnibus Incentive Plan.

3.	To ratify the appointment of KPMG LLP as our independent registered public accounting firm for fiscal 2016.

PRIMERICA, INC. 1 PRIMERICA PARKWAY DULUTH, GA 30099

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on May 19, 2016. Follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on May 19, 2016. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M99258-P72399            KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

PRIMERICA, INC.			(Proposal 1)			To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
			For	Withhold	For All
The Board of Directors recommends you vote FOR Proposals 1, 2 and 3:			All	All	Except
1.	To elect the following directors:		☐	☐	☐
Nominees:
	01) John A. Addison, Jr.	07) Robert F. McCullough
	02) Joel M. Babbit	08) Beatriz R. Perez
	03) P. George Benson	09) D. Richard Williams
	04) Gary L. Crittenden	10) Glenn J. Williams
	05) Cynthia N. Day	11) Barbara A. Yastine
06) Mark Mason

		For	Against	Abstain

2.	To re-approve the material terms of performance-based compensation under the Amended and Restated Primerica, Inc. 2010 Omnibus Incentive Plan.	☐	☐	☐

3.	To ratify the appointment of KPMG LLP as our independent registered public accounting firm for fiscal 2016.	☐	☐	☐

The shares represented by this proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder(s). If no direction is made, this proxy will be voted FOR proposals 1, 2 and 3. If any other matters properly come before the meeting, or if cumulative voting is required, the person named in this proxy will vote in his or her discretion.

For address changes and/or comments, please check this box and write them on the back where indicated.	☐

Please sign your name exactly as it appears hereon. When signing as attorney, executor, administrator, trustee or guardian, please add your title as such. When signing as joint tenants, all parties in the joint tenancy must sign. If a signer is a corporation, please sign in full corporate name by duly authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Annual Meeting of Stockholders

May 20, 2016

10:00 a.m.

Primerica Theater, 1 Primerica Parkway, Duluth, GA 30099

The doors will open at 9:30 a.m.

Important Notice Regarding the Internet Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

M99259-P72399

PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF

PRIMERICA, INC.

The undersigned hereby appoints Peter W. Schneider and Glenn J. Williams, and each of them, with the power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of PRIMERICA, INC. common stock which the undersigned is entitled to vote and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Stockholders of the Company to be held at 10:00 a.m., local time, May 20, 2016 at the Company’s Theater or any adjournment thereof, with all powers which the undersigned would possess if present at the Meeting.

THIS PROXY CARD, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED. IF NO DIRECTION IS MADE BUT THE CARD IS SIGNED, THIS PROXY CARD WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES UNDER PROPOSAL 1 AND FOR PROPOSALS 2 AND 3 AND IN THE DISCRETION OF THE PROXIES WITH RESPECT TO SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

(Continued and to be marked, dated and signed, on the other side)